Exhibit 10.1
CREDIT AGREEMENT
dated as of June 9, 2026
among
ACI ROVER PARENT, LLC
as Borrower,
ACI ROVER, LLC
as a Subsidiary Guarantor,
THE OTHER SUBSIDIARY GUARANTORS PARTY HERETO FROM TIME TO TIME,
THE LENDERS PARTY HERETO FROM TIME TO TIME,
MORGAN STANLEY SENIOR FUNDING, INC.
as Administrative Agent
and
MORGAN STANLEY SENIOR FUNDING, INC.
as Collateral Agent
_______________________________________________________________

MORGAN STANLEY SENIOR FUNDING, INC., MUFG BANK, LTD. AND WELLS FARGO SECURITIES, LLC
as Joint Lead Arrangers and Joint Bookrunners

Section 1.01    Defined Terms
Section 1.02    Terms Generally
Section 1.03    Rates
Section 1.04    Limited Condition Transactions; Pro Forma Calculations; Certain Other Matters.
Section 1.05    Timing of Payment or Performance
Section 1.06    Permitted Change of Control Transactions
ARTICLE II THE CREDITS
Section 2.01    Commitments.
Section 2.02    Procedure for Borrowing.
Section 2.03    Request for Borrowing
Section 2.04    Funding of Borrowings; Interest Elections.
Section 2.05    Promise to Repay Loan; Evidence of Debt.
Section 2.06    Repayment of Loans.
Section 2.07    Voluntary Prepayment of Loans.
Section 2.08    Mandatory Prepayment of Loans.
Section 2.09    Fees.
Section 2.10    Interest.
Section 2.11    Alternate Rate of Interest
Section 2.12    Increased Costs.
Section 2.13    Break Funding Payments
Section 2.14    Taxes.
Section 2.15    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
Section 2.16    Mitigation Obligations; Replacement of Lenders.
Section 2.17    Illegality
Section 2.18    Increase in Commitments.
Section 2.19    Refinancing Indebtedness.
Section 2.20    Incremental Equivalent Debt and Refinancing Notes.
Section 2.21    Benchmark Replacement Setting.
Section 2.22    Extension of Maturity Date.
ARTICLE III REPRESENTATIONS AND WARRANTIES
Section 3.01    Organization; Powers
Section 3.02    Authorization
Section 3.03    Enforceability
Section 3.04    Governmental Approvals
Section 3.05    Financial Statements
Section 3.06    No Material Adverse Effect
Section 3.07    Title to Properties; Subsidiaries; Equity Interests
Section 3.08    Litigation; Compliance with Laws; Relevant Regulatory Bodies; Lack of Impact on Lenders.    82
Section 3.09    Federal Reserve Regulations.
Section 3.10    Investment Company Act
Section 3.11    Tax Returns
Section 3.12    No Material Misstatements.
Section 3.13    Employment Matters; Employee Benefit Plans.
Section 3.14    Insurance Matters
Section 3.15    Solvency

Section 3.16    [Reserved].
Section 3.17    Use of Proceeds
Section 3.18    Perfection of Security Interests
Section 3.19    Environmental Matters
Section 3.20    Regulatory Status.
Section 3.21    Intellectual Property
Section 3.22    Affected Financial Institution
Section 3.23    Pari Passu Obligations
Section 3.24    Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
ARTICLE IV CONDITIONS PRECEDENT
Section 4.01    Closing Date
ARTICLE V AFFIRMATIVE COVENANTS
Section 5.01    Existence, Maintenance of Licenses, Property.
Section 5.02    [Reserved].
Section 5.03    Taxes
Section 5.04    Financial Statements, Reports, Copies of Contracts, Etc
Section 5.05    Litigation and Other Notices
Section 5.06    Compliance with Laws
Section 5.07    Maintaining Records; Access to Properties and Inspections
Section 5.08    Use of Proceeds
Section 5.09    Additional Subsidiary Guarantors; Further Assurances.
Section 5.10    Fiscal Year
Section 5.11    Maintenance of Ratings
ARTICLE VI NEGATIVE COVENANTS
Section 6.01    Indebtedness
Section 6.02    Liens
Section 6.03    Sale and Lease-back Transactions
Section 6.04    Investments, Loans and Advances
Section 6.05    Mergers, Consolidations, Sales of Assets and Acquisitions
Section 6.06    Dividends and Distributions
Section 6.07    Transactions with Affiliates.
Section 6.08    [Reserved].
Section 6.09    Modifications of Organizational Documents, Certain Actions.
Section 6.10    Financial Covenant.
Section 6.11    Swap Agreements
Section 6.12    Limitation on Changes in Fiscal Periods
Section 6.13    Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions
Section 6.14    Changes in Business.
ARTICLE VII EVENTS OF DEFAULT
Section 7.01    Events of Default
ARTICLE VIII THE AGENTS

Section 8.01    Appointment and Authority.
Section 8.02    Rights as a Lender
Section 8.03    Exculpatory Provisions
Section 8.04    Reliance by Agents
Section 8.05    Delegation of Duties
Section 8.06    Resignation of the Agents
Section 8.07    Non-Reliance on the Agents and Other Lenders
Section 8.08    No Other Duties, Etc
Section 8.09    Agents May File Proofs of Claim; Credit Bidding.
Section 8.10    Authorization for Certain Releases
Section 8.11    Secured Swap Agreement Counterparty and Secured Treasury Lender Regarding Collateral Matters.
Section 8.12    Indemnification
Section 8.13    Appointment of Supplemental Collateral Agents.
Section 8.14    Withholding
Section 8.15    Enforcement
Section 8.16    Erroneous Payments.
Section 8.17    Intercreditor Agreements.
ARTICLE IX MISCELLANEOUS
Section 9.01    Notices.
Section 9.02    Survival of Agreement
Section 9.03    Binding Effect
Section 9.04    Successors and Assigns.
Section 9.05    Expenses; Indemnity; Limitation of Liability; Etc.
Section 9.06    Right of Set-off
Section 9.07    Applicable Law
Section 9.08    Waivers; Amendment.
Section 9.09    Interest Rate Limitation
Section 9.10    Entire Agreement
Section 9.11    Waiver of Jury Trial
Section 9.12    Severability
Section 9.13    Counterparts
Section 9.14    Headings
Section 9.15    Jurisdiction; Consent to Service of Process.
Section 9.16    Confidentiality
Section 9.17    Communications.
Section 9.18    Release of Liens and Guarantees.
Section 9.19    U.S.A
Section 9.20    Judgment
Section 9.21    Pledge and Guarantee Restrictions
Section 9.22    No Fiduciary Duty
Section 9.23    Application of Funds
Section 9.24    Acknowledgement and Consent to Bail-In of Affected Financial Institutions
Section 9.25    Scope of Liability.
Section 9.26    Certain Lender Matters.
Section 9.27    Acknowledgment Regarding Any Supported QFCs

Exhibits and Schedules

Exhibit A    Form of Assignment and Assumption
Exhibit B    Form of Prepayment Notice
Exhibit C    Form of Borrowing Request
Exhibit D    Form of Interest Election Request
Exhibit E    Form of Note
Exhibit F-1    Form of U.S. Tax Compliance Certificate
Exhibit F-2    Form of U.S. Tax Compliance Certificate
Exhibit F-3    Form of U.S. Tax Compliance Certificate
Exhibit F-4    Form of U.S. Tax Compliance Certificate
Exhibit G    Form of Administrative Questionnaire
Exhibit H    Solvency Certificate
Exhibit I    Perfection Certificate
Exhibit J    Reserved
Exhibit K-1    Form of Discount Range Prepayment Notice
Exhibit K-2    Form of Discount Range Prepayment Offer
Exhibit K-3    Form of Solicited Discounted Prepayment Notice
Exhibit K-4    Form of Solicited Discounted Prepayment Offer
Exhibit K-5    Form of Specified Discount Prepayment Notice
Exhibit K-6    Form of Specified Discount Prepayment Response
Exhibit K-7    Form of Acceptance and Prepayment Notice

Schedule 2.01    Commitments under the Term Facility
Schedule 3.04    Governmental Approvals
Schedule 3.07(a)    Easements
Schedule 3.07(b)    Loan Parties
Schedule 3.07(c)    Subscriptions
Schedule 3.08    Litigation
Schedule 3.11    Taxes
Schedule 6.01(j)    Permitted Indebtedness
Schedule 6.02(o)    Permitted Liens
Schedule 6.04(o)    Permitted Investments
Schedule 6.05(e)    Dispositions
Schedule 6.07    Transactions with Affiliates
Schedule 9.01    Notice Addresses of Borrower, Administrative Agent and Lenders

This CREDIT AGREEMENT dated as of June 9, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into among ACI ROVER PARENT, LLC, a Delaware limited liability company (the “Borrower”), each Subsidiary Guarantor that is a party to this Agreement from time to time, the lenders party hereto from time to time (each, a “Lender” and, collectively, the “Lenders”) and Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to the provisions of Article VIII, the “Administrative Agent”) and Morgan Stanley, as collateral agent (in such capacity, together with any successor collateral agent appointed pursuant to the provisions of Article VIII, the “Collateral Agent”).
W I T N E S S E T H:
WHEREAS, the Borrower is the 100% owner of ACI Rover, LLC, which owns 49.9% of the aggregate membership interests of ET Rover Pipeline LLC (“ET”), which owns 65.0% of the aggregate equity interests of Rover Pipeline LLC;
WHEREAS, pursuant to that certain Membership Interest Purchase Agreement, dated as of April 4, 2026 (the “Acquisition Agreement” and date the Acquisition Agreement was initially entered into, the “Acquisition Signing Date”), among BCP Renaissance Holdco, L.L.C., a Delaware limited liability company (“Seller”), ACI Rover Member, LLC, a Delaware limited liability company (the “Parent”), Parent acquired (the “Acquisition”) from Seller, among other things, one hundred percent (100.0%) of the issued and outstanding membership interests of Borrower, which in turn owns certain interests in natural gas pipelines facilities (and assets related thereto) further described as the “Pipelines and Facilities” in the Acquisition Agreement (the “Pipeline”);
WHEREAS, the Borrower has requested that the Lenders establish a $910,000,000 senior secured first lien term loan B credit facility in favor of the Borrower;
WHEREAS, the proceeds of the Initial Loans (in addition to other sources) will be used to refinance the Existing Debt Facility in full and to pay transaction costs and expenses incurred in connection with the refinancing; and
WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, to the extent of their respective Commitments as defined herein, are willing to make Loans to the Borrower.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
“ABR Borrowing” shall mean a Borrowing consisting of ABR Loans.
“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.
“ABR Term SOFR Determination Day” shall have the meaning specified in the definition of “Term SOFR”.
“Acceptable Discount” shall have the meaning assigned to such term in Section 2.07(d)(iv)(2).
“Acceptable Prepayment Amount” shall have the meaning assigned to such term in Section 2.07(d)(iv)(3).

“Acceptance and Prepayment Notice” shall mean a notice of the Borrower’s acceptance of the Acceptable Discount substantially in the form of Exhibit K-7.
“Acceptance Date” shall have the meaning assigned to such term in Section 2.07(d)(iv)(2).
“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of EBITDA of such Acquired Entity or Business (determined as if references to any Specified Joint Venture and its Subsidiaries in the definition of “EBITDA” were references to such Acquired Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Acquired Entity or Business.
“Acquired Entity or Business” has the meaning set forth in the definition of “EBITDA”.
“Adjusted Term SOFR” shall mean, for purposes of any calculation, the rate per annum equal to Term SOFR for such calculation; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit G or any other form approved by the Administrative Agent.
“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified (excluding any portfolio operating companies of the Sponsor that are otherwise unrelated to the Borrower or any other Loan Party).
“Affiliated Lender” shall mean any Person that is an Affiliate of the Parent but that is not (a) a Loan Party, any Subsidiary of a Loan Party or any of its Subsidiaries, (b) an Affiliate of the Parent that is Controlled by the Parent or (c) a natural Person.
“Affiliated Lender Limitation” shall mean the requirement that the aggregate amount of the Commitments or Loans held or beneficially owned by all the Affiliated Lenders (other than Sponsor Debt Fund Affiliates) shall not at any time exceed thirty percent (30.0%) of the aggregate amount of the Commitments or Loans (measured at the time of purchase, after giving effect to any substantially simultaneous cancellation of any Commitments or Loans acquired by the relevant Affiliated Lender) of all the Lenders at such time.
“Agency Fee” shall have the meaning assigned to such term in Section 2.09(a).
“Agent Default Period” shall mean, with respect to any Agent, any time when such Agent is a Defaulting Agent/Lender.
“Agent Parties” shall have the meaning assigned to such term in Section 9.17(c).
“Agents” shall mean the Administrative Agent and the Collateral Agent.
“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“All-In Yield” shall mean, as to any Indebtedness, the yield, whether in the form of interest rate, margin, original issue discount, upfront fees, Term SOFR or Alternate Base Rate floor, or otherwise, in each case, incurred or payable by the Borrower generally to all lenders of such Indebtedness; provided that original issue discount and upfront fees shall be equated to interest rate assuming a seven (7)-year Weighted Average Life to Maturity for any Incremental Facilities added to or increasing the Initial Term Facility; and provided, further that “All-In Yield” shall not include amendment fees, consent fees, arrangement fees, structuring fees, commitment fees, underwriting fees, placement fees, advisory fees, success fees, ticking fees, undrawn commitment fees and similar fees (regardless of whether any of the foregoing fees are paid to, or shared with, in whole or in part, any or all lenders), any fees not paid or payable in the primary syndication of the Indebtedness or fees not paid or payable generally to all lenders ratably.
“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.00% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, respectively. In no event shall the Alternate Base Rate be less than 1.00%.
“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any Subsidiary Guarantor concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the rules and regulations promulgated thereunder, and other similar applicable legislation in other jurisdictions.
“Anti-Money Laundering Laws” shall mean the U.S.A. PATRIOT Act, the Money Laundering Control Act of 1986, the Bank Secrecy Act and the rules and regulations promulgated thereunder, and all other laws, rules and regulations of any jurisdiction relating to terrorism or money laundering that are applicable to the Borrower or any Subsidiary Guarantor.
“Applicable Discount” shall have the meaning assigned to such term in Section 2.07(d)(iii)(2).
“Applicable Margin” shall mean for any day (a) 1.25% per annum in the case of ABR Loans and (b) 2.25% per annum in the case of SOFR Loans.
“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.
“Approved Counterparty” shall mean any Person whose long term senior unsecured debt rating at the time of entry into the applicable Swap Agreement is BBB+/Baa1 by S&P or Moody’s (or their equivalent) or higher.
“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Borrower (if required pursuant to Section 9.04(b)), in substantially the form of Exhibit A or such other form as shall be approved by the Administrative Agent.
“Auction Agent” shall mean (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Loan Prepayment pursuant to Section 2.07(d)(i); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Agent.
“Available Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a)    the Cumulative Retained Available Cash Amount at such time, plus
(b)    any other amounts held by the Borrower or Subsidiary Guarantors (including proceeds of Indebtedness permitted under Section 6.01) not required to prepay the Initial Loans pursuant to Section 2.08 (but without double counting baskets available based on Excluded Contributions), plus
(c)    Declined Proceeds, minus
(e)    any amount of the Available Amount used to incur Indebtedness pursuant to Section 6.01(u) after the Closing Date and prior to such time, minus
(f)    any amount of the Available Amount used to incur Liens pursuant to Section 6.02(u) after the Closing Date and prior to such time, minus
(g)    any amount of the Available Amount used to make Investments pursuant to Section 6.04(j) after the Closing Date and prior to such time, minus
(h)    any amount of the Available Amount used to pay dividends or make distributions pursuant to Section 6.06(b) after the Closing Date and prior to such time.
“Available Cash” shall mean, as of any date of determination in respect of any period, Consolidated EBITDA of the Borrower (including the proceeds of any Equity Contribution (other than any Specified Equity Contribution, except as provided in Section 6.10(b)), but excluding any proceeds received from (i) any asset Disposition, (ii) casualty or condemnation event or (iii) incurrence of Indebtedness of the Borrower, in each case, that must be applied toward a mandatory prepayment pursuant to Section 2.08 within the five (5) Business Day period provided therein to the extent not yet actually applied).
“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.21(d).
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).
“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that, if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.21.

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)    with respect to SOFR Loans, Daily Simple SOFR; or
(b)    the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment;
provided that, if the Benchmark Replacement would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” shall mean, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.21 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.21.
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
“Bona Fide Debt Fund Affiliate” shall mean any Person that is (a) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit in the ordinary course of business and (b) managed, sponsored or advised by any Person Controlling, Controlled by or under common Control with a Disqualified Institution or Affiliate thereof, as applicable, but only to the extent that no personnel involved with the investment in such Disqualified Institution or Affiliate thereof, as applicable (i) makes (or has the right to make or participate with others in making) investment decisions on behalf of such Person or (ii) has access to any information (other than information that is publicly available) relating to the Loan Parties, the Parent or their respective Subsidiaries or Affiliates or any other Person that forms a part of any of their respective businesses.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.
“Borrower Materials” shall have the meaning assigned to such term in Section 9.17(b).
“Borrower Offer of Specified Discount Prepayment” shall mean the offer by the Borrower to make a voluntary prepayment of Loans at a Specified Discount to par pursuant to Section 2.07(d)(iii)(1).
“Borrower Solicitation of Discount Range Prepayment Offers” shall mean the solicitation by the Borrower of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Loans at a specified range of discounts to par pursuant to Section 2.07(d)(iii)(1).
“Borrower Solicitation of Discounted Prepayment Offers” shall mean the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Loans at a discount to par pursuant to Section 2.07(d)(iv).
“Borrowing” shall mean a group of Loans of a single Type made on a single date to the Borrower and, in the case of SOFR Loans, as to which a single Interest Period is in effect.
“Borrowing Minimum” shall mean $5,000,000.
“Borrowing Multiple” shall mean $1,000,000.
“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C.
“Business Day” shall mean any day of the year, other than a Saturday, Sunday or other day on which banks are required or authorized to close in New York, New York and, where used in the context of SOFR Loans, is also a U.S. Government Securities Business Day.
“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Specified Joint Ventures and their Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Specified Joint Ventures and their Subsidiaries.
“Cash Equivalents” shall mean:
(a)    direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding two (2) years;
(b)    time deposit accounts, certificates of deposit and money market deposits maturing within one (1) year of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any State thereof, or any foreign country recognized by the United States of America, having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Exchange Act of 1934);
(c)    repurchase obligations with a term of not more than one year for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;
(d)    commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the

United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-2 (or higher) according to Moody’s, or A-2 (or higher) according to S&P;
(e)    securities with maturities of two (2) years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody’s;
(f)    shares of mutual funds whose investment guidelines restrict ninety-five percent (95%) of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;
(g)    money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $500,000,000;
(h)    time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of one-half (1/2) of one percent (1%) of the Total Assets of the Borrower measured as of the most recent fiscal quarter for which financial statements are then available;
(i)    securities with maturities of twelve (12) months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (j) below; and
(j)    Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of twenty-four (24) months or less from the date of acquisition.
“Cash Interest Expense” shall mean, with respect to the Borrower for any period, Interest Expense for such period, less, for each of clauses (a), (b) and (c) below, to the extent included in the calculation of such Interest Expense, the sum (without duplication) of (a) the amortization of any financing fees or breakage costs paid by, or on behalf of, the Borrower, including such fees paid in connection with the Transactions or any amendments, waivers or other modifications of this Agreement, (b) the amortization of debt discounts, if any, or fees in respect of Swap Agreements and (c) cash interest income of the Borrower for such period; provided that Cash Interest Expense shall exclude, without duplication of any exclusion set forth in clause (a), (b) or (c) above, annual Agency Fees paid to the Administrative Agent and one-time financing fees or breakage costs paid in connection with the Transactions or any amendments, waivers or other modifications of this Agreement.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.
“Change in Law” shall mean (a) the adoption or implementation of any treaty, law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” shall mean the occurrence of any of the following:

(a)    prior to a Qualifying Offering, neither (i) the Sponsor nor (ii) any Permitted Holder (nor any combination of the Sponsor and any Permitted Holders) shall own and Control, directly or indirectly, fifty percent (50%) or more of the outstanding Equity Interests of the Borrower, in each case other than in connection with any transaction or series of transactions in which the Borrower shall become a wholly-owned Subsidiary of a Holding Company; or
(b)    after a Qualifying Offering, any “person” or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than (i) the Sponsor or (ii) any Permitted Holder (nor any combination of the Sponsor and any Permitted Holders) shall acquire, directly or indirectly, ownership, beneficially or of record, thirty-five percent (35%) or more (on a fully diluted basis) of the ordinary voting interest of the Equity Interests of the Borrower and the percentage of the aggregate ordinary voting interest so held is greater than the percentage (on a fully diluted basis) of the aggregate ordinary voting interest of the Equity Interests of the Borrower held by the Sponsor and any Permitted Holder, in each case other than in connection with any transaction or series of transactions in which the Borrower shall become a wholly-owned Subsidiary of a Holding Company.
provided that, the occurrence of a Permitted Change of Control shall not be deemed to be a Change of Control under clauses (a) or (b) above.
“Charges” shall have the meaning assigned to such term in Section 9.09.
“Class,” when used in reference to (a) any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Initial Loans or Incremental Loans (including any applicable Refinancing Loans in respect of either of the foregoing), (b) any Commitment, shall refer to whether such Commitment is a Commitment in respect of the Initial Loans or an Incremental Commitment (including any applicable Refinancing Commitments in respect of either of the foregoing) and (c) any Lender, shall refer to whether such Lender has a Loan or Commitment of a particular Class. Additional Classes of Loans, Borrowings, Commitment and Lenders may be established pursuant to Section 2.18 or Section 2.19.
“Closing Date” shall mean the date on which each of the conditions set forth in Section 4.01 shall have been satisfied or waived in accordance with the terms of this Agreement.
“Closing Date Financial Statements” shall have the meaning assigned to such term in Section 4.01(j).
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by the Collateral Documents, but in any event excluding any Excluded Property and subject to the provisions of Section 9.21 and to exceptions and limitations set forth in each of the Collateral Documents.
“Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“Collateral Agreement” shall mean the Guarantee, Pledge and Security Agreement, dated as of the Closing Date, among the Borrower, each Subsidiary Guarantor and the Collateral Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.
“Collateral Documents” shall mean the Collateral Agreement, any Intercreditor Agreement, the Mortgages (if any) and all other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.09.
“Commitment” shall mean, (a) as to each Lender, its obligation to make an Initial Loan to the Borrower pursuant to Section 2.01 in a principal amount not to exceed the amount set forth opposite such Lender’s name on

Schedule 2.01 or such Lender’s Incremental Commitments (if any) and (b) as to all Lenders, the aggregate commitments of all Lenders to make Loans.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” shall have the meaning assigned to such term in Section 9.17(a)(i).
“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, the applicability of Section 2.13, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Administrative Agent decides in consultation with the Borrower may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consolidated EBITDA” shall mean, for any Test Period (A) the sum of Specified Joint Venture EBITDA, minus (B) the sum of, without duplication, (i) all general and administrative expenses (including employee expenses, insurance premiums and accounting fees and excluding fees and expenses related to the Transactions) of the Loan Parties and their Subsidiaries, and (ii) all amounts paid by the Loan Parties and their Subsidiaries to any affiliate in respect of general and administrative services.
“Consolidated Total Debt” means (without duplication), as of any date of determination, the aggregate principal amount of Indebtedness of the type described in clauses (a), (b), (g) (with respect to letters of credit, to the extent drawn and not reimbursed within three (3) Business Days thereafter less the amount of any cash collateral securing such letter of credit) and (h) of the definition thereof (and clause (h) of the definition thereof solely as relates to such types of Indebtedness set forth in clauses (a), (b) or (g) (solely with respect to the principal portion thereof) of the definition thereof and to the extent such Indebtedness would otherwise be included in Consolidated Total Debt) of the Borrower outstanding on such date, determined on a consolidated basis in accordance with GAAP.
“Consolidated Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt on the consolidated balance sheet of the Borrower as of such date of determination minus cash and Cash Equivalents on the consolidated balance sheet of the Borrower as of such date of determination to (b) Consolidated EBITDA for the Test Period ending such date of determination.
“Contracted Reinvestment Period” shall have the meaning assigned to such term in the definition of “Net Disposition Proceeds”.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.
“Covered Entity” shall mean any of the following:
(a)    “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” shall have the meaning assigned to such term in Section 9.27(a).
“Cumulative Retained Available Cash Amount” means, at any date, an amount, not less than zero in the aggregate, equal to, the aggregate cumulative sum of the Quarterly Retained Available Cash Amount for all fiscal quarters ending after the Closing Date and prior to such date.
“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Debt Service” shall mean, for any Test Period, (a) scheduled Cash Interest Expense payable during such period in respect of the Facilities, any Incremental Equivalent Debt and any other permitted Indebtedness of the Borrower for borrowed money, (b) any payments paid by the Borrower during such period pursuant to Secured Swap Obligations then due and payable minus any payments received by the Borrower during such period pursuant to Secured Swap Obligations and (c) scheduled principal amortization payable in respect of any permitted Indebtedness for borrowed money of the Borrower, in each case, for such Test Period, if any. For the avoidance of doubt, “Debt Service” shall not include (i) mandatory prepayments pursuant to the Loan Documents or (ii) any bullet payment required to be paid on the Final Maturity Date of any Facility or Incremental Equivalent Debt.
“Debt Service Coverage Ratio” shall mean, at any date of determination, the ratio of (a) Available Cash for the relevant Test Period ending on such date of determination to (b) Debt Service for the relevant Test Period ending on such date of determination. For purposes of Section 6.10(a), the Debt Service Coverage Ratio shall be tested quarterly for the Test Period ending on the last day of such fiscal quarter, beginning with September 30, 2026 (the “Initial Financial Covenant Testing Quarter”); provided that (x) the amount of Available Cash for each of the three fiscal quarters ending immediately prior to the Initial Financial Covenant Testing Quarter shall be deemed to equal $32,504,000, $49,403,000 and $55,994,000 for the fiscal quarters ending September 30, 2025, December 31, 2025 and March 31, 2026 and (y) with respect to the first three full, fiscal quarters ending after the Closing Date (such fiscal quarter, respectively, the “First Quarter,” the “Second Quarter” and the “Third Quarter”), (i) Debt Service for the four fiscal quarter period ending on the last day of the First Quarter shall equal (I) Debt Service for the First Quarter multiplied by (II) four, (ii) Debt Service for the four fiscal quarter period ending on the last day of the Second Quarter shall equal (I) the sum of Debt Service for the First Quarter plus Debt Service for the Second Quarter multiplied by (II) two and (iii) Debt Service for the four fiscal quarter period ending on the last day of the Third Quarter shall equal (I) the sum of Debt Service for the First Quarter plus Debt Service for the Second Quarter plus Debt Service for the Third Quarter multiplied by (II) 4/3.
“Debtor Relief Law” shall mean the U.S. Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Declined Proceeds” shall have the meaning assigned to such term in Section 2.08(g).
“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Agent/Lender” shall mean any Agent or Lender that (a) has failed to perform all or any portion of its funding obligations hereunder within two (2) Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower or such Agent notifies the Borrower in writing that such failure is the result of such Agent or Lender’s determination that one or more conditions precedent to funding set forth in Article IV (which such Defaulting Agent/Lender shall specifically identify in such writing) has not been satisfied, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement or provided any written notification to any Person to that effect with respect to its funding obligations hereunder, (c) has failed, within three (3) Business Days after request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of the Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)) to confirm in a manner satisfactory to the Administrative Agent and the Borrower that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Agent/Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, become the subject of a proceeding under any Debtor Relief Law, has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has become the subject of a Bail-In Action; provided that an Agent or Lender shall not become a Defaulting Agent/Lender solely as the result of the acquisition or maintenance of an ownership interest in such Agent or Lender or its direct or indirect parent company or the exercise of control over an Agent or Lender or its direct or indirect parent company by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Agent or Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Agent or Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Agent or Lender. Any determination that a Lender is a Defaulting Agent/Lender hereunder shall be made by the Administrative Agent acting reasonably, and such Lender shall be deemed to be a Defaulting Agent/Lender upon delivery of written notice to the Borrower and each Lender until such time as the Administrative Agent and the Borrower each agree that a Defaulting Agent/Lender has adequately remedied all matters that caused such Lender to be a Defaulting Agent/Lender.
“Deposit Account” shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit, and any other “deposit account” as defined in the UCC.
“Discount Prepayment Accepting Lender” shall have the meaning assigned to such term in Section 2.07(d)(ii)(2).
“Discount Range” shall have the meaning assigned to such term in Section 2.07(d)(iii)(1).
“Discount Range Prepayment Amount” shall have the meaning assigned to such term in Section 2.07(d)(iii)(1).
“Discount Range Prepayment Notice” shall mean a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.07(d)(iii) substantially in the form of Exhibit K-1.
“Discount Range Prepayment Offer” shall mean the irrevocable written offer by a Lender, substantially in the form of Exhibit K-2, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” shall have the meaning assigned to such term in Section 2.07(d)(iii)(1).
“Discount Range Proration” shall have the meaning assigned to such term in Section 2.07(d)(iii)(3).
“Discounted Loan Prepayment” shall have the meaning assigned to such term in Section 2.07(d)(i).
“Discounted Prepayment Determination Date” shall have the meaning assigned to such term in Section 2.07(d)(iv)(3).
“Discounted Prepayment Effective Date” shall mean in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.07(d)(ii)(1), Section 2.07(d)(iii)(1) or Section 2.07(d)(iv)(1), respectively, unless a shorter period is agreed to between the Borrower, the Auction Agent and the Administrative Agent, if the Administrative Agent is not the Auction Agent.
“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business, all as determined on a consolidated basis for such Sold Entity or Business and as if references to the Borrower, the Specified Joint Ventures, and the Subsidiaries in the definition of “Consolidated EBITDA” (and in the component definitions used therein) were references to such Sold Entity or Business and its Subsidiaries.
“Disposition,” “Dispose” or “Disposed of” shall mean, with respect to any assets or Property, any sale, lease, sale and leaseback, conveyance, transfer or other disposition thereof.
“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, event of loss, or asset sale or event of default so long as any rights of the holders thereof upon the occurrence of a change of control, event of loss, asset sale or event of default shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock and other than as a result of a change of control, event of loss, asset sale or event of default so long as any rights of the holders thereof upon the occurrence of a change of control, event of loss, asset sale or event of default shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Final Maturity Date at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of future, current or former employees, directors, officers, managers or consultants of the Borrower (or any direct or indirect parent thereof), the Subsidiary Guarantors or the other Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower, the Subsidiary Guarantors or the other Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Disqualified Institutions” shall mean (a) those Persons (including competitors) that have been specified in writing by the Borrower or the Sponsor to the Joint Lead Arrangers and the Administrative Agent on or prior to the Closing Date, (b) those Persons who are competitors of the Borrower that are separately identified in writing by the Borrower or the Sponsor to the Administrative Agent from time to time (which list of competitors may be supplemented by the Borrower after the Closing Date by means of a written notice to the Administrative Agent but which supplementation shall not apply retroactively to any prior assignment or prior participation) and (c) in the case of each of clauses (a) and (b), any of such Persons’ Affiliates (which, for the avoidance of doubt, shall not include any Bona Fide Debt Fund Affiliate of the Persons referenced in clause (b) above) that are either (i) identified in writing by the Borrower or the Sponsor from time to time or (ii) readily identifiable on the basis of such Affiliate’s name. The list of Disqualified Institutions shall be made available to any Lender upon request to the Administrative Agent, subject to customary confidentiality requirements.
“Division” shall mean the division of a limited liability company into two or more limited liability companies pursuant to a “plan of division” or similar method within the meaning of the Delaware Limited Liability Company Act.
“Dollars” or “$” shall mean the lawful currency of the United States of America.
“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.
“EBITDA” shall mean, for any Test Period with respect to each Specified Joint Venture and its Subsidiaries, the sum of:
(a)    Net Income, plus
(b)    without duplication and, except with respect to clauses (viii) and (x) below, to the extent already deducted (and not added back) in arriving at such Net Income, the sum of the following amounts for such period with respect to such Specified Joint Venture and its Subsidiaries:
(i)    total interest expense determined in accordance with GAAP and, to the extent not reflected in such total interest expense, (A) any losses in connection with Swap Agreements or other derivative instruments entered into in the ordinary course of business, net of interest income and gains from such Swap Agreements or other derivative instruments, (B) net payments, if any, pursuant to interest rate Swap Agreements with respect to Indebtedness and (C) costs of surety bonds in connection with financing activities (whether amortized or immediately expensed in such period);
(ii)    provision for taxes based on income, profits (including any margin tax related thereto), revenue, value or capital gains of such Specified Joint Venture and its Subsidiaries and their respective assets, including, without limitation, federal, state, franchise, ad valorem and similar taxes based on revenue and foreign withholding taxes paid, accrued or reserved during such period (including payments or settlements related to historically assessed ad valorem taxes paid or accrued during such period), including penalties and interest related to such taxes or arising from any tax examinations;
(iii)    depreciation and amortization expenses and capitalized fees, including, without limitation, the amortization of intangible assets, contributions in aid of construction costs, deferred financing costs, contract acquisition costs, prepaid cash items, debt issuance costs, commissions, fees and expenses, and any Capitalized Software Expenditures of such Specified Joint Venture and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP;
(iv)    (A) extraordinary losses and unusual or non-recurring charges (including any unusual or non-recurring operating expenses attributable to the implementation of cost savings initiatives or any extraordinary losses and unusual or non-recurring charges or expenses attributable to legal and judgment settlements and costs and expenses in respect of contract acquisition costs and structured bonus payments in connection with contract acquisitions, synthetic joint ventures or otherwise), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans and (B) restructuring charges, accruals or reserves (including restructuring costs related to acquisitions and to closure/consolidation of facilities) and other related charges;
(v)    the amount of any non-controlling interest or minority interest expense consisting of Subsidiary income attributable to equity interests of third parties in any non-wholly owned Subsidiary;
(vi)    (x) indemnities and expenses paid or accrued in such period to the Permitted Holders or otherwise to any member of the board of directors of such Specified Joint Venture, any Permitted Holder or any Affiliate of a Permitted Holder, in each case to the extent permitted under Section 6.07 and (y) the amount of any fees and other compensation paid to the members of the board of directors (or the equivalent thereof) of such Specified Joint Venture or any of its parent entities;
(vii)    any costs or expenses incurred by such Specified Joint Venture or a Subsidiary or a parent entity of such Specified Joint Venture to the extent paid by such Specified Joint Venture pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Specified Joint Venture or net cash proceeds of an issuance of Equity Interests of such Specified Joint Venture (other than Disqualified Equity Interests);
(viii)    pro forma “run rate” cost savings, operating expense reductions, operating enhancements, revenue enhancements and other synergies that are reasonably identifiable and factually supportable and projected by each Specified Joint Venture and their Subsidiaries in good faith to result from (A) the Transactions (B) actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of such Specified Joint Venture) within thirty-six (36) months of the determination to take such action or (C) contracts that have been signed, net of the amount of actual benefits realized prior to or during such period from such actions (which cost savings, operating expense reductions, operating enhancements, revenue enhancements and synergies shall be calculated on a pro forma basis as though such revenue enhancements, cost savings, operating expense reductions, revenue enhancements, operating enhancements or synergies had been realized on the first day of such period); provided that the aggregate amount added back pursuant to this clause (C) shall not exceed 35.0% of Borrower’s Consolidated EBITDA in any four quarter period (calculated after giving effect to such addback); provided, further, that if such signed contracts are of a similar nature and tenor as any of the Specified Joint Ventures’ existing contracts, the 35.0% limit in the proviso above shall not apply to such signed contracts;
(ix)    any net loss from disposed, abandoned or discontinued operations;
(x)    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to paragraph (b) below for any previous period and not added back;
(xi)    non-cash expenses, charges and losses (including impairment charges or asset write-offs, losses from investments recorded using the equity method and stock-based awards compensation expense), in each case other than any non-cash charge relating to write-offs, write-downs or reserves with respect to accounts receivable in the normal course or inventory; provided that if any non-cash charges referred to in this clause (xi) represent an accrual or reserve for potential cash items in any future period, (1) such Specified Joint Venture may elect not to add back such non-cash charge in the current period and (2) to the extent the Borrower elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to such extent paid;
(xii)    any earn-out payment permitted hereunder to the extent paid and to the extent such earn-out payments reduce Net Income;
(xiii)    the amount of any Permitted Tax Distributions made during such period;
(xiv)    any costs and expenses incurred, or amounts received, by each Specified Joint Venture and their Subsidiaries (A) pursuant to any planned outages and (B) from insurance proceeds for unplanned outage;
(xv)    any cost and expense incurred by such Specified Joint Venture or a Subsidiary in respect of the operation and maintenance of its assets, to the extent such costs and expenses are paid for with the proceeds of cash contributions to the common equity of such Specified Joint Venture and/or purchases of or investments in Equity Interests of such Specified Joint Venture other than Disqualified Equity Interests;
(xvi)    all costs and expenses associated with the retirement, remediation or decommissioning of any asset owned by such Specified Joint Venture or any of its Subsidiaries;
(xvii)    adjustments consistent with Regulation S-X or pro forma adjustments of the type contained in a quality of earnings report made available to the Administrative Agents with respect to the target of a permitted acquisition or other investment conducted by financial advisors (which are either nationally recognized or reasonably acceptable to the Administrative Agent (it being understood and agreed that any of the “Big Four” accounting firms are acceptable)); and
(xviii)    other add-backs and adjustments of the type in the acquisition model delivered to the Joint Lead Arrangers on April 17, 2026 or other quality of earnings reports delivered to the Administrative Agent from time to time;
less (b) without duplication and to the extent included in arriving at such Net Income, (i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period) (it being understood that, for the avoidance of doubt, any gain representing the reversal of any non-cash charge referred to in clause (b)(xi) above for a prior period shall be added (together with, without duplication, any amounts received in respect thereof to the extent not increasing Net Income) to EBITDA in any subsequent period to such extent so reversed (or received)), (ii) any net after-tax gain or income from disposed, abandoned or discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) and (iii) the amount of any interest income consisting of Subsidiary gains attributable to minority or non-controlling interests of third parties in any non-wholly owned Subsidiary;
provided that:
(x)     to the extent included in Net Income, there shall be excluded in determining EBITDA currency translation gains and losses related to currency re-measurements of Indebtedness (including the net loss or gain (1) resulting from Swap Agreements for currency exchange risk and (2) resulting from intercompany indebtedness),
(y)    to the extent included in Net Income, there shall be excluded in determining EBITDA for any period any adjustments resulting from the application of FASB Accounting Standards Codification section 815 and International Accounting Standard No. 39 and their respective related pronouncements and interpretations, and

(z)    there shall be excluded in determining EBITDA for any period any after-tax effect of non-recurring items (including gains or losses and all fees and expenses relating thereto), and curtailments or modifications to pension and postretirement employee benefit plans for such period.
There shall be included in determining EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Specified Joint Venture or any Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the Specified Joint Venture or such Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including, except in connection with the calculation of Available Cash, the portion thereof occurring prior to such acquisition), and (B) for the purposes of the calculation of Consolidated Total Net Leverage Ratio, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including, except in connection with the calculation of Available Cash, the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent. There shall be excluded in determining EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of or, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Specified Joint Venture or any Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (a) any Lender, (b) any Affiliate of any Lender and (c) any Approved Fund of any Lender; provided that, in any event, “Eligible Assignee” shall not include (i) any natural person (including any holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of, natural persons), (ii) any Disqualified Institution or (iii) except as permitted under Section 9.04(b)(iii), the Borrower or any of its Affiliates.
“Environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment and natural resources such as flora and fauna.
“Environmental Claim” shall mean any and all suits, demands, demand letters, claims, Liens, notices of non-compliance or violation, notices of liability or potential liability, adversarial proceedings, consent orders, consent decrees or consent agreements arising from (a) any violation of or liability pursuant to Environmental Law; or (b) the release of, or human exposure to, any Hazardous Material; or (c) natural resource damages.
“Environmental Law” shall mean, collectively, all applicable federal, state, local or foreign laws, including common law, ordinances, regulations, rules, legal codes, orders, judgments or other governmental rules that relate to (a) the prevention or abatement of pollution, or the protection or preservation of the Environment and

(b) the use, generation, handling, treatment, storage, disposal, release, or transportation of, or human exposure to, Hazardous Materials, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Endangered Species Act, 16 U.S.C. §§ 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq., each as amended, and their applicable foreign, state or local counterparts or equivalents.
“Equity Contribution” shall mean any cash equity contribution contributed to the Borrower from a direct or indirect parent.
“Equity Interests” of any Person shall mean any and all shares, interests, units, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred equity interests (on an as converted basis if convertible), any limited (including master limited partnership units) or general partnership interest, any limited liability company membership interest and any unlimited liability company membership interests.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor thereto.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean: (a) a Reportable Event; (b) the failure to meet the minimum funding standard of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Plan (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (c) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA) or any lien shall arise with respect to any Plan on the assets of the Borrower or any ERISA Affiliate; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA (other than PBGC premiums due but not delinquent); (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan, or to appoint a trustee to administer any Plan under Section 4042 of ERISA, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (g) the withdrawal or partial withdrawal by the Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan which would reasonably be expected to result in liability to the Borrower or any ERISA Affiliate; (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA; (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Plan which would reasonably be expected to result in liability to the Borrower; (j) the filing of an application for a minimum funding waiver under Section 302 of ERISA or Section 412 of the Code with respect to any Plan; or (k) the Borrower incurs any liability or contingent liability for providing, under any employee benefit plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.
“ET JV Agreement” shall mean that certain Amended and Restated Limited Liability Company Agreement of ET Rover Pipeline, L.L.C., dated as of October 31, 2017 (as amended, restated, amended and restated, modified and supplemented and in effect from time to time).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Events of Default” shall have the meaning assigned to such term in Section 7.01.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Contribution” means net cash proceeds, marketable securities or Equity Interests received by the Borrower after the Closing Date from:
(a)    contributions to its common equity capital; and
(b)    the sale (other than to a Subsidiary of the Borrower) of Equity Interests (other than Disqualified Equity Interests and preferred stock) of the Borrower (or any direct or indirect parent of the Borrower to the extent contributed as common Equity Interests by the Borrower);
but only to the extent not constituting Equity Contributions and only to the extent the Borrower specifies that such contribution is an Excluded Contribution.
“Excluded Information” shall have the meaning assigned to such term in Section 9.04(b)(iii).
“Excluded Property” shall have the meaning assigned to such term in the Collateral Agreement.
“Excluded Subsidiary” shall mean (a) any CFC or any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC, (b) any FSHCO or subsidiary thereof, (c) any captive insurance Subsidiary, (d) any not-for-profit Subsidiary, (e) any special purpose securitization vehicle (or similar special purpose entity), (f) any Immaterial Subsidiary, (g) any Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the cost or other consequences of the provision of a Guarantee by such Subsidiary would be excessive in view of the benefits to be obtained by the Lenders therefrom, unless such Subsidiary becomes a Subsidiary Guarantor at the sole discretion of the Borrower, (h) any Subsidiary to the extent the provision of a Guarantee by such Subsidiary would (x) be prohibited by any applicable Law (whether on the Closing Date or thereafter) or contractual obligations (other than customary non-assignment provisions that are ineffective under the UCC or other applicable Law) existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof), (y) require the consent, approval, license or authorization of any Governmental Authority or other third party (other than the Borrower or any Subsidiary Guarantor), unless such consent, approval, license or authorization has been obtained; it being understood that this clause (y) shall not be deemed to obligate any Loan Party or any Subsidiary to obtain any such consent or (z) give any other party (other than the Borrower or any Subsidiary Guarantor) to any contractual obligations governing such Subsidiary the right to terminate its obligations thereunder (other than customary non-assignment provisions that are ineffective under the UCC or other applicable Law), and (i) any Subsidiary to the extent that the provision of a Guarantee by such Subsidiary would result in material adverse tax consequences to the Borrower, any direct or indirect parent entity of the Borrower or any of the Borrower’s direct or indirect Subsidiaries, in each case, as reasonably determined by the Borrower in consultation with the Administrative Agent.
“Excluded Swap Obligation” means, with respect to any Person, (a) any Secured Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Person of, or the grant by such Person of a security interest to secure, such Secured Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Person’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any applicable keepwell, support, or other agreement for the benefit of such Person and any and all applicable Guarantees of such Person’s Swap Obligations by other Loan Parties), at the time the Guarantee of (or grant of such security interest by, as applicable) such Person becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Person is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the Guarantee of (or grant of such security interest by, as applicable) such Person becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Person as specified in any agreement between the relevant Loan Parties or their respective Subsidiaries and the relevant Secured Swap Agreement Counterparty applicable to such Swap Obligations. If a Secured Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the swap for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” shall mean, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by net or gross income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) other than in the case of an assignee pursuant to a request by the Borrower under Section 2.16(b), any federal withholding tax imposed by the United States, pursuant to applicable requirements of Law in effect at the time such Agent, Lender or other recipient becomes a party to any Loan Document (or designates a new lending office), except to the extent that such Lender or other recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.14(a) or Section 2.14(b), (c) any taxes attributable to such Lender’s or such other recipient’s failure to comply with Section 2.14(f), and (d) any withholding taxes imposed under FATCA.
“Existing Debt Facility” shall mean that certain Credit Agreement, dated as of October 31, 2017 among ACI Rover Parent, LLC (f.k.a. BCP Renaissance Parent L.L.C.), a Delaware limited liability company, as the borrower, the parties thereto from time to time as guarantors, certain lenders party thereto, and Jefferies Finance LLC, in its capacity as administrative agent and collateral agent, as amended by Amendment No. 1 to Credit Agreement and Guarantee and Security Agreement, dated as of May 2, 2018, Term Loan Increase Amendment to Credit Agreement, dated as of May 2, 2018, Refinancing Amendment and Amendment No. 2 to Credit Agreement, dated as of February 17, 2022, Refinancing Amendment, dated as of August 17, 2022, Refinancing Amendment and Amendment No. 3 to Credit Agreement, dated as of September 22, 2023, Refinancing Amendment, dated as of May 15, 2024, Refinancing Amendment and Amendment No. 5 to Credit Agreement, dated as of November 20, 2024, Amendment No. 6 to Credit Agreement, dated as of August 6, 2025, and Amendment No. 7 to Credit Agreement, dated February 9, 2026.
“Extended Maturity Date” has the meaning assigned to such term in Section 2.22(a).
“Extension” shall have the meaning assigned to such term in Section 2.21(a).
“Extension Amendments” has the meaning assigned to such term in Section 2.22(d).
“Extension Offer” shall have the meaning assigned to such term in Section 2.22(a).
“Facility” shall mean the Term Facility, an Incremental Facility or a Refinancing Facility, as the context requires and “Facilities” shall mean all of them.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0.00%.
“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
“Fee Letter” shall mean that certain Fee Letter, dated as of May 22, 2026, between the Borrower, the Administrative Agent and the Joint Lead Arrangers, as amended, supplemented, joined or otherwise modified from time to time.
“Fees” shall mean the Agency Fee and any other fees payable under the Fee Letter.
“FERC” shall have the meaning assigned to such term in Section 3.20(a).
“Final Maturity Date” shall mean at any date of determination, the latest maturity or expiration date applicable to any Loan hereunder at such time, including the latest maturity or expiration date under any Incremental Facility, in each case as may be extended in accordance with this Agreement from time to time.
“Finance Lease Obligations” shall mean, at the time any determination thereof is to be made, subject to Section 1.04, the amount of the liability in respect of a finance lease that would at such time be required to be reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that obligations of the Borrower, or of a special purpose or other entity not consolidated with the Borrower, either existing on the Closing Date or created thereafter that (a) initially were not included on the consolidated balance sheet of the Borrower as finance lease obligations and were subsequently re-characterized as finance lease obligations or, in the case of such a special purpose or other entity becoming consolidated with the Borrower, were required to be characterized as finance lease obligations upon such consolidation, in either case, due to a change in accounting treatment or otherwise, (b) would have been characterized as an operating lease under GAAP in effect on December 31, 2017 (regardless of when such lease was entered into) or (c) constitute capitalized operating lease liabilities resulting from the adoption of ASC 842 shall, in each case, unless the Borrower otherwise elects, not constitute Indebtedness or a Finance Lease Obligation of the Borrower under this Agreement or any other Loan Document.
“Financial Officer” of any Person shall mean the sole member or sole manager of such Person, the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such Person.
“Fitch” shall mean Fitch Ratings Inc.
“Fixed Amounts” shall have the meaning assigned to such term in Section 1.04(b).
“Floor” shall mean a rate of interest equal to 0.0%.
“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower which is not a Domestic Subsidiary.
“FSHCO” means any direct or indirect Domestic Subsidiary of the Borrower that has no material assets other than the capital stock (or capital stock and indebtedness) of one or more (i) Foreign Subsidiaries that are CFCs or (ii) other subsidiaries described in clause (i) above or this clause (ii).
“GAAP” shall have the meaning assigned to such term in Section 1.02.
“Governmental Authority” shall mean any federal, state, provincial, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body, or central bank (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness is assumed by the guarantor; provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement.
“guarantor” shall have the meaning assigned to such term in the definition of “Guarantee”.
“Guaranty” means, the Guarantee of the Obligations by the Subsidiary Guarantors pursuant to the Collateral Agreement.
“Hazardous Materials” shall mean all pollutants, contaminants, wastes, substances and materials designated or regulated under Environmental Law as a “hazardous waste,” “hazardous substance,” “hazardous material,” “toxic substance,” “pollutant” or “contaminant,” and all other chemicals, materials, wastes, substances and constituents subject to regulation or which give rise to liability under any Environmental Law due to their dangerous or deleterious properties or characteristics, including, without limitation, explosive or radioactive substances, petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, per- or polyfluoroalkyl substances or radon gas.
“Holding Company” means any Person so long as such Person directly or indirectly holds 100% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, and at the time such Person acquired such voting power, no Person and no group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than any Permitted Holder), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of such Person.
“Identified Participating Lenders” shall have the meaning assigned to such term in Section 2.07(d)(iii)(3).
“Identified Qualifying Lenders” shall have the meaning assigned to such term in Section 2.07(d)(iv)(3).
“Immaterial Subsidiary” shall mean any Subsidiary (other than any Excluded Subsidiary) that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b) (or, prior to the date such financial statements are first required to be delivered pursuant to Section 5.04(a) or 5.04(b) after the Closing Date, as of March 31, 2026), as applicable, have either (i) assets with a value in excess of 5.0% of the Total Assets of the Borrower and its Subsidiaries on a consolidated basis as of such applicable date or (ii) gross revenue with a value in excess of 5.0% of the gross revenue of the Borrower and its Subsidiaries on a consolidated basis as of such applicable date, and (b) taken together with all such Subsidiaries (other than Subsidiaries that are Subsidiary Guarantors or Excluded Subsidiaries) as of such applicable date, did not have either (i) assets with a value in excess of 10.0% of Total Assets of the Borrower and its Subsidiaries on a consolidated basis as of such applicable date or (ii) gross revenue with a value in excess of 10.0% of gross revenue of the Borrower and its Subsidiaries on a consolidated basis as of such applicable date.
“Increased Amount Date” shall have the meaning assigned to such term in Section 2.18(c).
“Incremental Amendment” shall have the meaning assigned to such term in Section 2.18(d)(v).
“Incremental Commitments” shall have the meaning assigned to such term in Section 2.18(a).
“Incremental Equivalent Debt” shall mean, collectively, (a) any notes (other than Refinancing Notes) (whether issued in a public offering, Rule 144A or other private placement), which may be unsecured or secured on a pari passu or junior lien basis to the Facilities, (b) any loans, which may be unsecured or secured on a pari passu or junior lien basis to the Facilities, (c) secured or unsecured “mezzanine” Indebtedness (which, if secured on a pari passu basis, may be only in the form of notes (other than Refinancing Notes)) or (d) any bridge financing in lieu of the foregoing.
“Incremental Facility” shall have the meaning assigned to such term in Section 2.18(a).
“Incremental Facility Request” shall have the meaning assigned to such term in Section 2.18(a).
“Incremental Lender” shall have the meaning assigned to such term in Section 2.18(c).
“Incremental Loans” shall have the meaning assigned to such term in Section 2.18(a).
“Incremental Maturity Date” shall mean the maturity date of any Incremental Facility or Incremental Equivalent Debt, as applicable.
“Incurrence-Based Amounts” shall have the meaning assigned to such term in Section 1.04(b).
“Indebtedness” of any Person shall mean, without duplication:
(a)    all obligations of such Person for borrowed money,
(b)    all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,
(c)    all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person,
(d)    all obligations of such Person issued or assumed as the deferred purchase price of property or services appearing as a long-term liability on such Person’s balance sheet prepared in accordance with GAAP (other than (x) such obligations incurred in the ordinary course of business and (y) obligations with respect to earn-outs and similar deferred or contingency compensation arrangements that are not overdue by more than 90 days),
(e)    all Finance Lease Obligations of such Person to the extent required to be characterized as a capitalized or financing lease under GAAP and Purchase Money Obligations of such Person,
(f)    all net obligations of such Person under Swap Agreements, which shall be deemed to be the Swap Termination Value thereof as of such date,

(g)    the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit and (ii) in respect of banker’s acceptances, and
(h)    all Guarantees by such Person of Indebtedness of others (other than another Loan Party) of the types described in clauses (a) through (g) above.
The Indebtedness of any Person shall (x) include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof and (y) exclude any Specified Intercompany Obligations.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).
“Information” shall have the meaning assigned to such term in Section 3.12(a).
“Initial Financial Covenant Testing Quarter” has the meaning set forth in the definition of “Debt Service Coverage Ratio”.
“Initial Loans” shall mean the Loans made on the Closing Date.
“Initial Term Facility” shall mean the Commitments as of the Closing Date and the Initial Loans made hereunder.
“Initial Term Facility Maturity Date” shall mean June 9, 2033, as may be extended pursuant to Section 2.22.
“Intercreditor Agreement” shall mean any Pari Passu Intercreditor Agreement or any Junior Lien Intercreditor Agreement, or each of the foregoing, as the context may require.
“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04, in substantially the form of Exhibit D.
“Interest Expense” shall mean, with respect to the Borrower for any period, the sum of (a) gross interest expense, commitment fees and letter of credit fees of the Borrower for such period, including (i) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (ii) the portion of any payments or accruals with respect to Finance Lease Obligations allocable to interest expense and (b) capitalized interest of the Borrower. For purposes of the foregoing, gross interest expense shall be determined without giving effect to any net payments made or received and costs incurred by the Borrower with respect to Swap Agreements.
“Interest Payment Date” shall mean (a) with respect to any SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a SOFR Borrowing with an Interest Period of more than three (3) months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three (3) months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type and the Final Maturity Date for each such Loan and (b) with respect to any ABR Loan, each Quarterly Date, and the Final Maturity Date for each such Loan.
“Interest Period” shall mean, as to any Borrowing consisting of a SOFR Loan, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on (a) the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one (1), three (3) or six (6) months thereafter, as the Borrower may elect, (b) a shorter period, as specified in the applicable Notice of Term Loan Borrowing or (c) the date any SOFR Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.05, Section 2.09, Section 2.10 or Section 2.08; provided that, (a) if any Interest Period for a SOFR Loan would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period shall extend beyond the Final Maturity Date applicable to the related Class of Loans. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
“Investment” shall have the meaning assigned to such term in Section 6.04.
“Investment Company Act” shall have the meaning assigned to such term in Section 3.10.
“Joint Lead Arrangers” shall mean Morgan Stanley, MUFG Bank, Ltd. and Wells Fargo Securities, LLC (acting through any of their respective branches or affiliates as it deems appropriate), in their respective capacities as joint lead arrangers and joint bookrunners.
“Joint Venture” means any joint venture, partnership or similar arrangement, whether in corporate, partnership or other legal form (including for the avoidance of doubt, the Specified Joint Ventures).
“Junior Lien Intercreditor Agreement” shall mean an intercreditor agreement among the Loan Parties, the Collateral Agent and applicable Approved Counterparties and/or the lenders (or an agent or trustee on their behalf) with respect to any Incremental Facilities, Incremental Equivalent Debt, Refinancing Facilities or Refinancing Notes, in each case which are secured on a junior lien basis to the Liens securing the Facilities, in a form satisfactory to the Administrative Agent (in the exercise of its sole but reasonable discretion).
“JV Operating Agreement” means the operating agreement, limited partnership agreement, limited liability company agreement, as applicable, of any Specified Joint Venture, including the ET JV Agreement.
“Laws” shall mean, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, orders, decrees, injunctions or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“LCT Election” shall have the meaning assigned to such term in Section 1.04(a).
“LCT Test Date” shall have the meaning assigned to such term in Section 1.04(a).
“Lender” shall have the meaning set forth in the recitals hereto.
“Lender-Related Person” shall have the meaning assigned to such term in Section 9.05(c).
“Lien” shall mean, with respect to any Property, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) any arrangement to provide priority or preference, (c) any financing statement filed in any jurisdiction in the nature of or evidencing a security interest or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right or way or other encumbrance on any real property, in each of the foregoing cases described in clauses (a), (b) and (c) whether voluntary or involuntary or imposed by law, and any agreement to give any of the foregoing, (d) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Property, and (e) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary of the Borrower), any purchase option, call or similar right of a third party with respect to such securities.
“Limited Condition Transaction” shall mean (a) any acquisition or similar Investment or related transaction or event (including with respect to any Indebtedness contemplated or incurred in connection therewith), (b) any Restricted Payment (including with respect to any Indebtedness contemplated or incurred in connection therewith), (c) any Disposition, (d) any redemption, defeasance, satisfaction and discharge or repayment of Indebtedness, in each case, permitted under this Agreement and (e) any Permitted Change of Control.
“Loan Documents” shall mean this Agreement, the Collateral Agreement, any other Collateral Document, any Intercreditor Agreement, any promissory note issued under Section 2.05(e) and any other loan, security or intercreditor agreements or letter agreement or similar document, entered into by a Lender, an Agent or any Secured Party, on the one hand, and the Borrower or any Subsidiary Guarantor, on the other hand, in connection with the transactions expressly contemplated by this Agreement or any other such agreement designated as a “Loan Document” by the Borrower and the Administrative Agent, each as amended, amended and restated, supplemented or otherwise modified from time to time. Any Secured Swap Agreement to which a Secured Swap Agreement Counterparty is a party and any Secured Treasury Services agreement to which a Secured Treasury Lender is a party shall be Loan Documents solely for purposes of the Collateral Documents and the Secured Obligations guaranteed and secured thereby and Section 6.01(a) and Section 6.02(a).
“Loan Parties” shall mean the Borrower and the Subsidiary Guarantors.
“Loans” shall mean the Initial Loans, the Incremental Loans, or either of them as the context may require.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Material Adverse Effect” shall mean the existence of events, circumstances, conditions and/or contingencies that have had (a) a materially adverse effect on the business, operations, properties, assets or financial condition of the Loan Parties and their Subsidiaries, taken as a whole, or (b) a material impairment of the validity or enforceability of the material rights, remedies or benefits available to the Lenders and the Agents under the Loan Documents.
“Material Indebtedness” shall mean, with respect to any Loan Party, Indebtedness (other than the Obligations) of such Loan Party in an aggregate principal amount exceeding $100,000,000.
“Material Real Property” shall mean any real property located in the United States owned in fee simple by a Loan Party and which has a fair market value (estimated in good faith by the Borrower) equal to or in excess of $25,000,000.
“Maximum Incremental Facilities Amount” shall mean, at any date of determination, the sum of (a) the greater of (x) $300,000,000 and (y) 100% of Consolidated EBITDA on a Pro Forma Basis for the most recently ended period of four fiscal quarters for which financial statements are available prior to such date of determination, plus (b) the amount of Incremental Facilities or Incremental Equivalent Debt that can be incurred without causing the Consolidated Total Net Leverage Ratio, after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, on a Pro Forma Basis (but without giving effect to any incurrence of Indebtedness made in connection with the same transaction or series of related transactions pursuant to the above clause (a)), to exceed either (x) 6.50:1.00 or (y) the Consolidated Total Net Leverage Ratio in effect immediately prior to giving effect to the incurrence of such Indebtedness; provided that all proceeds from any Indebtedness incurred under any Incremental Facility or Incremental Equivalent Debt incurred in reliance of clauses (a) and (b) shall be used solely to fund the Borrower’s share (as permitted under the ET JV Agreement) of growth projects that are of a substantially similar nature and contract profile, taken as a whole, as the Borrower and its Subsidiaries (and the Specified Joint Venture’s) existing assets, or reasonably similar, ancillary, incidental, complementary or related thereto, or a reasonable extension, development or expansion of, in the energy and infrastructure business (it being understood that (I) at the election of the Borrower, the Borrower shall be deemed to have used amounts under clause (b) (to the extent compliant therewith) prior to utilization of amounts under clause (a); (II) loans may be incurred under both clauses (a) and (b) above, and proceeds from any such incurrence under both clauses (a) and (b) above, may be utilized in a single transaction by first calculating the incurrence under clause (b) above and then calculating the incurrence under clause (a) above, and (III) the Borrower may redesignate any Indebtedness originally designated as incurred under clause (a) as having been incurred under clause (b), so long as at the time of such redesignation, the Borrower would be permitted to incur under clause (b) the aggregate principal amount of Indebtedness being so redesignated (for purposes of clarity, with any such redesignation having the effect of increasing the Borrower’s ability to incur Indebtedness under clause (a) as of the date of such redesignation by the amount of Indebtedness so redesignated)).
“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.
“Minimum Extension Condition” shall have the meaning assigned to such term in Section 2.22(a).
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgaged Properties” shall mean any Material Real Property subject to a Mortgage.
“Mortgages” shall mean, collectively, the mortgages, deeds of trust, trust deeds, deeds to secure debt, debentures, assignment of leases and rents, and other security documents, made by the Loan Parties in favor of the Collateral Agent for the benefit of the Secured Parties, on any Mortgaged Properties, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 3(37) of ERISA to which the Borrower or any ERISA Affiliate has or may have any liability or contingent liability.
“Net Debt Issuance Proceeds” shall mean an amount equal to, with respect to any incurrence of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 6.01) of the Borrower, the cash payments received by the Borrower from such incurrence of Indebtedness.
“Net Disposition Proceeds” shall mean the cash proceeds actually received by the Loan Parties (including any cash payments received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received by the Loan Parties) from any Disposition of assets or Property of the Loan Parties (other than Dispositions (A) in the ordinary course of business or (B) otherwise permitted pursuant to Section 6.05 (other than Section 6.05(c) or (l))), in each case, net of (a) all attorneys’ fees, accountants’ fees, underwriting, brokerage, investment banking fees, sales commissions, other professional fees and disbursements, all other customary fees, expenses and charges, required debt payments and required payments of other obligations relating to the applicable asset, and any cash reserve for adjustment in respect of the sale price of such asset established in accordance with GAAP, (b) Taxes or Permitted Tax Distributions, in each case, paid or payable as a result thereof and (c) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any Taxes deducted in accordance with clause (b) above) related to the applicable assets; provided that the Loan Parties may use or contractually elect to use any portion of such Net Disposition Proceeds within 18 months of such receipt (the “Reinvestment Period”) to invest in the Rover Entity or growth projects that are of a substantially similar nature and contract profile, taken as a whole, as the Borrower’s, the Subsidiary Guarantors’ or the Specified Joint Ventures’ existing assets, or reasonably similar, ancillary, incidental, complementary or related thereto, or a reasonable extension, development or expansion of, in the energy and infrastructure business (collectively, “Permitted Reinvestments”), and such portion reinvested or repaid shall not constitute Net Disposition Proceeds except to the extent not so used or contractually committed to be so used within the Reinvestment Period (it being understood that if any portion of such Net Disposition Proceeds are not used within the Reinvestment Period but are contractually committed during the Reinvestment Period to be used, then such remaining portion may be reinvested in Permitted Reinvestments within 6 months following the end of the Reinvestment Period (such additional 6-month period, the “Contracted Reinvestment Period”), and if not so used within the Contracted Reinvestment Period shall constitute Net Disposition Proceeds as of such date without giving effect to this proviso).
“Net Equity Issuance Proceeds” shall mean, with respect to the issuance of any Equity Interest after the Closing Date by the Borrower, the excess of (a) the sum of the cash received by the Borrower in connection with such issuance over (b) all legal fees, investment banking fees, underwriting fees and commissions, other out-of-pocket expenses and other customary fees, charges and expenses incurred by the Borrower in connection with such issuance.
“Net Income” means, for any period, the net income (loss) of each Specified Joint Venture and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that, without duplication,
(a)    any after-tax effect of extraordinary items (including gains or losses and all fees and expenses relating thereto) for such period shall be excluded,
(b)    the cumulative effect of a change in accounting principles during such period to the extent included in Net Income shall be excluded,
(c)    any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, new contract start-up, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460) shall be excluded,
(d)    [reserved],
(e)    any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,
(f)    any net after-tax effect of gains or losses (less all fees, expenses and charges) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person in each case, other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,
(g)    the net income (loss) for such period of any Person that is a Subsidiary of Specified Joint Venture or that is accounted for by the equity method of accounting shall be excluded; provided that Net Income of any Specified Joint Venture shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to such Specified Joint Venture or its Subsidiaries that are not accounted for by the equity method of accounting,
(h)    [reserved],
(i)    any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(j)    any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs or any other equity based compensation shall be excluded,
(k)    any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within three hundred sixty-five (365) days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such three hundred sixty-five (365) days), shall be excluded,
(l)    to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within three hundred sixty-five (365) days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such three hundred sixty-five (365) days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded,
(m)    [reserved],
(n)    the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Specified Joint Venture or is merged into or consolidated with such Specified Joint Venture or any of its Subsidiaries or that Person’s assets are acquired by such Specified Joint Venture or any of its Subsidiaries shall be excluded (except to the extent required for any calculation of EBITDA on a Pro Forma Basis (other than in connection with the calculation of Available Cash)),
(o)    any after-tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) obligations under any Swap Agreements or (iii) other derivative instruments shall be excluded, and
(p)    Net Income shall be reduced by the amount of any Permitted Tax Distribution made during such period.
There shall be excluded from Net Income for any period the purchase accounting effects of adjustments in component amounts required or permitted by GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Subsidiaries), as a result of the Transactions, any acquisition consummated prior to or after the Closing Date or the amortization or write-off of any amounts thereof.
“Net Loss Proceeds” shall mean, with respect to any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party (but excluding all identifiable amounts constituting compensation for lost earnings or revenues), an amount equal to the cash proceeds actually received by any Loan Party from any such event net of (a) fees and expenses of attorneys, accountants, insurance adjusters, appraisers, environmental consultants, engineers, architects and other professionals and consultants and (b) any Tax liability (including Permitted Tax Distributions) arising therefrom; provided that any Loan Party may use or contractually elect to use any portion of such Net Loss Proceeds during the Reinvestment Period to reinvest in Permitted Reinvestments, and such portion reinvested or repaid shall not constitute Net Loss Proceeds except to the extent not so used or contractually committed to be so used within the Reinvestment Period (it being understood that if any portion of such Net Loss Proceeds are not used within the Reinvestment Period but are contractually committed during the Reinvestment Period to be used, then such remaining portion may be reinvested in Permitted Reinvestments within the Contracted Reinvestment Period, and if not so used within the

Contracted Reinvestment Period shall constitute Net Loss Proceeds as of such date without giving effect to this proviso).
“NGA” shall have the meaning assigned to such term in Section 3.20(a).
“NGPA” shall have the meaning assigned to such term in Section 3.20(a).
“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.16(b).
“Non-Debt Fund Affiliate” shall mean any Affiliate of the Parent other than (a) any Subsidiary of the Parent, (b) any Sponsor Debt Fund Affiliates and (c) any natural Person.
“Non-Extending Lender” shall have the meaning assigned to such term in Section 2.22(a).
“Non-Recourse Persons” shall have the meaning assigned to such term in Section 9.25.
“Non-U.S. Lender” shall have the meaning assigned to such term in Section 2.14(f)(ii)(B).
“Not Otherwise Applied” shall mean, with reference to any proceeds of any transaction or event, that such proceeds have not previously been (and is not substantially simultaneously being) applied (a) in determining the permissibility of any transaction under the Loan Documents where such permissibility was or is contingent on the receipt or availability of such proceeds or (b) to exercise the equity cure right pursuant to Section 6.10(b).
“Obligations” shall mean all amounts owing to any of the Agents, any Lender or any other Secured Party pursuant to the terms of this Agreement or any other Loan Document, together with the due and punctual performance of all other obligations of the Loan Parties under or pursuant to the terms of this Agreement and the other Loan Documents, in each case whether direct or indirect (including those acquired by assumption), monetary or otherwise, absolute or contingent, due or to become due, now existing or hereafter arising, and including interest, fees and expenses that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed or allowable claims in such proceeding, and reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent, the Collateral Agent, any Joint Lead Arranger or to any Lender or other Secured Party that are required to be paid by any of the Loan Parties pursuant hereto or thereto) or otherwise with respect to the Loans.
“Offered Amount” shall have the meaning assigned to such term in Section 2.07(d)(iv)(1).
“Offered Discount” shall have the meaning assigned to such term in Section 2.07(d)(iv)(1).
“Organizational Documents” shall mean, with respect to any Person, as applicable, its certificate or articles of incorporation or organization, by laws, certificate of partnership, partnership agreement, certificate of formation, articles of organization, limited liability company agreement and/or operating agreement, and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Person’s partnership interests, limited liability company interests or authorized shares of Equity Interests, in each case, as amended.
“Other Connection Taxes” shall mean, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, the Loan Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16(b)).
“parent” has the meaning assigned to such term in the definition of “Subsidiary”.
“Parent” shall have the meaning ascribed to such term in the recitals hereto.
“Pari Passu Intercreditor Agreement” shall mean an intercreditor agreement among the Loan Parties, the Collateral Agent and applicable Approved Counterparties and/or the lenders (or an agent or trustee on their behalf) with respect to any Incremental Facilities, Incremental Equivalent Debt, Refinancing Facilities or Refinancing Notes, in each case, which are secured on a pari passu basis to the Liens securing the Facilities (but without regard to the control of remedies), in a form satisfactory to the Administrative Agent (in the exercise of its sole but reasonable discretion).
“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).
“Participant Register” shall have the meaning assigned to such term in Section 9.04(d).
“Participating Lender” shall have the meaning assigned to such term in Section 2.07(d)(iii)(2).
“Payment” shall have the meaning assigned to such term in Section 8.16(a).
“Payment Notice” shall have the meaning assigned to such term in Section 8.16(b).
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Percentage” shall mean, with respect to any Lender of any Class, as applicable, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of Loans of such Class and the denominator of which is the aggregate outstanding principal amount of the Loans of all Lenders of such Class.
“Perfection Certificate” means the Perfection Certificate, delivered by the Borrower and the Subsidiary Guarantors on the Closing Date and/or in accordance with the terms of Section 5.04(e) hereof, in each case, substantially in the form of Exhibit I.
“Periodic Term SOFR Determination Day” shall have the meaning assigned to such term in the definition of “Term SOFR”.
“Permitted Change of Control” means a transaction in which (a) a Permitted Holder (or Permitted Holders) acquires, either directly or indirectly, through one or more holding companies, beneficial ownership of equity interests representing 50% or more of the equity interests in the Borrower, (b) pro forma Consolidated Total Net Leverage Ratio does not exceed 7.00:1.00, or (c) a Rating Decline does not occur in conjunction with such transaction.
“Permitted Change of Control Costs” means all reasonable fees, costs and expenses incurred or payable by the Borrower (or any direct or indirect parent of the Borrower) or any of its Subsidiaries in connection with a Permitted Change of Control.
“Permitted Change of Control Transactions” means (a) various restructuring and reorganization transactions of the Loan Parties and their Affiliates in connection with a Permitted Change of Control or transfer to a Permitted Holder and (b) any transactions similar or related to the foregoing that, in each case (i) do not impair the value of the Collateral or the Guarantees provided under the Guaranty in either case in any material respect and (ii) are not otherwise materially adverse to the interests of the Lenders and the Administrative Agent (in their capacities as such) (as determined by the Borrower in good faith).

“Permitted Holder” shall mean each of (a) the Sponsor, (b) any Person with which the Sponsor forms a “group” (within the meaning of Section 14(d) of the Exchange Act as in effect on the Closing Date) so long as, in the case of this clause (b), the Sponsor directly or indirectly collectively beneficially owns more than fifty percent (50%) of the relevant voting equity interests beneficially owned by the group and (c) any person that has, or is a subsidiary, an affiliate, a related fund or is managed by, an entity that has, (i) a long-term senior unsecured debt rating of at least BBB- or Baa3, (ii) a consolidated net worth of at least $1,000,000,000 or (iii) assets under management of at least $2,000,000,000.
“Permitted Reinvestments” has the meaning set forth in the definition of “Net Disposition Proceeds.”
“Permitted Tax Distributions” shall have the meaning assigned to such term in Section 6.06(d).
“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, individual or family trust, or government or any agency or political subdivision thereof.
“Pipeline” shall have the meaning ascribed to such term in the recitals hereto.
“Plan” shall mean any employee pension benefit plan subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 of ERISA and to which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Asset Regulations” shall mean 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Platform” shall have the meaning assigned to such term in Section 9.17(b).
“Post-Acquisition Period” means, with respect to any acquisition, the period beginning on the date such acquisition or conversion is consummated and ending on the first anniversary of the date on which such acquisition or conversion is consummated.
“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee”.
“Prime Rate” shall mean the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.
“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the EBITDA of the Specified Joint Ventures, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of the Specified Joint Ventures and their Subsidiaries; provided that so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided, further that any such pro forma increase or decrease to such Acquired EBITDA or such EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such EBITDA, as the case may be, for such Test Period.
“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or term, the calculation thereof after giving effect on a pro forma basis to the change in such calculation required by the applicable provision hereof, and otherwise on a basis in accordance with GAAP as used in the preparation of the latest financial statements provided pursuant to Section 5.04 and otherwise reasonably satisfactory to the Administrative Agent.
“Projections” shall mean any projections and any forward-looking statements (including statements with respect to booked business) furnished to the Lenders, the Joint Lead Arrangers or the Administrative Agent by or on behalf of the Borrower prior to the Closing Date.
“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” shall have the meaning assigned to such term in Section 9.17(b).
“PUHCA” shall have the meaning assigned to such term in Section 3.20(a).
“Purchase Money Obligation” shall mean, for any Person, the obligations of such Person in respect of Indebtedness (including Finance Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any Property (including Equity Interests of any Person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided that (a) such Indebtedness is incurred prior to, contemporaneously with or within two hundred seventy (270) days after such acquisition, installation, construction or improvement and (b) the amount of such Indebtedness does not exceed one hundred percent (100%) of the cost of such acquisition, installation, construction or improvement, as the case may be, including related transaction costs, fees and expenses.
“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” shall have the meaning assigned to such term in Section 9.27.
“Qualified Capital Stock” shall mean, with respect to any Person, Equity Interests of such Person that do not include a cash dividend (other than dividends that are solely payable as and when declared by the board of directors (or similar governing body) of such Person) and are not mandatorily redeemable by such Person or any of its Subsidiaries or redeemable at the option of the holder of such Equity Interests, in each case, prior to the ninety-first (91st) day following the Final Maturity Date (other than redemptions solely for Qualified Capital Stock in such Person and cash in lieu of fractional shares of such Equity Interests and redemptions upon the occurrence of an “asset sale” or a “change in control” (or similar event, however denominated) so long as any such redemption requirement becomes operative only after repayment in full (or waiver thereof) of all monetary Obligations (other than contingent indemnification and reimbursement obligations); provided, however, that an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall constitute Qualified Capital Stock notwithstanding any obligation of such Person or any Subsidiary thereof to repurchase such Equity Interest in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability).
“Qualified Purchaser” shall have the meaning given such term under Section 2(a)(51) of the Investment Company Act and the rules thereunder.

“Qualifying Lender” shall have the meaning assigned to such term in Section 2.07(d)(iv)(3).
“Qualifying Offering” shall mean (a) the issuance by the Borrower or Parent of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8 (or any successor form)) pursuant to an effective registration statement filed with the United States Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or (b) in connection with a merger or similar business combination with a special purpose acquisition company that is listed on a national securities exchange.
“Quarterly Date” shall mean the fifth (5th) Business Day of each January, April, July and October.
“Quarterly Retained Available Cash Amount” means the Available Cash for each fiscal quarter of the Borrower commencing with the first full fiscal quarter ending after the Closing Date.
“Rate” shall have the meaning assigned to such term in the definition of “Type”.
“Rating Decline” shall mean the debt rating on the Loans or the corporate rating of the Borrower is downgraded by one or more levels by any of S&P, Moody’s, and Fitch on any day during the period commencing on the date of the first public notice of the occurrence of a Change of Control (or the intention of the Borrower to effect a Change of Control) and ending sixty days thereafter, which period will be extended if and for so long as such Loan rating or Borrower rating is under publicly announced consideration for a likely downgrade by any of S&P, Moody’s or Fitch.
“Refinancing Commitments” shall have the meaning assigned to such term in Section 2.19(a).
“Refinancing Effective Date” shall have the meaning assigned to such term in Section 2.19(b).
“Refinancing Facility” shall have the meaning assigned to such term in Section 2.19(a).
“Refinancing Facility Agreement” shall mean a refinancing facility agreement, in form and substance reasonably satisfactory to the Administrative Agent, by and among the Borrower, any Subsidiary Guarantor, the Administrative Agent and one or more Refinancing Lenders, establishing Refinancing Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.19.
“Refinancing Lenders” shall have the meaning assigned to such term in Section 2.19(a).
“Refinancing Loans” shall have the meaning assigned to such term in Section 2.19(a).
“Refinancing Notes” shall mean one or more additional series of senior unsecured or senior subordinated notes or loans or senior secured notes or loans (whether issued in a public offering, Rule 144A, private placement or otherwise) that will be secured by a lien on the Collateral on a pari passu or junior basis with the Facilities.
“Register” shall have the meaning assigned to such term in Section 9.04(b)(v).
“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Reinvestment Period” shall have the meaning assigned to such term in the definition of “Net Disposition Proceeds”.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” shall mean the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period has been waived, with respect to a Plan.
“Repricing Amendment” shall have the meaning given to such term in the definition of “Repricing Transaction”.
“Repricing Transaction” shall mean (a) any transaction in which all or any portion of the Initial Loans are voluntarily prepaid or mandatorily prepaid with the net cash proceeds of issuances, offerings or placement of new Indebtedness, or refinanced substantially concurrently with the incurrence of, or conversion of the Initial Loans into, any broadly syndicated Dollar-denominated floating rate term loan financing (other than term A loans) secured on a pari passu basis with the Initial Loans in a transaction that the primary purpose (as determined by the Borrower in good faith) of which is to reduce the All-In Yield then in effect of such Initial Loans so repaid, refinanced, substituted or replaced, (b) any amendment, amendment and restatement or other modification of the Loan Documents that has the effect of reducing the All-In Yield then in effect for Initial Loans and primary purpose (as determined by the Borrower in good faith) of which is to reduce the All-In Yield then in effect for Initial Loans (collectively, a “Repricing Amendment”) or (c) any transaction in which a Non-Consenting Lender must assign its Initial Loans as a result of its failure to consent to a Repricing Amendment, in the case of each of clauses (a), (b) and (c), other than in connection with a Permitted Change of Control Transaction, an initial public offering, dividend recapitalization, any material permitted acquisition or investment permitted under Section 6.04 (or upsizing in connection therewith), material permitted Disposition permitted under Section 6.05 or any transaction otherwise permitted under the Loan Documents. Any determination by the Administrative Agent with respect to whether a Repricing Transaction shall have occurred (based on Borrower’s determination of primary purpose in the case of clauses (a) and (b) above) shall be conclusive and binding on all Lenders holding the Initial Loans.
“Required Lenders” shall mean, at any time, Lenders having Loans outstanding that represent more than fifty percent (50%) of the sum of all Loans outstanding at such time; provided that the Loans of, held by or deemed to be held by any Defaulting Agent/Lender shall be excluded for purposes of making a determination of the Required Lenders.
“Required Prepayment Date” shall have the meaning assigned to such term in Section 2.08(g).
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” of any Person shall mean any executive officer, Financial Officer, director, general partner, managing member or sole member of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement or any other Loan Document.
“Restricted Payment” shall have the meaning assigned to such term in Section 6.06.
“Rover Entity” means Rover Pipeline LLC, a Delaware limited liability company.
“S&P” shall mean S&P Global Ratings, a division of S&P Global Inc.

“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of any country-wide or territory-wide Sanctions (at the Closing Date, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea and the non-governmental controlled portions of the Zaporizhzhia and Kherson Regions of Ukraine).
“Sanctions” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or any other Sanctions-related list maintained by any Governmental Authority with jurisdiction over any party thereto.
“Second Quarter” has the meaning set forth in the definition of “Debt Service Coverage Ratio.”
“Secured Obligations” shall mean the Obligations, the Secured Swap Obligations and the Secured Treasury Obligations.
“Secured Parties” shall mean (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent, (d) each Secured Swap Agreement Counterparty, (e) each Secured Treasury Lender and (f) the successors and permitted assigns of each of the foregoing.
“Secured Swap Agreement” shall mean any Swap Agreement that is entered into by and between the Borrower and a Secured Swap Agreement Counterparty.
“Secured Swap Agreement Counterparty” shall mean each Person that is (a) with respect to any Secured Swap Agreement entered into prior to or on or after the Closing Date, a Lender, an Agent, a Joint Lead Arranger or an Affiliate of a Lender, an Agent or a Joint Lead Arranger as of the Closing Date (with respect to Secured Swap Agreements entered into prior to the Closing Date) or, with respect to Secured Swap Agreements entered into on or after the Closing Date, at the time such Person enters into a Secured Swap Agreement or (b) an Approved Counterparty that has executed and delivered an Intercreditor Agreement.
“Secured Swap Obligations” shall mean all amounts owing to any Secured Swap Agreement Counterparty pursuant to the terms of any Secured Swap Agreement (excluding, with respect to any Loan Party, Excluded Swap Obligations of such Loan Party).
“Secured Treasury Lender” shall mean any provider of any Treasury Services, if and to the extent that (a) with respect to any Treasury Services provided prior to or on or after the Closing Date, such provider was (i) a Joint Lead Arranger, an Agent or an Affiliate of any of the foregoing under this Agreement as of the Closing Date (with respect to any Treasury Services provided prior to the Closing Date) or, with respect to Treasury Services provided on or after the Closing Date, at the time the applicable agreement with respect to the provision of such Treasury Services was entered into or (ii) a Lender or an Affiliate of a Lender at the time the applicable agreement with respect to the provision of such Treasury Services was entered into and (b) such counterparty (other than an Agent) has been designated to the Administrative Agent by written notice from the Borrower as being a Secured Treasury Lender for the purposes of the Loan Documents.
“Secured Treasury Obligations” shall mean all amounts owing to any Secured Treasury Lender pursuant to the terms of any Secured Treasury Services agreement.
“Secured Treasury Services” shall mean any Treasury Services provided by any Secured Treasury Lender to the Borrower.
“Securities Account” shall mean any “securities account” as defined in the UCC.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Seller” shall have the meaning assigned to such term in the recitals.

“SOFR” shall mean, with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding U.S. Government Securities Business Day.
“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Borrowing” shall mean, as to any Borrowing, the SOFR Loans comprising such Borrowing.
“SOFR Loan” shall mean a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.
“Sole Risk Subsidiary” has the meaning set forth in the JV Operating Agreements.
“Solicited Discount Proration” shall have the meaning assigned to such term in Section 2.07(d)(iv)(3).
“Solicited Discounted Prepayment Amount” shall have the meaning assigned to such term in Section 2.07(d)(iv)(1).
“Solicited Discounted Prepayment Notice” shall mean a written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.07(d)(iv) substantially in the form of Exhibit K-3.
“Solicited Discounted Prepayment Offer” shall mean the irrevocable written offer by each Lender, substantially in the form of Exhibit K-4, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.
“Solicited Discounted Prepayment Response Date” shall have the meaning assigned to such term in Section 2.07(d)(iv)(1).
“Solvency Certificate” shall mean a certificate from a Responsible Officer of the Borrower, substantially in the form of Exhibit H.
“Specified Discount” shall have the meaning assigned to such term in Section 2.07(d)(ii)(1).
“Specified Discount Prepayment Amount” shall have the meaning assigned to such term in Section 2.07(d)(ii)(1).
“Specified Discount Prepayment Notice” shall mean a written notice of the Borrower of a Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.07(d)(ii) substantially in the form of Exhibit K-5.
“Specified Discount Prepayment Response” shall mean the irrevocable written response by each Lender, substantially in the form of Exhibit K-6, to a Specified Discount Prepayment Notice.
“Specified Discount Prepayment Response Date” shall have the meaning assigned to such term in Section 2.07(d)(iii)(1).
“Specified Discount Proration” shall have the meaning assigned to such term in Section 2.07(d)(ii)(3).
“Specified Equity Contribution” shall mean, with respect to any fiscal quarter, an amount equal to the amount of cash that is (a) received by one or more parent entities of the Borrower from a source other than the

Borrower and (b) contributed by one or more parent entities of the Borrower in exchange for the issuance by the Borrower of additional Equity Interests in the Borrower (or otherwise as an equity contribution), in each case during the period commencing the last day of such fiscal quarter and ending the date that is fifteen (15) Business Days after the Financial Statement Delivery Date for such fiscal quarter (the “Anticipated Cure Deadline”); provided that, with respect to the fiscal quarter in which the Closing Date occurs, such amount shall include only any equity contribution that has been received after the Closing Date; provided, further, that (i) the Borrower delivers written notice to the Administrative Agent no later than the Anticipated Cure Deadline that it has elected to treat such equity contribution as a Specified Equity Contribution and setting forth the amount of such equity contribution; (ii) there are at least two (2) fiscal quarters in each four (4) consecutive fiscal quarter period in which no Specified Equity Contribution has been made; (iii) the amount of the equity contribution deemed to be a Specified Equity Contribution shall not be greater than the amount required to cause the Borrower to be in compliance with the Debt Service Coverage Ratio required pursuant to Section 6.10(a); (iv) there shall be no more than five (5) Specified Equity Contributions in the aggregate during the term of this Agreement; (v) there shall be no pro forma reduction of indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the Debt Service Coverage Ratio required pursuant to Section 6.10(a) for the fiscal quarter with respect to which such Specified Equity Contribution was made; provided that, to the extent such proceeds are actually applied to prepay indebtedness, such reduction may be credited in any subsequent fiscal quarter and (vi) no Specified Equity Contribution may be relied on for purposes of calculating any financial or leverage ratios set forth in this Agreement other than compliance with Section 6.10 and shall not result in any adjustment to any baskets or other amounts set forth in this Agreement other than the amount of Available Cash (unless proceeds are actually applied to prepay indebtedness, in which case such reduction in indebtedness shall be given effect in any subsequent fiscal quarter).
“Specified Event of Default” shall mean any Event of Default specified in Section 7.01(b), (c), (h) or (i).
“Specified Intercompany Obligations” means (a) intercompany liabilities between and among any parent entity of the Borrower and its Subsidiaries or amongst Loan Parties arising solely from their cash management, tax and accounting operations in the ordinary course of business and (b) intercompany loans, advances or other indebtedness among any parent entity of the Borrower and its Subsidiaries or amongst Loan Parties having a term not exceeding 364 days (inclusive of any rollover, conversion or extension terms) and made in the ordinary course of business.
“Specified Joint Venture” means (a) ET Rover Pipeline, L.L.C., and (b) any other Joint Venture the equity interests of which the Borrower or its Subsidiaries acquire after the Closing Date, which Joint Venture is designated as a “Specified Joint Venture” by notice by the Borrower to the Administrative Agent.
“Specified Joint Venture EBITDA” means, for any period, (a) the amount for such period of EBITDA of the Specified Joint Ventures all as determined on a consolidated basis multiplied by (b) the Borrower’s percentage of direct or indirect ownership interest in the Specified Joint Ventures. For the avoidance of doubt, for purposes of calculating Specified Joint Venture EBITDA, Specified Joint Venture EBITDA shall give effect to the net income (loss) of any Person that is a Subsidiary of any Specified Joint Venture (other than a Sole Risk Subsidiary) notwithstanding clause (g) of the definition of “Net Income”.
“Specified JV Threshold” means, (a) with respect to ET, ACI Rover, LLC owning no less than 15% of ET’s equity interests, and (b) with respect to any other Specified Joint Venture, the applicable Subsidiary Guarantor owning no less than a percentage in the Specified Joint Venture that would give such Subsidiary Guarantor consent or blocking rights over material actions of the Specified Joint Venture.
“Specified NCR Provisions” shall have the meaning assigned to such term in Section 6.09(e).
“Sponsor” shall mean Ares Management, LLC, a Delaware limited liability company, and/or its affiliates and funds, co-investment vehicles, partnerships and/or other similar vehicles or accounts, in each case managed, advised or controlled by them or their respective affiliates (or any successors of the foregoing), excluding any of its respective portfolio companies.

“Sponsor Debt Fund Affiliate” shall mean (a) any fund managed by, or under common management with Sponsor, (b) the Sponsor or (c) any other Affiliate of the Parent (other than the Borrower) that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business.
“Submitted Amount” shall have the meaning assigned to such term in Section 2.07(d)(iii)(1).
“Submitted Discount” shall have the meaning assigned to such term in Section 2.07(d)(iii)(1).
“Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association, joint venture, limited liability company or other business entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or more than fifty percent (50%) of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person.
“Subsidiary Guarantor” means (a) each subsidiary of the Borrower, including ACI Rover LLC, that owns Equity Interests in one or more of the Specified Joint Ventures, (b) each other existing and subsequently acquired or organized direct wholly-owned Domestic Subsidiary of the Borrower (other than an Excluded Subsidiary), and (c) such other subsidiaries reasonably acceptable to the Administrative Agent at the option of the Borrower (which such subsidiaries shall, for the avoidance of doubt, satisfy the requirements of Section 5.09(a) on the date of such election). For the avoidance of doubt, Subsidiary Guarantors shall not include any Joint Ventures.
“Supplemental Collateral Agent” and “Supplemental Collateral Agents” shall have the meanings assigned to such terms in Section 8.13(a).
“Supported QFC” shall have the meaning specified in Section 9.27.
“Swap Agreement” shall mean (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions and (b) any and all transactions of any kind, and the related confirmations that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement to the extent relating to any of the transactions described in the preceding clause (a), in each case, together with any related schedules or confirmations and as amended, supplemented, restated or otherwise modified from time to time.
“Swap Obligation” means, with respect to any Person, any obligation of such Person to pay or perform under any Swap Contract.
“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, assessments, fees, charges (including ad valorem charges) or withholdings (including backup withholding) imposed by any Governmental Authority and any and all additions to tax, interest and penalties related thereto.
“Term Facility” shall mean the Commitments and the Loans made hereunder.

“Term SOFR” shall mean:
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and
(b)    for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.
“Term SOFR Administrator” shall mean the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.
“Test Period” shall mean, at any date of determination, the most recently completed four (4) consecutive fiscal quarters of the Borrower ending on or prior to such date.
“Third Quarter” has the meaning set forth in the definition of “Debt Service Coverage Ratio.”
“Total Assets” shall mean, as of the last day of any fiscal quarter (without duplication), the total assets of the Borrower determined in accordance with GAAP, as set forth on the balance sheet of the Borrower as of such date. As of the Closing Date, the Total Assets shall be determined based on the Closing Date Financial Statements delivered to the Administrative Agent.
“Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Loan Documents, including (a) the consummation of the transactions contemplated by the Acquisition Agreement (including, for the avoidance of doubt, the refinancing of the Existing Debt Facility), (b) the execution and delivery of the Loan Documents; (c) any borrowings on the Closing Date; and (d) the payment of all fees and expenses owing in connection with the foregoing.
“Treasury Services” shall mean any cash management services, including treasury, depository, overdraft, credit or debit card, purchasing card, electronic funds transfer and other cash management arrangements to the Borrower.

“Type,” when used in respect of any Loan, shall refer to the Rate by reference to which interest on such Loan is determined. For purposes hereof, the term “Rate” shall include Adjusted Term SOFR and the Alternate Base Rate.
“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.
“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” shall have the meaning assigned to such term in Section 9.27.
“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.14(f)(ii)(B)(3).
“U.S.A. PATRIOT Act” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001).
“UCC” shall mean the Uniform Commercial Code as in effect in the applicable jurisdiction.
“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Undisclosed Administration” shall mean, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.
“Waivable Mandatory Prepayment” shall have the meaning assigned to such term in Section 2.08(g).
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (i) any reference in this Agreement to any Loan Document or any other agreement or contract shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (ii) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that, to the extent GAAP shall change after the Closing Date, the parties hereto agree to negotiate in good faith to modify the covenants herein so that they may be construed and interpreted in accordance with GAAP as then in effect, provided, further that, until such modification has been agreed by the parties, the covenants herein shall be interpreted, and all computations of amounts and ratios referred to herein shall be made, on the basis of GAAP as in effect and applied immediately before such change shall have become effective.

Section 1.03Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.04Limited Condition Transactions; Pro Forma Calculations; Certain Other Matters.

(a)Notwithstanding anything in this Agreement or any Loan Document to the contrary, when (i) calculating any applicable ratio, Net Income or Consolidated EBITDA in connection with the incurrence of Indebtedness, the creation of Liens, the making of any Disposition, the making of an Investment, the making of a Restricted Payment, (ii) determining compliance with any provision of this Agreement which requires that no Default, Event of Default or Specified Event of Default has occurred, is continuing or would result therefrom, (iii) determining compliance with any provision of this Agreement which requires compliance with any representations and warranties set forth herein or (iv) determining the availability for the utilization of any basket, the incurrence of Indebtedness, the creation of Liens, the making of any Disposition, the making of an Investment or the making of a Restricted Payment, in each case in connection with a Limited Condition Transaction, the date of determination of such ratio or other provisions, determination of whether any Default, Event of Default or Specified Event of Default has occurred, is continuing or would result therefrom, determination of compliance with any representations or warranties or the satisfaction of any other conditions shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election,” which LCT Election may be in respect of one or more of clauses (i) through (iv) above), be deemed to be (a) in the case of any acquisition or similar Investment or related transaction or event (including with respect to any Indebtedness contemplated or incurred in connection therewith), either (i) at the time of the execution of a letter of intent or the definitive agreement with respect to the relevant Investment or (ii) at the time of the consummation of the relevant acquisition or similar Investment, (b) in the case of any Restricted Payment (including with respect to any Indebtedness contemplated or incurred in connection therewith), either (i) at the time of the declaration of such Restricted Payment or (ii) at the time of the making of such Restricted Payment and/or (c) in the case of any redemption of Equity Interests of the Borrower (including with respect to any Indebtedness contemplated or incurred in connection therewith), at the time of delivery of notice with respect to such payment or redemption, in each case (1) after giving effect to the relevant transaction, the incurrence of any related Indebtedness (including the intended use of proceeds thereof) and all other permitted pro forma adjustments on a Pro Forma Basis, (2) based on the most recently ended four (4) consecutive fiscal quarter period for which internal financial statements are initially available, (3) excluding and disregarding for any Pro Forma Basis calculations any borrowings under any revolving credit facility made for ordinary course working capital purposes of the Borrower (as determined by the Borrower in good faith) and (4) at the election of the Borrower, giving effect to other prospective “limited conditionality” acquisitions or similar investments on a Pro Forma Basis for which a letter of intent or definitive agreements have been executed for such Limited Condition Transaction are entered into (the applicable date determined pursuant to the foregoing, the “LCT Test Date”). If on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence or issuance of Indebtedness and the use of proceeds thereof), with such ratios and other provisions calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date for which internal financial statements are available, the Borrower could have taken such action on the relevant LCT Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (i) if, following the LCT Test Date, any of such ratios or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in EBITDA or other components of such ratio) or other provisions at or prior to the consummation of the relevant Limited Condition Transactions, such ratios and other provisions will not be deemed to have been exceeded or failed to have been satisfied as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (ii) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction or related transactions, unless the Borrower elects, in its sole discretion, to test such ratios and compliance with the conditions on the date such Limited Condition Transaction or related transaction is consummated. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket availability or compliance with any other provision hereunder (other than actual compliance with the Debt Service Coverage Ratio) on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated and the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or compliance with any other provision hereunder shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or issuance of Indebtedness and the use of proceeds thereof) had been consummated on the LCT Test Date. For the avoidance of doubt, this Section 1.04(a) shall apply in the case of the conditions precedent to borrowing of any Incremental Facility.
(b)Notwithstanding anything in this Agreement or any Loan Document to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that any Fixed Amount (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the relevant Incurrence-Based Amount in connection with such substantially concurrent incurrence.
(c)For the purposes of calculating any Incurrence-Based Amounts, the proceeds of any Indebtedness being incurred in reliance on such Incurrence-Based Amount shall not be netted (but the Borrower may give pro forma effect to the substantially concurrent repayment of any Indebtedness repaid with such proceeds) from calculating such Incurrence-Based Amount.
Section 1.05Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.
Section 1.06Permitted Change of Control Transactions. Notwithstanding anything to the contrary in this Agreement and the other Loan Documents, including, without limitation, anything set forth in Article VI or Article VII, nothing in this Agreement or the other Loan Documents shall prohibit the consummation of any restructuring and reorganization transactions of the Loan Parties and their respective Subsidiaries that are part of Permitted Change of Control Transactions; provided that to the extent the Permitted Change of Control Transactions affect the Collateral or the identity and composition of the Loan Parties, the Borrower shall cause such amendments, supplements or instruments to be executed, filed and recorded to preserve and protect the Lien on the Collateral and the Guarantees of the Loan Parties in a manner that is reasonably acceptable to the Administrative Agent.
ARTICLE II
THE CREDITS
Section 2.01Commitments.
(a)Subject to the terms and conditions set forth herein, each Lender severally agrees to make an Initial Loan to the Borrower in Dollars on the Closing Date, in an amount equal to such Lender’s Commitment, in each case, by making immediately available funds available in accordance with Section 2.04. The Initial Loans shall be available as ABR Loans or SOFR Loans.
(b)Immediately prior to giving effect to the transactions contemplated hereby, each of the Lenders has such Commitments in such aggregate principal amounts as set forth on Schedule 2.01.
(c)Each Lender’s Commitment in respect of the Initial Loans will terminate upon such Lender’s making of the Initial Loans referred to in this Section 2.01.
Section 2.02Procedure for Borrowing.
(a)The Loans shall be of the same Type, made by Lenders ratably in accordance with their Percentages. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)The Loans shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith. Any Interest Period with respect to any Loan that would otherwise extend beyond the Initial Term Facility Maturity Date, Extended Maturity Date or Incremental Maturity Date shall end on the Final Maturity Date.
(c)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to elect to convert or continue any Borrowing if the Interest Period requested with respect thereto would end after the Initial Term Facility Maturity Date, Extended Maturity Date or any Incremental Maturity Date, as applicable.
Section 2.03Request for Borrowing. To request a Borrowing of Loans, the Borrower shall notify the Administrative Agent of such request in writing (a) in the case of a Borrowing consisting of SOFR Loans, not later than 1:00 p.m., New York City time, three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing (or, with respect to the Borrowing of Initial Loans, on the Closing Date) or (b) in the case of a Borrowing consisting of ABR Loans, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such Borrowing shall be irrevocable and shall be sent by hand delivery, facsimile or email of a properly executed PDF to the Administrative Agent in a Borrowing Request signed by the Borrower. Such Borrowing Request shall specify the following information, which must be in compliance with Section 2.02:
(a)the aggregate amount of the requested Borrowing;
(b)the date of such Borrowing, which shall, in relation to the Borrowing of Initial Loans, be the Closing Date;
(c)whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing;
(d)in the case of a Borrowing consisting of a SOFR Loan, the initial Interest Period to be applicable thereto; and
(e)the location and number of the account to which funds are to be disbursed as directed by the Borrower.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a SOFR Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.
Section 2.04Funding of Borrowings; Interest Elections.
(a)Each Lender shall make each Loan to be made by it to the Borrower hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to such account of the Borrower as is designated by the Borrower in the Borrowing Request.
(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
(c)Each Borrowing of Loans initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. The Borrower may elect to convert any Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(d)To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election in writing by at least one (1) Business Day prior to the termination of the then current Interest Period. Each such Interest Election Request shall be irrevocable and shall be provided by hand delivery, facsimile or email of a properly executed PDF to the Administrative Agent in an Interest Election Request signed by the Borrower.
(e)Each written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and
(iv)if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election.
If any such Interest Election Request made by the Borrower requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.
(f)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.
(g)If the Borrower fails to deliver a timely Interest Election Request with respect to one of its SOFR Loans prior to the end of the Interest Period applicable thereto, then, unless such Loan is repaid as provided herein, at the end of such Interest Period, such SOFR Loan shall be continued as a SOFR Loan with the same Interest Period as previously was applicable thereto; provided that, if such continuation would result in a violation of the last sentence of Section 2.02(b), then such SOFR Loan shall instead be converted to an ABR Loan at the end of the immediately preceding Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders (unless such Event of Default is a Specified Event of Default, in which case no such request shall be required), so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
Section 2.05Promise to Repay Loan; Evidence of Debt.

(a)All Loans shall be paid in full by the Borrower on the Initial Term Facility Maturity Date, Extended Maturity Date or Incremental Maturity Date applicable to such Loans.
(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder, and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)The entries made in the accounts maintained pursuant to Section 2.05(b) or Section 2.05(c) shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans made in accordance with the terms of this Agreement.
(e)Any Lender may request that Loans made by it be evidenced by a promissory note substantially in the form of Exhibit E. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.
Section 2.06Repayment of Loans.
(a)All Loans shall be due and payable as set forth in Section 2.05(a).
(b)Prior to any repayment of any Loans made pursuant to Sections 2.05(a), Section 2.07 or Section 2.08, the Borrower shall identify the Loans to be repaid and shall notify the Administrative Agent in writing of such selection in the form of Exhibit B hereto (i) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the scheduled date of such repayment and (ii) in the case of a SOFR Borrowing, not later than 1:00 p.m. three (3) U.S. Government Securities Business Days before the scheduled date of such repayment. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. Any repayment shall be applied to the Loans such that each Lender receives its ratable share of such repayment (based upon the respective Percentages at the time of such repayment).
Section 2.07Voluntary Prepayment of Loans.
(a)The Borrower shall have the right at any time and from time to time to prepay the Loans in whole or in part, without premium or penalty (other than as provided in Section 2.07(b)), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice provided in accordance with Section 2.06(b).
(b)All prepayments under this Section 2.07 shall be subject to Section 2.10 and shall be accompanied by (i) accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment and (ii) in the event that, on or prior to the date that is six (6) months after the Closing Date, the Borrower undertakes a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (x) in the case of Repricing Transaction under clause (a) of the definition of “Repricing Transaction,” a prepayment premium of one percent (1.00%) of the aggregate principal amount of the Initial Loans voluntarily prepaid or refinanced, (y) in the case of a Repricing Amendment, a fee equal to one percent (1.00%) of the aggregate principal amount of the applicable Initial Loans outstanding immediately prior to such amendment and (z) in the case of a Repricing Transaction occurring under clause (c) of the definition of “Repricing Transaction,” each Non-Consenting Lender being replaced shall be entitled to receive a fee equal to one percent

(1.00%) of the aggregate principal amount of the Initial Loans held by it as determined immediately prior to it being so replaced.
(c)Any optional prepayments of the Loans pursuant to this Section 2.07 shall be applied as directed by the Borrower (or, absent direction by the Borrower, pro rata among Classes in direct order of maturity thereof).
(d)Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, the Borrower may (x) purchase outstanding Loans on a non-pro rata basis through open market purchases or (y) prepay the outstanding Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such prepayment) (or the Borrower may purchase such outstanding Loans and immediately cancel them), which in the case of clause (y) only shall be prepaid without premium or penalty on the following basis:
(i)The Borrower shall have the right to make a voluntary prepayment of Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Loan Prepayment”), in each case made in accordance with this Section 2.07(d)(i); provided that Borrower shall not initiate any action under this Section 2.07(d)(i) in order to make a Discounted Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers.
(ii)(1) Subject to the proviso to clause (i) above, the Borrower may from time to time offer to make a Discounted Loan Prepayment by providing the Auction Agent with five (5) Business Days’ (or such other time agreed between the Borrower and the Administrative Agent) notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower, to (x) each Lender and/or (y) each Lender with respect to any Class of Loans on an individual tranche basis, (2) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.07(d)(ii)), (3) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than, in the case of SOFR Loans, $1,000,000 and whole increments of $1,000,000 in excess thereof and, in the case of ABR Loans, $1,000,000 and whole increments of $250,000 in excess thereof, and (4) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. (New York City time), on the third (3rd) Business Day after the date of delivery of such notice to such Lenders (the “Specified Discount Prepayment Response Date”).
(2) Each Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Loans to be prepaid at such offered discount. Each acceptance of a Discounted Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one (1) Discount Prepayment Accepting Lender, the Borrower will make a prepayment of outstanding Loans pursuant to this clause (3) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to clause (2) above; provided that, if the aggregate principal amount of Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and such Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with clause (vi) below (subject to clause (x) below).

(iii)(1) Subject to the proviso to Section 2.07(d)(i) above, the Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ (or such other time agreed between the Borrower and the Administrative Agent) notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to (x) each Lender and/or (y) each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Loans with respect to each relevant tranche of Loans willing to be prepaid by the Borrower (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.07(d)(iii)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than, in the case of SOFR Loans, $1,000,000 and whole increments of $1,000,000 in excess thereof and, in the case of ABR Loans, $1,000,000 and whole increments of $250,000 in excess thereof, and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. (New York City time), on the third (3rd) Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”). Each Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Loan Prepayment of any of its Loans at any discount to their par value within the Discount Range.
(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Loans to be prepaid at such Applicable Discount in accordance with this clause (iii). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Submitted Amount (subject to any required proration pursuant to the following clause (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3)If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that, if the Submitted Amount by all Participating Lenders offered at a discount to par greater than or equal to the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the Borrower of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with clause (vi) below (subject to clause (x) below).

(iv)(1) Subject to the proviso to clause (i) above, the Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ (or such other time agreed between the Borrower and the Administrative Agent) notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to (x) each Lender and/or (y) each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section 2.07(d)(iv)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than, in the case of SOFR Loans, $1,000,000 and whole increments of $1,000,000 in excess thereof and, in the case of ABR Loans, $1,000,000 and whole increments of $250,000 in excess thereof, and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. (New York City time), on the third (3rd) Business Day after the date of delivery of such notice to such Lenders (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date and (z) specify both a discount to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Loan and the maximum aggregate principal amount and tranches of such Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Loans at any discount.
(2)The Auction Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower (the “Acceptable Discount”), if any. If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third (3rd) Business Day after the date of receipt by the Borrower from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause (2) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.
(3)Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this Section 2.07(d)(iv). If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Offered Amount (subject to any required pro rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower will prepay outstanding Loans pursuant to this clause (iv) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that, if the aggregate Offered Amount by all Qualifying Lenders whose

Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Loans and the tranches to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with clause (vi) below (subject to clause (x) below).
(v)In connection with any Discounted Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Loan Prepayment, the payment of customary fees and expenses from the Borrower in connection therewith.
(vi)If any Loan is prepaid in accordance with clauses (ii) through (iv) above, the Borrower shall prepay such Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s office in immediately available funds not later than 11:00 a.m. (New York City time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Loans on a pro rata basis across such installments. The Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Loans pursuant to this Section 2.07(d) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Loans of such Lenders in accordance with their respective pro rata share. The aggregate principal amount of the tranches and installments of the relevant Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Loan Prepayment. In connection with each prepayment pursuant to this Section 2.07(d), the Borrower shall waive any right to bring any action against the Administrative Agent, in its capacity as such, in connection with any such Discounted Loan Prepayment.
(vii)To the extent not expressly provided for herein, each Discounted Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.07(d), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.
(viii)Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.07(d), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.
(ix)Each of the Borrower and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.07(d) by itself or through any Affiliate of the Auction

Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Loan Prepayment provided for in this Section 2.07(d) as well as activities of the Auction Agent.
(x)The Borrower shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by the Borrower to make any prepayment to a Lender, as applicable, pursuant to this Section 2.07(d) shall not constitute an Event of Default under Section 7.01 or otherwise).
Section 2.08Mandatory Prepayment of Loans.
(a)No later than five (5) Business Days following the date of receipt by the Loan Parties of any Net Disposition Proceeds (subject to any Reinvestment Period, and except for any such Net Disposition Proceeds received from Dispositions of Equity Interests in any Specified Joint Venture) in excess of $40,000,000 since the Closing Date, the Borrower shall apply one hundred percent (100%) of such Net Disposition Proceeds in excess of $40,000,000 to the prepayment of the Loans in accordance with Section 2.08(e) below.
(b)No later than five (5) Business Days following the date of receipt by the Loan Parties of any Net Disposition Proceeds from the Dispositions of Equity Interests in any Specified Joint Venture in excess of $40,000,000 since the Closing Date, the Borrower shall apply an amount no greater than the lesser of (A) one hundred percent (100%) of such Net Disposition Proceeds and (B) an amount such that the Consolidated Total Net Leverage Ratio on a Pro Forma Basis is not greater than 6.00:1.00 (the “Asset Sweep Leverage Test”) (provided that, for the avoidance of doubt, zero percent (0%) of the Net Disposition Proceeds shall be payable if the Consolidated Total Net Leverage Ratio on a Pro Forma Basis is equal to or less than 6.00:1.00 without taking into account any such mandatory prepayment), to the prepayment of the Loans in accordance with Section 2.08(e) below; provided that, notwithstanding the foregoing in this Section 2.08(b), if the Equity Interests in any Specified Joint Venture is disposed by any Loan Party in such amounts that will result in such Loan Party owning, in the aggregate, less than the Specified JV Threshold of such Specified Joint Venture, the Asset Sweep Leverage Test shall not apply.
(c)No later than five (5) Business Days following the date of receipt by the Loan Parties of any Net Loss Proceeds in excess of $40,000,000 since the Closing Date, the Borrower shall apply one hundred percent (100%) of such Net Loss Proceeds in excess of $40,000,000 to the prepayment of the Loans in accordance with Section 2.08(e) below.
(d)No later than five (5) Business Days following the date of receipt by the Loan Parties of any Net Debt Issuance Proceeds, the Borrower shall apply one hundred percent (100%) of such Net Debt Issuance Proceeds to the prepayment of the Loans in accordance with Section 2.08(e) below.
(e)Subject to clauses (f) and (g) below, prepayments of Loans made pursuant to this Section 2.08 shall be applied as follows:
(i)    With respect to any prepayments under clause (a), (b), (c) or (d) above, to ratably prepay any outstanding Loans. Prepayments of Loans hereunder shall be applied to the scheduled installments of principal of each Class of Loans on a pro rata basis as between such Classes of Loans, as directed by the Borrower, or, if not so directed by the Borrower, in direct order of maturity; provided that the Borrower may not direct any prepayment under this Section 2.08 to any Class of Loans with a later Final Maturity Date than any other Class of Loans without also applying such prepayment amounts to such Classes of Loans with an earlier Final Maturity Date on a pro rata basis.
(ii)    Each prepayment of Loans shall be applied ratably to the Loans included in such prepayment and shall be accompanied by accrued interest on the amount prepaid. Such prepayment shall be without premium or penalty other than, in the case of the prepayment of any SOFR Loans, any amounts payable pursuant to Section 2.13.
(f)(i) If at the time that any such prepayment would be required pursuant to Section 2.08(a), (b), (c) or (d), the Borrower is required to repay, prepay, repurchase (including pursuant to an offer to purchase), redeem, defease or otherwise discharge, in any such case in whole or in part, Incremental Equivalent Debt, Refinancing Facilities, Refinancing Notes or any other Indebtedness secured on a pari passu basis with the Obligations with Net Disposition Proceeds, Net Loss Proceeds or Net Debt Issuance Proceeds, as applicable, or a comparable measure as determined in accordance with the documentation governing such Incremental Equivalent Debt, Refinancing Facilities, Refinancing Notes or any other Indebtedness secured on a pari passu basis with the Obligations, then the Borrower may apply such Net Disposition Proceeds, Net Loss Proceeds or Net Debt Issuance Proceeds, as applicable, otherwise required to repay the Loans pursuant to Section 2.08(a), (b), (c) or (d) on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and such other Indebtedness requiring such repayment, prepayment, repurchase, redemption, defeasance or other discharge at such time), to the prepayment of the Loans and to the repurchase or prepayment of such other Indebtedness, and the amount of prepayment of the Loans that would have otherwise been required pursuant to Section 2.08(a), (b), (c) or (d) shall be reduced accordingly; provided that (x) the portion of such Net Disposition Proceeds, Net Loss Proceeds or Net Debt Issuance Proceeds allocated to such Incremental Equivalent Debt, Refinancing Facilities, Refinancing Notes or any other Indebtedness secured on a pari passu basis with the Obligations shall not exceed the amount required to be allocated to such other Indebtedness pursuant to the terms thereof and the remaining amount, if any, of such portion of such proceeds shall be allocated to the Loans to the extent required in accordance with the terms of this Section 2.08(f); and (y) to the extent the holders of such Incremental Equivalent Debt, Refinancing Facilities, Refinancing Notes or any other Indebtedness secured on a pari passu basis with the Obligations decline to have such Indebtedness repurchased or prepaid with such portion of such Net Disposition Proceeds, Net Loss Proceeds or Net Debt Issuance Proceeds, as applicable, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection (or such longer period of time acceptable to the Administrative Agent in its sole discretion) be applied to prepay the Loans to the extent required in accordance with the terms of this Section 2.08(f)).
(g)Anything contained herein to the contrary notwithstanding, in the event the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Loans, by no later than 3:00 p.m. New York City time not less than five (5) Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower is required to make such Waivable Mandatory Prepayment, the Borrower shall notify the Administrative Agent in writing of such selection in the form of Exhibit B hereto of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Loan of the amount of such Lender’s pro rata share of such Waivable Mandatory Prepayment and such Lender’s option to decline such amount. Each such Lender may exercise such option by giving written notice to the Borrower and the Administrative Agent of its election to do so within one (1) Business Day of receipt of such notice from the Administrative Agent (it being understood that any Lender which does not notify the Borrower and the Administrative Agent of its election to exercise such option within one (1) Business Day of such notice shall be deemed to have elected, as of such date, not to exercise such option). The amount of any such mandatory prepayment waived pursuant to this Section 2.08(g) shall be retained by the Borrower (such waived and retained amounts, the “Declined Proceeds”).
Section 2.09Fees.
(a)Fee Letter. The Borrower agrees to pay to the Administrative Agent, (i) for the account of the Administrative Agent, fees payable in the amounts and at the times agreed upon in the Fee Letter (the “Agency Fee”) and (ii) for the account of each applicable Lender, fees payable to such Lender in the amounts set forth in the

Fee Letter. All Fees payable under the Fee Letter shall be paid on the dates due, in immediately available funds, to the Administrative Agent for its own account or distribution, if and as appropriate, among the applicable Lenders.
(b)General. Once paid, none of the Fees shall be refundable under any circumstances unless otherwise specified in the Fee Letter.
Section 2.10Interest.
(a)The Borrower shall pay interest on the unpaid principal amount of each ABR Loan at the Alternate Base Rate plus the Applicable Margin.
(b)The Borrower shall pay interest on the unpaid principal amount of each SOFR Loan at Adjusted Term SOFR for the Interest Period in effect for such SOFR Loan plus the Applicable Margin.
(c)Notwithstanding the foregoing, upon the occurrence and during the continuation of a Specified Event of Default, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, at the request of the Required Lenders, the Borrower shall pay interest on such overdue amount, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.10 or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans in Section 2.10(a); provided that this Section 2.10(c) shall not apply to any Specified Event of Default that has been waived by the Lenders pursuant to Section 9.08.
(d)Accrued interest on each Loan shall be payable by the Borrower in arrears on each Interest Payment Date for such Loan, and upon the Initial Term Facility Maturity Date, the Incremental Maturity Date or the Extended Maturity Date, as applicable; provided that (i) interest accrued pursuant to Section 2.10(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)All computations of interest shall be made by the Administrative Agent taking into account the actual number of days occurring in the period for which such interest is payable pursuant to this Section 2.10, and (i) if based on the Alternate Base Rate, a year of 365 days or 366 days, as the case may be; or (ii) otherwise, on the basis of a year of 360 days.
(f)In connection with the use or administration of Term SOFR, the Administrative Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
Section 2.11Alternate Rate of Interest. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Payment Date with respect to any SOFR Loans, that by reason of circumstances affecting the SOFR market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “Term SOFR,” the Administrative Agent shall on such date give notice to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, SOFR Loans until such time as the Administrative Agent notifies the Borrower and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Borrowing Request or Interest Election Request given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower. It is understood and agreed that the Borrower and the Administrative Agent shall use commercially reasonable efforts to ensure that the adoption of a Benchmark Rate will not be treated as a “significant modification” (and therefore a deemed exchange) under U.S. Treasury Regulations Section 1.1001-3.
Section 2.12Increased Costs.
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, compulsory loan, special deposit, liquidity, Federal Deposit Insurance Corporation insurance or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in Adjusted Term SOFR);
(ii)subject any Lender to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or the interbank market any other condition (in each case, other than Taxes) affecting this Agreement or Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender, by an amount that such Lender reasonably deems to be material, of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) to the Borrower or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) (except in each case for Indemnified Taxes and Excluded Taxes), then, after the Borrower’s receipt of the certificate contemplated in clause (c) below, the Borrower will pay to such Lender (for the account of such Lender), such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered in connection therewith.
(b)If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or any of the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then, from time to time after Borrower’s receipt of the certificate contemplated by clause (c) below, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered in connection therewith.
(c)Any Lender requesting compensation under this Section 2.12 shall deliver a certificate to the Borrower setting forth (i) the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in clause (a) or (b) of this Section 2.12 and (ii) in reasonable detail, the manner in which such amount was determined, which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate meeting the foregoing requirements within 30 days after receipt thereof (or such longer period of time acceptable to such Lender).
(d)As promptly as possible after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.12, such Lender shall notify the Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.12 for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180)-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.13Break Funding Payments. In the event of (a) the prepayment (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise) of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant to this Agreement (other than as a result of a Lender’s failure to fund) or (d) subject to Section 9.04(f), the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a SOFR Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at Term SOFR that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a SOFR Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the SOFR market. Any Lender requesting compensation under this Section 2.13 shall deliver to the Borrower a certificate setting forth (i) any amount such Lender is entitled to receive pursuant to this Section 2.13 and (ii) in reasonable detail, the manner in which such amount was determined, which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate meeting the foregoing within 30 days after receipt thereof (or such longer period of time acceptable to such Lender).
Section 2.14Taxes.
(a)Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear of and without withholding or deduction for any Taxes, except to the extent such withholding or deduction is required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)In addition, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law or, at the option of the Administrative Agent, timely reimburse the Administrative Agent for the payment of such Other Taxes.
(c)Without duplication of amounts paid pursuant to Section 2.14(a) or (b), the Borrower shall indemnify the Administrative Agent and each Lender within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) imposed or assessed on the Administrative Agent or such Lender, as applicable, with respect to any payment by or on account of any obligation of the Borrower under, or otherwise with respect to, any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) and any reasonable expenses arising therefrom or with respect thereto (other than expenses attributable to the gross negligence or willful misconduct of the Administrative Agent or such Lender), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment, liability, imposition or assessment delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d).
(e)As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.14, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses 2.14(f)(ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing,
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), copies of an executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Lender that is not a U.S. Person (a “Non-U.S. Lender”) shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, copies of an executed IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)copies of an executed IRS Form W-8ECI;

(3)in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) copies of an executed IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)to the extent a Non-U.S. Lender is not the beneficial owner, copies of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C)any Non-U.S. Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), copies of any other executed form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;
(D)each Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that, if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.
Each Lender authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.14(e).
(g)The Administrative Agent (and any assignee or successor) shall deliver to the Borrower, on or prior to the execution and delivery of this Agreement, either (i) two duly completed copies of IRS Form W-8IMY certifying that it is a “qualified intermediary” or a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a United States person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a United States person with respect to such payments) or (ii) two duly completed copies of IRS Form W-9, whichever is applicable, with the effect that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States.

(h)If the Administrative Agent or any Lender determines, each in good faith and in its sole discretion, that it has received a refund of Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or such Lender, each in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event such Administrative Agent or Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.
(i)Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(j)For purposes of this Section 2.14, the term “applicable Law” includes FATCA.
Section 2.15Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.12, Section 2.13 or Section 2.14, or otherwise) prior to 3:00 p.m., New York City time. Each such payment shall be made on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except that payments pursuant to Section 2.09, Section 2.12, Section 2.13 or Section 2.14, and Section 9.05 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as otherwise provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan shall in each case be made in Dollars. All payments of other amounts due hereunder or under any other Loan Document shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.
(b)If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest, fees and other amounts then due from the Borrower hereunder, such funds shall be applied first, to any Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and then due and payable pursuant to any of the Loan Documents, ratably among the Lenders in proportion to the respective amounts of such fees and expenses payable to them; third, to interest and fees then due and payable hereunder, ratably among the Lenders in proportion to the respective amounts of such interest and fees payable to them; and fourth, to the principal balance of the Loans until the same shall have been paid in full, ratably among the Lenders.
(c)If any Lender obtains payment (whether voluntarily or involuntarily, by exercising any right of set-off or counterclaim, through the application of any proceeds of Collateral or otherwise) in respect of any principal of or interest on any of its Loans or participations in Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.15(c) shall not apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any permitted assignee or participant, other than to the Borrower (as to which the provisions of this Section 2.15(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.15(c) and will, in each case, notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.15(c) shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
(d)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment by the Borrower is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or Section 2.15(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 2.16Mitigation Obligations; Replacement of Lenders.
(a)If (i) any Lender requests compensation under Section 2.12, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 or (iii) any Lender is a Defaulting Agent/Lender, then such Lender shall use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (x) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.14, as applicable, in the future and (y) would not subject such Lender to any material unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)If (i) any Lender requests compensation under Section 2.12, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (a) of this Section 2.16, or (iii) any Lender is a Defaulting Agent/Lender or (iv) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender,” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders) with respect to which Required Lender consent (or the consent of Lenders holding Loans or Commitments of such Class or lesser group representing more than 50% of the sum of the total Loans and unused Commitments of such Class or lesser group at such time) has been obtained, as applicable (any Lender, a “Non-Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments of such Lender, and repay all Obligations of the Borrower owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be required to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or Section 2.14) and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (y) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.16 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Agent/Lender. Each Lender agrees that if it is replaced pursuant to this Section 2.16, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any promissory note (if the assigning Lender’s Loans are evidenced by one or more promissory notes) subject to such Assignment and Assumption (provided that the failure of any Lender replaced pursuant to this Section 2.16 to execute an Assignment and Assumption or deliver any such promissory note shall not render such sale and purchase (and the corresponding assignment) invalid), such assignment shall be recorded in the Register, any such promissory note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b); provided that the assignment shall be effective regardless whether the Non-Consenting Lender executes the applicable Assignment and Assumption.
Section 2.17Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any SOFR Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue SOFR Loans or to convert ABR Borrowings to SOFR Borrowings, as the case may be, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all such SOFR Borrowings of such Lender to ABR Borrowings on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
Section 2.18Increase in Commitments.
(a)The Borrower may, any time or from time to time after the Closing Date, by written notice to the Administrative Agent (an “Incremental Facility Request”), request the establishment of incremental or additional term loan facilities (each, an “Incremental Facility,” the commitments thereunder, the “Incremental

Commitments” and the loans thereunder, the “Incremental Loans”). Any such Incremental Facility may be implemented by increasing the amount of loans and commitments under the applicable existing Facility or by adding a new facility to this Agreement.
(b)Subject to the terms and conditions set forth in this Section 2.18, any Incremental Facility shall be funded on the relevant Increased Amount Date in each case in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that no Incremental Facility shall be incurred on such date to the extent that the aggregate principal amount of such Incremental Facility when combined with the aggregate principal amount of all Incremental Facilities and Incremental Equivalent Debt then outstanding exceeds the Maximum Incremental Facilities Amount.
(c)Each such Incremental Facility Request shall specify the date (an “Increased Amount Date”) on which the Borrower proposes that the Incremental Commitments and the Incremental Loans shall in each case be made available, which shall be a date not less than three (3) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter number of days as may be agreed to by the Administrative Agent in its sole discretion). The Borrower shall notify the Administrative Agent in writing of the identity of each Lender or other Person (each, an “Incremental Lender”) to whom the applicable Incremental Commitments have been allocated, which allocation shall in each case be made at the Borrower’s sole discretion. Any Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide an Incremental Commitment (it being understood that the Borrower has no obligation to approach any Lender, and no Lender is committing to provide any Incremental Commitment until such time as such Lender agrees in writing to provide all or a portion of the applicable Incremental Commitment).
(d)As of any Increased Amount Date:
(i)no Default or Event of Default shall exist and be continuing or would immediately result from the incurrence of such Incremental Facility;
(ii)such Incremental Facility shall not be (x) guaranteed by any Person who has not provided, or will not then provide, a Guarantee with respect to the Obligations or (y) secured by any assets not constituting or which will not then constitute Collateral under the Loan Documents (and may be unsecured or secured on a pari passu or junior basis with the Facilities);
(iii)to the extent that such Incremental Loans are not made as part of the Initial Term Facility (in which case all terms thereof shall be identical to the terms of the Initial Term Facility):
(A)the Incremental Maturity Date of such Incremental Facility shall not be earlier than the Initial Term Facility Maturity Date; and
(B)the amortization requirements for any Incremental Facility shall be determined by the Borrower and the Incremental Lenders thereunder so long as the Weighted Average Life to Maturity applicable to any Incremental Facility shall be equal to or greater than the Weighted Average Life to Maturity of the Initial Loans outstanding under the Initial Term Facility (without giving effect to any prepayments (other than amortization));
(iv)if the All-In Yield applicable to any Incremental Loans under any Incremental Facility incurred during the six (6)-month period after the Closing Date (other than an Incremental Facility that (1) is unsecured or secured on a junior basis to the Initial Term Facility, (2) does not constitute a syndicated floating rate U.S. dollar denominated term loan facility (3) is less than $150,000,000 in the aggregate, (4) is incurred under clause (a) of the definition of “Maximum Incremental Facilities Amount” or, initially incurred under clause (a) of the definition of “Maximum Incremental Facilities Amount” and later reclassified, (5) is incurred in connection with a permitted acquisition or other investment under Section 6.04, any refinancing of any other Indebtedness or a dividend recapitalization, or (6) is scheduled to mature after the Initial Term Facility Maturity Date) shall be 0.50% per annum or more higher than the corresponding All-In Yield on the Initial Term Facility as of the date of incurrence, then the All-In Yield applicable to the Initial Term Facility shall be increased to cause the then applicable All-In Yield for the Initial Term Facility to equal the All-In Yield then applicable to the Incremental Loans minus 0.50% per annum; and
(v)the terms and provisions of the Incremental Commitments shall be as agreed between the Borrower and the applicable Incremental Lenders providing such Incremental Commitments, subject to satisfying the requirements of this Section 2.18(d) and the terms of such Incremental Commitments shall be effected in each case pursuant to an amendment to this Agreement (an “Incremental Amendment”) executed and delivered by the Borrower, the Administrative Agent and one or more Incremental Lenders; provided that (w) any Incremental Facility may provide for the ability to participate on a non-pro rata basis in any voluntary prepayments of the Incremental Loans under Section 2.10 hereof, (x) such Incremental Loans may participate in any mandatory prepayment under Section 2.08 hereof on a pro rata basis (or on a basis less than pro rata), but not on a basis that is more favorable than pro rata and (y) with respect to terms not addressed by this Section 2.18(d), if such terms (other than pricing terms) of the Incremental Commitments are not, taken as a whole, substantially consistent with the terms of the applicable Facility, such terms shall not be more restrictive, when taken as a whole, than the terms of the applicable Facility or shall be customary for similar debt instruments in light of then-prevailing market conditions, as reasonably determined by the Borrower (except for terms applying after the Initial Term Facility Maturity Date or Extended Maturity Date, as applicable).
(e)On any Increased Amount Date on which any Incremental Commitment becomes effective or Incremental Loans are funded, subject to the foregoing terms and conditions, each Incremental Lender, to the extent not already a Lender, shall become a Lender hereunder with respect to such Incremental Commitment or Incremental Loan; provided that any Person that becomes an Incremental Lender that is not already a Lender, an Affiliate of a Lender or an Approved Fund shall be reasonably satisfactory to the Administrative Agent and the Borrower (in the case of any Incremental Lender, to the extent consent would be required under Section 9.04(b) for an assignment of Loans to such Incremental Lender).
(f)For purposes of this Agreement, any Incremental Loans shall be deemed to be Loans of a new or incremental Class. Each Incremental Amendment may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.18.
Section 2.19Refinancing Indebtedness.
(a)The Borrower may, on one or more occasions after the Closing Date, by written notice to the Administrative Agent, request the establishment hereunder of one or more additional Classes of term loan commitments (the “Refinancing Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Lender”) will make term loans to the Borrower (the “Refinancing Loans” and the facility under which such term loans are made, a “Refinancing Facility”). Each such notice shall specify (i) the date on which the Borrower proposes that the Refinancing Commitments shall be effective, which shall be a date not less than ten (10) Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (ii) the amount of the Refinancing Commitments being requested (it being agreed that (x) any Lender approached to provide any Refinancing Commitment may elect or decline, in its sole discretion, to provide such Refinancing Commitment (and any such Lender that fails to respond to such approach shall be deemed to have declined to provide such Refinancing Commitment, as the case may be) and (y) any Person that the Borrower proposes to become a Refinancing Lender, if such Person is not then a Lender, an Affiliate of a Lender or an Approved Fund shall be reasonably acceptable to the Administrative Agent and the Borrower to the extent consent would be required under Section 9.04(b) for an assignment of Loans to such Refinancing Lender).

(b)The Refinancing Commitments shall be effected pursuant to one or more Refinancing Facility Agreements (each such effective date, a “Refinancing Effective Date”); provided that no Refinancing Commitments shall become effective unless as of any Refinancing Effective Date:
(i)no Default or Event of Default shall exist and be continuing or would immediately result from the incurrence of such Refinancing Commitments or Refinancing Loans;
(ii)the aggregate principal amount of such Refinancing Commitments shall not exceed the aggregate amount of Indebtedness being refinanced therewith, plus the aggregate amount of accrued and unpaid interest with respect to such outstanding Loans and any reasonable fees, premium and expenses relating to such refinancing substantially concurrently with the effectiveness of such Refinancing Commitments;
(iii)the Borrower shall obtain Refinancing Loans thereunder and shall repay or prepay then outstanding Loans of any Class in an aggregate principal amount equal to the aggregate amount of such Refinancing Commitments, and any such prepayment of Loans of any Class shall be applied to reduce the subsequent scheduled repayments of Loans of such Class to be made pursuant to Section 2.10 in inverse order of maturity and, in the case of a prepayment of SOFR Loans, shall be subject to Section 2.13; and
(iv)the Borrower shall have delivered a certificate of a Financial Officer of the Borrower certifying that the requirements of this Section 2.19 have been satisfied.
(c)The Refinancing Facility Agreement shall set forth, with respect to the Refinancing Commitments established thereby and the Refinancing Loans and other extensions of credit to be made thereunder, to the extent applicable, the following terms thereof: (i) the designation of such Refinancing Commitments and Refinancing Loans as a new “Class,” as the case may be, for all purposes hereof, (ii) the stated termination and maturity dates applicable to the Refinancing Commitments or Refinancing Loans of such Class; provided that such stated termination and maturity dates shall not be earlier than the latest Final Maturity Date applicable to the Loans being refinanced (other than customary default and acceleration provisions), (iii) the Refinancing Commitments and Refinancing Loans are equal or junior in right of payment with any remaining portion of the Facilities and, with respect to security with any remaining portion of the Facilities, pari passu, junior or unsecured and shall not be secured by any assets other than the collateral securing the Facilities or guaranteed by any Person that does not guarantee the Facilities (provided that any such Refinancing Commitments or Refinancing Loans that are pari passu with or junior to the Facilities with respect to security shall be subject to a Pari Passu Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable), (iv) any amortization applicable to the Refinancing Loans and the effect thereon of any prepayment of such Refinancing Loans refinancing any Loans; provided that the Weighted Average Life to Maturity of any such Refinancing Loans refinancing any Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Loans being refinanced; provided, further, that, any such Refinancing Loans may be amortized in an amount not to exceed five percent (5.0%) per annum of the original principal amount thereof, (v) such Refinancing Loans may participate in any mandatory prepayment of the Loans on a pro rata basis (or on a basis less than pro rata), but not on a basis that is more favorable than pro rata and (vi) the other terms and conditions of any Refinancing Loans and Refinancing Commitments shall, either, at the option of the Borrower, (A) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower); or (B) if not consistent with the terms and conditions of the corresponding Class under the Facilities, not be materially more restrictive to the Borrower (as determined by the Borrower), when taken as a whole, than the terms of the applicable Class under the Facility being refinanced or replaced (except for terms and conditions applicable only to periods after the latest Final Maturity Date applicable to the Loans being refinanced) (it being understood that if the terms and conditions are materially more restrictive to the Borrower, such terms and conditions shall be permitted so long as the Lenders under the existing Facilities receive the benefit of such terms and conditions).
(d)For purposes of this Agreement, any Refinancing Loans shall be deemed to be Loans of a new or incremental Class. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Agreement. Each Refinancing Facility Agreement may, without the consent of the Collateral

Agent or any Lender other than the applicable Refinancing Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section 2.19, including any amendments necessary to treat the applicable Refinancing Commitments and Refinancing Loans as a new “Class” of loans and/or letters of credit and/or commitments hereunder and any amendments and/or supplements to the Collateral Documents.
Section 2.20Incremental Equivalent Debt and Refinancing Notes.
(a)In lieu of any Incremental Facilities, the Borrower may issue or incur Incremental Equivalent Debt subject to the satisfaction of each of the following conditions:
(i)the aggregate principal amount of any Incremental Equivalent Debt, as of the date of and after giving effect to the issuance of any such Incremental Equivalent Debt, may not exceed the Maximum Incremental Facilities Amount reduced, on a dollar-for-dollar basis, by any Incremental Commitments and Incremental Loans incurred (and not terminated, repaid or prepaid) pursuant to Section 2.18;
(ii)any such Incremental Equivalent Debt, if secured, shall be secured solely by the same Collateral securing the Facilities (and, in each case, if secured on a pari passu, junior or subordinated basis, the lenders or the holders of such Incremental Equivalent Debt shall have entered into a Pari Passu Intercreditor Agreement or a Junior Lien Intercreditor Agreement, as applicable), and shall not be guaranteed by any Person who has not provided, or will not then provide, a Guarantee with respect to the Obligations;
(iii)the final stated maturity date for any such Incremental Equivalent Debt may be the same or later (but not earlier) than the Final Maturity Date in respect any then-existing Facility;
(iv)the Weighted Average Life to Maturity of any such Incremental Equivalent Debt may not be shorter than the remaining Weighted Average Life to Maturity applicable to the then existing Loans (determined without giving effect to any prepayments (other than amortization));
(v)except as otherwise required under clauses (i) through (iv) above and as provided, further in the second proviso of this clause (v), to the extent the terms of any such Incremental Equivalent Debt are not substantially consistent with the Initial Term Facility (taken as a whole), then such terms (other than that portion of any terms, covenants or other provisions applicable to any period ending after the Initial Term Facility Maturity Date) shall not be more restrictive, when taken as a whole, than the terms of the Initial Term Facility or shall be customary for similar debt instruments in light of then-prevailing market conditions, as reasonably determined by the Borrower; provided that the requirements of this clause (v) shall be deemed satisfied if the Borrower provides written notice to the Administrative Agent of the Borrower’s determination that the requirements of this clause (v) are satisfied in respect of the applicable Incremental Equivalent Debt (together with copies of the draft documentation for such Incremental Equivalent Debt) and the Administrative Agent shall not object to such determination within five (5) Business Days following receipt of the Borrower’s written notice; provided, further, that (x) such Incremental Equivalent Debt may participate in any mandatory prepayment under Section 2.08 hereof on a pro rata basis (or on a basis less than pro rata), but not on a basis that is more favorable than pro rata and (y) any Incremental Equivalent Debt may provide for the ability to participate on a non-pro rata basis in any voluntary prepayments of the Incremental Equivalent Debt under Section 2.07 hereof; and
(vi)immediately prior to and after giving effect to the proposed Incremental Equivalent Debt, no Default or Event of Default shall exist and be continuing or would immediately result from the incurrence thereof.
Notwithstanding the foregoing, the conditions set forth in clause (iv) above shall not apply to any bridge loan facility provided on customary terms if the long-term Indebtedness that such bridge loan facility is to be converted into satisfies the maturity and amortization restrictions in such clause. Without the consent of any Lender, the

Administrative Agent and the Borrower may effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20, including amendments as deemed necessary by the Administrative Agent in its reasonable judgment to effect any lien or payment subordination and associated rights of the applicable Incremental Equivalent Debt lenders to the extent any Incremental Equivalent Debt must rank junior in right of security or payment or to address technical issues relating to funding and payments.
(b)In lieu of any Refinancing Facilities, the Borrower may issue or incur Refinancing Notes subject to the satisfaction of each of the following conditions:
(i)no Default or Event of Default shall exist and be continuing or would immediately result from the incurrence of such Refinancing Notes;
(ii)the aggregate principal amount of such Refinancing Notes shall not exceed the aggregate amount of Indebtedness being refinanced therewith, plus the aggregate amount of accrued and unpaid interest with respect to such outstanding Loans and any reasonable fees, premium and expenses relating to such refinancing substantially concurrently with the effectiveness of such Refinancing Notes;
(iii)the Borrower shall obtain Refinancing Notes thereunder and shall repay or prepay then outstanding Loans with the accrued and unpaid interest of any Class in an aggregate principal amount equal to the aggregate amount of such Refinancing Notes, and any such prepayment of Loans of any Class shall be applied to reduce the subsequent scheduled repayments of Loans of such Class to be made pursuant to Section 2.10 in inverse order of maturity and, in the case of a prepayment of SOFR Loans, shall be subject to Section 2.13; and
(iv)the Borrower shall have delivered a certificate of a Financial Officer of the Borrower certifying that the requirements of this Section 2.20 have been satisfied.
(c)The Refinancing Facility Agreement shall set forth, with respect to the Refinancing Notes established thereby and the Refinancing Notes and other extensions of credit to be made thereunder, to the extent applicable, the following terms thereof: (i) the stated termination and maturity dates applicable to the Refinancing Notes; provided that such stated termination and maturity dates shall not be earlier than the latest Final Maturity Date applicable to the Loans being refinanced, as applicable (other than customary default and acceleration provisions), (ii) the Refinancing Notes are equal or junior in right of payment with any remaining portion of the Facilities and, with respect to security with any remaining portion of the Facilities, pari passu, junior or unsecured and shall not be secured by any assets other than the collateral securing the Facilities or guaranteed by any Person that does not guarantee the Facilities (provided that any such Refinancing Notes that are pari passu with or junior to the Facilities with respect to security shall be subject to a Pari Passu Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable), (iii) any amortization applicable to the Refinancing Notes and the effect thereon of any prepayment of such Refinancing Notes refinancing any Loans; provided that the Weighted Average Life to Maturity of any such Refinancing Notes refinancing any Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Loans being refinanced; provided, further, that, any such Refinancing Loans may be amortized in an amount not to exceed five percent (5.0%) per annum of the original principal amount thereof, (iv) such Refinancing Notes may participate in any mandatory prepayment of the Loans on a pro rata basis (or on a basis less than pro rata), but not on a basis that is more favorable than pro rata and (v) the other terms and conditions of any Refinancing Notes shall, either, at the option of the Borrower, (A) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower) or (B) if not consistent with the terms and conditions of the corresponding Class under the Facilities, not be materially more restrictive to the Borrower (as determined by the Borrower), when taken as a whole, than the terms of the applicable Class under the Facility being refinanced or replaced (except for terms and conditions applicable only to periods after the latest Final Maturity Date applicable to the Loans being refinanced) (it being understood that if the terms and conditions are materially more restrictive to the Borrower, such terms and conditions shall be permitted so long as the Lenders under the existing Facilities receive the benefit of such terms and conditions).

Section 2.21Benchmark Replacement Setting.
(a)Benchmark Replacement.
(i)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders and the Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
(ii)No Swap Agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.21.
(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.21(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.21, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.21.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.
Section 2.22Extension of Maturity Date.
(a)Notwithstanding anything to the contrary in the Loan Documents, the Borrower may from time to time, pursuant to the provisions of this Section 2.22, without the consent of the Administrative Agent or the Required Lenders, agree with one or more Lenders to extend the Initial Term Facility Maturity Date or the Incremental Maturity Date, as applicable, then applicable to such Lender’s Loans and otherwise modify the economic terms of any such Loans or any portion thereof (including, without limitation, by modifying the interest rate, premiums or fees payable and/or the amortization schedule in respect of such Loans or any portion thereof) (each such extension, an “Extension”) pursuant to one or more written offers (each an “Extension Offer”) made from time to time by the Borrower to all Lenders whose Loans have the same Initial Term Facility Maturity Date or Incremental Maturity Date, as applicable, that is proposed to be extended under this Section 2.22, in each case on a pro rata basis (based on the relative principal amounts of the outstanding Loans of each such Lender holding such Loans) and on the same terms to each such Lender, which Extension Offer may be conditioned as determined by the Borrower and set forth in such offer. In connection with each Extension, the Borrower will provide notification to the Administrative Agent (for distribution to the applicable Lenders), no later than thirty (30) days (or such shorter period as Administrative Agent may agree) prior to the maturity of the applicable Loans to be extended of the requested new maturity date for the proposed Loans to be extended (each an “Extended Maturity Date”) and the due date for Lender responses. The Borrower and the Administrative Agent shall agree to such procedures, if any, as may be reasonably acceptable to the Administrative Agent and the Borrower to accomplish the purposes of this Section 2.22. In connection with any such Extension, each applicable Lender wishing to participate in such Extension shall, prior to the applicable due date therefor, provide the Administrative Agent with a written notice of its desire to so participate. Any Lender that does not respond to an Extension Offer (referred to herein as a “Non-Extending Lender”) by the applicable due date shall be deemed to have rejected such Extension.
(b)Each Extension shall be subject to the following:
(i)no Event of Default shall have occurred and be continuing or would immediately result therefrom after giving effect to such Extension;
(ii)except as to interest rates, fees, scheduled amortization, optional prepayment terms, premium, required prepayment dates, any related grants of warrants and/or other Equity Interests given in connection therewith, final maturity date (which shall, subject to clause (iii) below, be determined by the Borrower and set forth in the relevant Extension Offer) and covenants and other provisions applicable to periods after the Final Maturity Date of any Loans of the applicable Class that have not been, and are not being, extended, the Extension Loans of any Lender of such Class extended pursuant to any Extension shall have terms that are no more favorable in any material respect, taken as a whole, than the applicable Loans of such Class prior to the related Extension Offer;
(iii)the final maturity date of the Extension Loans shall be later than the Final Maturity Date of the Loans of the applicable Class that are not being so extended, and the Weighted Average Life to Maturity of such Extension Loans shall be no shorter than the Weighted Average Life to Maturity of the applicable Loans of such Class subject to an Extension Offer that are not so extended;

(iv)if the aggregate principal amount of Loans in respect of which Lenders of an applicable Class shall have accepted an Extension Offer exceeds the maximum aggregate principal amount of Loans of such Class offered to be extended by the Borrower pursuant to the relevant Extension Offer, then such Loans shall be extended ratably up to such maximum amount based on the relative principal amounts thereof (not to exceed any Lender’s actual holdings of record) with respect to which such Lenders accepted such Extension Offer;
(v)all documentation in respect of such Extension shall be consistent with the foregoing; and
(vi)any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.
(c)The consummation and effectiveness of any Extension will be subject to a condition set forth in the relevant Extension Offer (a “Minimum Extension Condition”) that a minimum amount (to be determined in the Borrower’s discretion and specified in the relevant Extension Offer, but in no event less than $25,000,000, unless another lesser amount is agreed to by the Administrative Agent) of Loans of an applicable Class be tendered. For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.15 will not apply to Extensions of Loans pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 2.22, including to any payment of interest or fees in respect of any Loans that have been extended pursuant to an Extension at a rate or rates different from those paid or payable in respect of Loans not extended pursuant to such Extension Offer, in each case as is set forth in the relevant Extension Offer.
(d)The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Loan Documents as may be necessary in order to establish new tranches of Loans of the applicable Class created pursuant to an Extension (including without limitation amending the definition of “Percentage” to effectuate the payment of different rates and fees to be made to those Lenders who have agreed to extend the maturity date of their Loans of such Class), in each case on terms consistent with this Section 2.22, and any such Extension Amendments entered into with the Borrower by the Administrative Agent hereunder shall be binding on the Lenders. For the avoidance of doubt, no Extension Amendment shall modify in any respect any Loans of any Class of Lender without the written consent of such Lender. All Extension Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Secured Obligations.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
The Borrower and each Subsidiary Guarantor represents and warrants to each of the Agents and the Lenders on the Closing Date and on the effective date of any Extension, except as expressly provided below (it being understood that the representations and warranties related to any time period that is prior to the Acquisition Signing Date with respect to any Subsidiary Guarantor or Specified Joint Venture, such representation is deemed made only to the knowledge of the Borrower):
Section 3.01Organization; Powers. The Loan Parties (a) are duly organized and validly existing in the jurisdiction of their incorporation, organization or formation, (b) have all requisite power and authority to own their Property and assets and to carry on their business as now conducted, (c) are in good standing (to the extent that such concept is applicable in the relevant jurisdiction) and qualified to do business in each jurisdiction (including each of their jurisdictions of incorporation, organization or formation) where such qualification is required, except where the failure, individually or in the aggregate, to so qualify or to be in good standing could not reasonably be expected to have a Material Adverse Effect and (d) have the power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which either is a party and each other agreement or instrument contemplated thereby to which either is or will be a party and to borrow and otherwise obtain credit hereunder.

Section 3.02Authorization. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, the Borrowings hereunder and the Transactions occurring on or after the Closing Date contemplated hereunder and the granting of the guarantees and security interests in respect thereof (a) have been duly authorized by all necessary corporate, stockholder, limited liability company or partnership action required to be obtained by the Loan Parties and (b) will not (i) violate (A) any provision of the certificate or articles of incorporation or other constitutive documents or by-laws of the Loan Parties or (B) any law, statute, rule or regulation, or any applicable order of any court or any rule, regulation or order of any Governmental Authority applicable to the Loan Parties, (ii) result in a default of any provision of any indenture, lease, agreement or other instrument to which any Loan Party is bound, (iii) require any payment to be made by any Loan Party or result in any cancellation or acceleration of any obligation under any such material indenture, lease, agreement or other instrument, or (iv) result in the creation or imposition of any Lien upon or with respect to any Collateral or any Property now owned or hereafter acquired by any Loan Party other than Liens pursuant to the Collateral Agreement whereby any such conflict, violation, breach or default referred to in clause (a), clause (b)(i)(B), clause (b)(ii), clause (b)(iii) or clause (b)(iv) above would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.03Enforceability. This Agreement has been duly executed and delivered by the Loan Parties and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by any Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.
Section 3.04Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions occurring on or after the Closing Date except for (a) the filing of UCC financing statements and other filings necessary to perfect Liens created pursuant to the Loan Documents, (b) such consents, authorizations, filings or other actions that have either (i) been made or obtained and are in full force and effect or (ii) are listed on Schedule 3.04 and (c) such actions, consents, approvals, registrations or filings, the failure to be obtained or made which could not reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt this Section 3.04 in no way limits Section 3.08(d).
Section 3.05Financial Statements. As of the Closing Date, the Closing Date Financial Statements fairly present the financial position of such Persons as of the dates thereof.
Section 3.06No Material Adverse Effect. To the knowledge of Borrower, since December 31, 2025, there has been no event or occurrence which has resulted in or would reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect.
Section 3.07Title to Properties; Subsidiaries; Equity Interests. This Section 3.07 pertains to all Property of the Borrower and the Subsidiary Guarantors other than intellectual property (which is covered by Section 3.21).
(a)The Borrower and the Subsidiary Guarantors have good and valid title, in all material respects, to all their Property, subject solely to (i) Liens permitted by Section 6.02 and (ii) easement rights listed on Schedule 3.07(a) acquired by condemnation and pending assignment to the Borrower.
(b)Schedule 3.07(b) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of the Borrower and any Subsidiary Guarantor and the number of each class of Equity Interests owned by the Borrower and any Subsidiary Guarantor indicating the ownership thereof. As of the Closing Date, (i) the Borrower has no Subsidiaries other than ACI Rover, LLC, and (ii) ACI Rover, LLC has no Subsidiaries other than ET Rover Pipeline, L.L.C.

(c)All Equity Interests issued, owned, held or Controlled by the Borrower and any Subsidiary Guarantor are fully paid, and there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests owned by the Borrower and any Subsidiary Guarantor, except as set forth on Schedule 3.07(c).
Section 3.08Litigation; Compliance with Laws; Relevant Regulatory Bodies; Lack of Impact on Lenders.
(a)Except as set forth on Schedule 3.08, there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or, to the knowledge of the Loan Parties, threatened in writing against, any Loan Party or any business, or rights of any Loan Party (i) that involve any Loan Document to which any Loan Party is a party or the Transactions or (ii) that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
(b)There are no outstanding judgments against the Loan Parties that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
(c)Excluding Plans, which are separately addressed in Section 3.13, (i) to the knowledge of the Borrower, the Loan Parties have for the past three (3) years complied with all applicable statutes, laws, rules, regulations, orders, decrees and restrictions of any Governmental Authority, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect and (ii) none of the Loan Parties is in violation of (nor will the continued operation of its Properties and assets as currently conducted violate) any applicable statutes, laws, rules, regulations, orders, decrees and restrictions of any Governmental Authority, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.
(d)Without in any way limiting Section 3.04, the Loan Parties have obtained and maintained in full force and effect all permits, licenses, registrations, certificates, approvals, consents, clearances and other authorizations from any Governmental Authority required under any currently applicable Law for the operation of its business as presently conducted, except as would not reasonably be expected to have a Material Adverse Effect.
Section 3.09Federal Reserve Regulations.
(a)Neither the Borrower nor any of the Subsidiary Guarantors is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
(b)No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Indebtedness originally incurred for such purpose or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.
Section 3.10Investment Company Act. None of the Loan Parties is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended (the “Investment Company Act”).
Section 3.11Tax Returns. Except as set forth on Schedule 3.11, the Borrower and the Subsidiary Guarantors (i) have timely filed or caused to be timely filed all federal, state, and local Tax returns and reports required to have been filed by it and (ii) have timely paid or caused to be timely paid all Taxes due and payable by it and all other Taxes or assessments, except in each case referred to in clause (i) or (ii) above, (A) if the failure to comply could not reasonably be expected to have a Material Adverse Effect or (B) if the Taxes or assessments are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Borrower or any Subsidiary Guarantor, as applicable, has set aside on its books adequate reserves in accordance with GAAP.

Section 3.12No Material Misstatements.
(a)As of the Closing Date, all written information other than the Projections, other forward looking information and information of a general economic or industry specific nature (the “Information”) that has been made available to the Agents, any Joint Lead Arrangers or any Lender by or on behalf of any Loan Party, when furnished and when taken as a whole, is complete and correct in all material respects and does not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, after giving effect to any supplement thereto theretofore provided;
(b)(i)    The Projections prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Agent, any Joint Lead Arrangers or any Lender in connection with this Agreement, the Transactions or the other transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the Closing Date;
(ii)Without limiting this Section 3.12(b), the parties hereto agree and acknowledge that (x) the assumptions reflected in any Projections may or may not prove to be correct and (y) the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Affiliates, that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material, and that no assurances can be given that any such Projections will be realized; and
(c)As of the Closing Date, the information included in the Beneficial Ownership Certification provided prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all material respects;
provided that for any information that is related to the time period that is prior to the Acquisition Signing Date with respect to any Subsidiary Guarantor or Specified Joint Venture, the representation made in this Section 3.12 is deemed made only to the knowledge of the Borrower.
Section 3.13Employment Matters; Employee Benefit Plans.
(a)None of the Borrower or any Subsidiary Guarantor has any employees. To the knowledge of the Borrower, there is no ongoing or threatened labor dispute, strike, lockout, slowdown or work stoppage by individuals providing services to the Borrower or any Subsidiary Guarantor that has or would reasonably be expected to have a Material Adverse Effect.
(b)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Plan is in compliance with all applicable provisions of, and has been administered in compliance with all applicable provisions of, ERISA and the Code (and the regulations and published interpretations thereunder), (ii) the value of the assets of each Plan of the Borrower, any Subsidiary Guarantor and the ERISA Affiliates equals or exceeds the present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of U.S. GAAP Codification Topic 715-30) as of the last annual valuation date applicable thereto, and the value of the assets of all Plans equals or exceeds the present value of all benefit liabilities of all Plans (based on the assumptions used for purposes of U.S. GAAP Codification Topic 715-30) as of the last annual valuation dates applicable thereto and (iii) no ERISA Event has occurred or is reasonably expected to occur.
Section 3.14Insurance Matters. The Borrower and the Subsidiary Guarantors are insured by insurers of recognized financial responsibility (or otherwise covered by insurance held by an Affiliate thereof) against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged. None of the Borrower or any of any Subsidiary Guarantors has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers.

Section 3.15Solvency. As of the Closing Date and as of the effective date of any Extension, immediately after giving effect to such Extension: (a) the fair value of the assets (for the avoidance of doubt, calculated to include goodwill and other intangibles) of the Borrower on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower on a consolidated basis; (b) the present fair saleable value of the Property of the Borrower on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower on a consolidated basis, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.
Section 3.16[Reserved].
Section 3.17Use of Proceeds. The Borrower will use the proceeds of the Initial Loans to pay transaction costs and expenses incurred in connection with the Transactions, including the refinancing of the Existing Debt Facility.
Section 3.18Perfection of Security Interests. The Collateral Documents will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Equity (as defined in the Collateral Agreement), when stock certificates representing such Pledged Equity are delivered to the Collateral Agent, together with duly executed stock powers or other instruments of transfer, in the case of the Pledged Debt (as defined in the Collateral Agreement), when instruments representing such Pledged Debt are delivered to the Collateral Agent, together with duly executed endorsements or other instruments of transfer, and in the case of the other Collateral described in the Collateral Documents, when financing statements and other filings specified therein in appropriate form are filed in the offices specified therein, the Liens created by the Collateral Documents shall constitute a fully perfected first-priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof to the extent perfection can be obtained by filing financing statements, making such other filings specified therein or by possession or control (other than by control agreements with respect to Collateral constituting Deposit Accounts, Commodity Accounts or Security Accounts which shall not be required), as security for the Secured Obligations.
Section 3.19Environmental Matters. Except for matters that would not reasonably be expected to have a Material Adverse Effect:
(a)    (i) there is no Environmental Claim pending or, to the Borrower’s knowledge, threatened, in writing, against the Borrower or the Subsidiary Guarantor and (ii) in the past three (3) years, there has not been any such Environmental Claim received by the Borrower or the Subsidiary Guarantors, which Environmental Claim remains unresolved;
(b)    each of the Borrower and the Subsidiary Guarantors is in compliance with Environmental Laws, which compliance includes obtaining, maintaining in full force and effect and complying with all permits, licenses, registrations, certificates, approvals, consents, clearances and other authorizations from any Governmental Authority required pursuant to Environmental Law to conduct its respective businesses as currently conducted; and
(c)    no Hazardous Materials have been, released, either (i) by the Borrower, or, to the knowledge of the Borrower, the Subsidiary Guarantors or (ii), at, any Properties or other assets now or, to the knowledge of the Borrower, formerly owned, leased or operated by the Borrower, or the Subsidiary Guarantors, in each case which would reasonably be expected to result in any liability of the Borrower or the Subsidiary Guarantors pursuant to any Environmental Law.

Section 3.20Regulatory Status.
(a)The Borrower and each of the Subsidiary Guarantors is not, and after giving effect to the Transactions and as a direct result of giving effect to the Transactions, will not become (i) subject to regulation by the Federal Energy Regulatory Commission (“FERC”) as a “natural-gas company” as that term is defined in the Natural Gas Act (“NGA”), (ii) subject to, or not exempt from, regulation under the Public Utility Holding Company Act of 2005 (“PUHCA”) as a “holding company,” a “gas utility company” or a “public-utility company” as such terms are defined in PUHCA, or (iii) subject to regulation under the Natural Gas Policy Act of 1978 (“NGPA”).
(b)None of the Agents or Lenders, nor any “affiliate” (as that term is defined in Section 1262(1) of PUHCA) of any of them, will, solely as a result of their execution and delivery hereof, the consummation of the transaction contemplated hereby, or their performance of obligations hereunder, become subject to regulation by FERC under the NGA, NGPA, or PUHCA.
Section 3.21Intellectual Property. Each of the Borrower and the Subsidiary Guarantors owns or has the right to use all patents, copyrights, proprietary software, service marks, trademarks and trade names, or licenses thereof material to the operation of its business, except for such rights or interests the failure of which to own or possess the right to use could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and, to the Borrower’s and any Subsidiary Guarantor’s knowledge, without infringement with the rights of others, except for any such infringement that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 3.22Affected Financial Institution. Neither the Borrower nor any Subsidiary Guarantor is an Affected Financial Institution.
Section 3.23Pari Passu Obligations. Neither the Borrower nor any Subsidiary Guarantor has entered into any agreement purported to subordinate the Obligations in right of payment to any other Indebtedness for borrowed money of the Borrower or any Subsidiary Guarantor, other than any “waterfall” or other right of payment agreed to by the Lenders in the Loan Documents with respect to the Obligations.
Section 3.24Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(a)None of Loan Parties or any of their Subsidiaries, nor, to the knowledge of the Borrower, any of their respective directors, officers or employees or any employee, or agent of the Loan Parties or any of their respective Subsidiaries (i) is currently the subject or target of any Sanctions or located, organized or resident in a Sanctioned Country, (ii) is engaged in any dealings of, with or involving a Person that is the subject or target of any Sanctions or located, organized or resident in a Sanctioned Country in violation of Sanctions or (iii) to the knowledge of the Loan Parties, is in violation of any Anti-Corruption Laws or any Anti-Money Laundering Laws.
(b)The Borrower will not use any part of the proceeds of the Loans, directly, or to the knowledge of the Borrower, indirectly (i) in violation of any Anti-Corruption Law or Anti-Money Laundering Law; (ii) to finance any activities or business of or with any Person that is the subject of any Sanctions or in, with or involving any Sanctioned Country, in each case in violation of Sanctions; or (iii) in any other manner that would constitute or give rise to a violation of Sanctions by any party to this Agreement, including any Lender.
ARTICLE IV
CONDITIONS PRECEDENT
Section 4.01Closing Date. The obligation of each Lender to make its Loan on the Closing Date is subject to the satisfaction of the following conditions (or waiver thereof in accordance with Section 9.08):
(a)    The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.

(b)    Each representation and warranty of each Loan Party set forth in Article III and of the Loan Parties under the Loan Documents to which such Person is a party shall be true and correct in all material respects (unless such representation and warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) as of the Closing Date (or if such representation and warranty relates solely as of an earlier date, as of such earlier date).
(c)    The Administrative Agent (or its counsel) shall have received from each party to each of the following Loan Documents either (x) an original counterpart of such Loan Document signed on behalf of such party or (y) evidence satisfactory to the Administrative Agent (which may include an electronic or PDF copy of each signed signature page) that such party has signed a counterpart of each of the following:
(i)    this Agreement;
(ii)    the Collateral Agreement; and
(iii)    each promissory note requested pursuant to Section 2.05(e), if any.
(d)    The Administrative Agent shall have received, on the Closing Date, a written opinion of Kirkland & Ellis LLP, counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Loan Parties and the Loan Documents as the Administrative Agent shall reasonably request, and the Borrower hereby instructs such counsel to deliver such opinion.
(e)    The Administrative Agent shall have received in the case of each Loan Party each of the following:
(i)    a copy (which shall be delivered as attachments to the certificates required in the following clause (ii)) of the certificate or articles of incorporation, limited partnership agreement or limited liability agreement, including all amendments thereto, or other relevant constitutional documents under applicable law of each such Person, (A) in the case of any such Person that is an entity registered with the state of its formation, certified as of a recent date by the Secretary of State (or other similar official) and a certificate as to the good standing of each such Person as of a recent date from such Secretary of State (or other similar official) or (B) in the case of each such Person that is not a registered business organization, certified by the Secretary or Assistant Secretary, or the general partner, managing member or sole member, as applicable, of such Person; and
(ii)    a certificate of the Secretary, Assistant Secretary or any Responsible Officer of each Loan Party, in each case, dated the Closing Date and certifying:
(A)    that attached thereto is a true, correct and complete copy of the Organizational Documents of such Person, certified as required in clause (i) above, and together with any and all amendments thereto, as in effect on the Closing Date and at the time the resolutions described in clause (B) below were adopted,
(B)    that attached thereto is a true, correct and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Person (or its managing general partner or managing member); that such resolutions authorize (x) the execution, delivery and performance of the Loan Documents to which such Person is a party and (y) in the case of the Borrower, the Borrowings hereunder; that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C)    that attached thereto is a true, correct and complete copy of the certificates of good standing of such Person, certified as required in clause (i) above, and
(D)    as to the incumbency and specimen signature of each officer or director executing any Loan Document or any other document delivered in connection herewith on behalf of such Person.
(f)    All actions necessary to establish that the Collateral Agent will have a perfected security interest in the Collateral under each Collateral Document shall have been taken, in each case, to the extent such Collateral (including the creation or perfection of any security interest) is required to be provided on the Closing Date pursuant to the terms of the Collateral Documents, and the Administrative Agent shall have received the results of a search of the UCC (or equivalent under other similar law) filings made with respect to the parties to the Collateral Documents in their respective jurisdictions of organization and customary tax and judgment lien search results, and copies of the financing statements (or similar documents) disclosed by such searches and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released; provided that, notwithstanding anything in this Agreement or the other Loan Documents to the contrary, to the extent that the perfection of any security interest in Collateral is not or cannot be provided on the Closing Date (other than a perfected lien on the Collateral that may be perfected solely by the filing of a financing statement under the UCC, the filing of intellectual property security agreements with the applicable authorities and delivery of share certificates in respect of pledged Equity Interests of any Subsidiary Guarantor and any Specified Joint Venture (along with stock powers endorsed in blank) with respect to which a lien may be perfected upon closing by the delivery of such certificate to the extent that the Borrower has actually received such certificates from the Seller or its designees) after the Borrower’s use of commercially reasonable efforts to do so, then the perfection of such lien on such Collateral shall not constitute a condition precedent to the Closing Date under this Section 4.01.
(g)    The Agents shall have received all fees payable thereto or to any Lender or to the Joint Lead Arrangers on or prior to the Closing Date (including, without limitation, amounts payable pursuant to the Fee Letter) and, to the extent invoiced at least three (3) Business Days before the Closing Date, costs, expenses (including legal fees and expense) and all other amounts due and payable hereunder or under the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any Loan Document.
(h)     The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower as to the matters set forth in Section 4.01(b) and (m).
(i)    The Administrative Agent shall have received a Solvency Certificate signed by a Responsible Officer of the Borrower.
(j)    The Administrative Agent, the Collateral Agent and the Lenders shall have received all documentation and other information (including any requested Beneficial Ownership Certification) required by U.S. regulatory authorities with respect to the Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the U.S.A. PATRIOT Act and the Beneficial Ownership Regulation, at least three (3) Business Days in advance of the Closing Date to the extent that such documentation and information has been reasonably requested by the Administrative Agent or the Collateral Agent at least ten (10) Business Days in advance of the Closing Date.
(k)    The Administrative Agent shall have received true and correct copies of (a) a draft unaudited statement of financial condition of the Borrower, including the schedule of investments, as of December 31, 2025, and the related statements of operations, changes in member’s capital and cash flows for the year ended December 31, 2025 and (b) the statement of financial condition of the Borrower, including the schedule of investments, as of December 31, 2024, and the related statements of operations, changes in member’s capital and cash flows for the year ended December 31, 2024 (collectively, the “Closing Date Financial Statements”), which have previously been delivered to the Administrative Agent.
(l)    The repayment in full of (and, to the extent applicable, termination of all commitments under and guarantees and security interests related thereto) all outstanding indebtedness (whether in the format of a credit facility or notes) (including, for the avoidance of doubt, the Existing Debt Facility) owing or guaranteed by the Borrower on the Closing Date immediately prior to giving effect to this Agreement (other than any Indebtedness of or guarantees by the Borrower permitted hereunder) (the “Refinancing”).
(m)    To the knowledge of Borrower, since December 31, 2025, there shall not have occurred a “Material Adverse Effect” that is continuing.
ARTICLE V
AFFIRMATIVE COVENANTS
Each Loan Party covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the principal of and interest on each Loan, all Fees and all other Obligations (other than contingent indemnification obligations) payable under any Loan Document shall have been paid in full in cash, the Loan Parties will:
Section 5.01Existence, Maintenance of Licenses, Property.
(a)Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence or form, except as otherwise expressly permitted under Section 6.05.
(b)Do or cause to be done all things necessary to (i) in the Borrower’s or any Subsidiary Guarantor’s, as applicable, reasonable business judgment, obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement); in each case in this Section 5.01(b) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 5.02[Reserved].
Section 5.03Taxes. Pay and discharge or otherwise satisfy when due all of its obligations and liabilities in respect of Taxes imposed upon it before the same shall become delinquent or in default; provided that such payment and discharge shall not be required with respect to any such Tax to the extent that (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the Borrower and any Subsidiary Guarantor shall have set aside on their books adequate reserves in accordance with GAAP with respect thereto or (b) the failure to pay or discharge or otherwise satisfy such obligation would not reasonably be expected to have a Material Adverse Effect.
Section 5.04Financial Statements, Reports, Copies of Contracts, Etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):
(a)    within the later of one hundred fifty (150) days after (i) the end of each fiscal year (beginning with the fiscal year ending December 31, 2026) and (ii) the date the applicable Subsidiary Guarantor has received annual financial statements of the Specified Joint Ventures under the applicable JV Operating Agreement (or, in each case, such longer time period as may be agreed by the Administrative Agent in its reasonable discretion), a consolidated balance sheet of the Borrower and the Specified Joint Venture, as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, and, beginning the fiscal year ending December 31, 2027, setting forth in each case in comparative form, the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not contain any qualifications or exceptions as to the scope of such audit or any “going concern” explanatory paragraph or like qualification (other than resulting from (x) the impending maturity of any Indebtedness or (y) any actual or prospective breach of any financial covenant contained in any Indebtedness);
(b)    within the later of ninety (90) days after (i) the end of each of the first three fiscal quarters of each fiscal year (beginning with the fiscal quarter ending September 30, 2026) and (ii) the date the applicable Subsidiary Guarantor has received financial statements of the Specified Joint Ventures under the applicable JV Operating Agreement that cover the prior quarterly period (or, in each case, such longer time period as may be agreed by the Administrative Agent in its reasonable discretion), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter and in comparative format, the prior fiscal year-end and the related consolidated statements of income or operations for such fiscal quarter and the portion of the fiscal year then ended, setting forth in comparative form, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, and statements of stockholders’ equity for the current fiscal quarter and consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form, the figures for the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
(c)    concurrently with any delivery of financial statements under Section 5.04(a) or (b), a certificate of a Responsible Officer of the Borrower (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth a computation of the Debt Service Coverage Ratio for the relevant fiscal quarter (or, with respect to the financial statements delivered pursuant to Section 5.04(a), the last fiscal quarter of the relevant fiscal year) in detail reasonably satisfactory to the Administrative Agent;
(d)    promptly, from time to time, such other information regarding the operations, business affairs and financial condition of (i) the Borrower or any Subsidiary Guarantor, or compliance with the terms of any Loan Document, or such financial statements or (ii) to the extent available to the Subsidiary Guarantors pursuant to the applicable JV Operating Agreement, the Specified Joint Ventures, in each case, as the Administrative Agent may reasonably request (for itself or on behalf of any Lender);
(e)    concurrently with the delivery of any financial statements under paragraph (a) above, a certificate of a Responsible Officer of the Borrower certifying that there have been no changes to the schedules of the Perfection Certificate (including after giving effect to any release, supplement or joinder of Collateral effected in accordance with the Loan Documents), in each case, since the Closing Date or, if later, since the date of the most recent certification delivered pursuant to this clause (e), or if there have been any such changes, an updated Perfection Certificate substantially in the form of Exhibit I that is inclusive of any such changes; and
(f)    deliver to the Administrative Agent for prompt further distribution to each Lender, within fifteen (15) days of delivery thereof to the Subsidiary Guarantor, a consolidated balance sheet of the Specified Joint Venture as at the end of each calendar month, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such calendar month and for the portion of the fiscal year then ended, setting forth in comparative form (if applicable), the figures for the corresponding calendar month of the previous fiscal year and the corresponding portion of the previous fiscal year.
Section 5.05Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders) written notice of the following promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof:

(a)    any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;
(b)    the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, or any material development in any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against any Loan Party, with respect to which there is a reasonable probability of adverse determination and that, if adversely determined, would reasonably be expected to have a Material Adverse Effect;
(c)    any other development specific to a Loan Party that has had, or would reasonably be expected to have, a Material Adverse Effect;
(d)    the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect; and
(e)    any obtainment of, or change in, any public rating of the Initial Loans.
Section 5.06Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property (including Environmental Laws), whether now in effect or hereafter enacted, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to laws related to Taxes, which are the subject of Section 5.03. The Loan Parties will maintain in effect or be subject to policies and procedures reasonably designed to promote compliance by the Loan Parties and their respective directors, officers, employees and agents with Anti-Corruption Laws, applicable Anti-Money Laundering Laws (if any) and Sanctions.
Section 5.07Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit the Administrative Agent (or any Persons designated thereby) to visit and visually inspect the principal financial records and the properties of the Loan Parties at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit the Administrative Agent (or any Persons designated thereby), upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Loan Parties with the officers thereof, or the general partner, directors, managing member or sole member thereof, and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by Law or by contract); provided that, absent the occurrence and continuation of an Event of Default, the Administrative Agent shall not exercise such rights more often than one time during any calendar year, which such visit shall be at the Borrower’s expense; provided, further, that if an Event of Default has occurred and is continuing, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice; provided, further, that notwithstanding anything to the contrary herein, none of the Loan Parties shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information, or other matter (A) that constitutes non-financial trade secrets or non-financial proprietary information of Loan Parties and/or any of its borrowers, tenants or other occupants, joint venture partners, customers and/or suppliers, (B) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable requirements of Law, (C) that is subject to attorney-client or similar privilege or constitutes attorney work product or (D) in respect of which any Loan Party owes confidentiality obligations to any third party.
Section 5.08Use of Proceeds. Use the proceeds of the Initial Loans to refinance the Existing Debt Facility and pay transaction costs and expenses incurred in connection with the Transactions.
Section 5.09Additional Subsidiary Guarantors; Further Assurances.
(a)Cause (i) each subsidiary of the Borrower that acquires or owns Equity Interests in one or more Specified Joint Ventures, (ii) each direct wholly-owned Domestic Subsidiary of the Borrower (other than any Excluded Subsidiary) that is acquired or organized after the Closing Date, and (iii) each other direct wholly-owned

Domestic Subsidiary of the Borrower that ceases to constitute an Excluded Subsidiary, within 30 days from the date of such acquisition, organization or cessation, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion), to become a Subsidiary Guarantor and to execute and deliver a supplement to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and to the Collateral Agreement or, to the extent reasonably requested by the Administrative Agent, enter into new Collateral Documents substantially consistent with the analogous existing Collateral Documents and otherwise in form and substance reasonably satisfactory to the Collateral Agent and take all other action reasonably requested by the Collateral Agent to grant a perfected security interest in its assets to substantially the same extent as created and perfected by the Loan Parties on the Closing Date.
(b)Execute and deliver any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents and recordings of Liens), that are necessary, or that otherwise may be reasonably requested by the Administrative Agent, in order to perfect and maintain the validity, effectiveness and priority of any of the Liens to the extent required by the Loan Documents in accordance with all applicable Laws and take all steps necessary to ensure the Equity Interests issued by the Subsidiary Guarantors and the Specified Joint Ventures are subject to a Lien in favor of the Collateral Agent, all at the expense of the Borrower.
(c)Furnish to the Collateral Agent (i) prompt written notice of, and in any event, to be given within fifteen (15) Business Days (or such longer period of time acceptable to the Administrative Agent) of, any change in the Borrower’s or any Subsidiary Guarantor’s corporate or organization name or organizational identification number or other change that will have an effect on the “know your customer” or U.S.A. PATRIOT Act disclosures delivered in connection with this Agreement or any other Loan Document; (ii) promptly upon request by any Agent or any Lender, such additional information as is reasonably requested by such Agent or such Lender for purposes of compliance with Anti-Money Laundering Laws, including the Beneficial Ownership Regulation; and (iii) written notice within fifteen (15) Business Days after any change in the Borrower’s or any Subsidiary Guarantor’s identity, organizational form, jurisdiction of organization or location of its chief executive office.
(d)Notwithstanding anything to the contrary in any Loan Document, no action (including any requirement to furnish, execute, deliver, file or register any document or instrument) shall be required with respect to any assets (including Equity Interests) to the extent and for so long as doing so would violate Section 9.21.
(e)With respect to any Material Real Property (other than Excluded Property) acquired after the Closing Date by any Loan Party, as soon as reasonably practicable and in any case on or prior to ninety (90) days after such acquisition (or such later date as the Administrative Agent shall reasonably agree) (i) execute and deliver a first priority Mortgage (subject to Liens permitted pursuant to Section 6.02), in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such Material Real Property, (ii) provide the Collateral Agent for the benefit of the Secured Parties with (A) a title insurance policy with extended coverage covering such Material Real Property in an amount equal to the then applicable fair market value of such Material Real Property or such other amount as is reasonably acceptable to the Administrative Agent, as well as (B)(x) a current ALTA survey thereof in form and substance reasonably acceptable to the Administrative Agent or (y) an existing survey together with a no-change affidavit, in each case, sufficient for the title company issuing such title insurance policy to remove any general survey exceptions and issue standard survey related endorsements, (iii) deliver to the Collateral Agent legal opinions of local counsel with respect to the enforceability and due authorization, execution and delivery of such Mortgage and other customary matters reasonably requested by the Collateral Agent, in form and substance reasonably acceptable to the Collateral Agent, and (iv) a “life-of-loan” standard flood hazard determination, and if any improved portion of such Mortgaged Property is located in a special flood hazard area, a signed borrower notice and evidence of flood insurance as required hereunder.
Section 5.10Fiscal Year. Cause its fiscal year to end on December 31.
Section 5.11Maintenance of Ratings. After the obtainment of the applicable ratings, use commercially reasonable efforts to (a) cause the Initial Loans to be continuously rated (but not any specific rating) by at least two of S&P, Moody’s and Fitch and (b) maintain a public corporate credit rating (but not any specific rating) and a public corporate family rating (but not any specific rating) from at least two of S&P, Moody’s and Fitch.
ARTICLE VI
NEGATIVE COVENANTS
Each Loan Party covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the principal of and interest on each Loan, all Fees and all other Obligations (other than contingent indemnification obligations) payable under any Loan Document shall have been paid in full in cash, such Loan Party will not:
Section 6.01Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:
(a)    Indebtedness of the Borrower hereunder and under the other Loan Documents, including any Incremental Facility, Incremental Equivalent Debt and any Refinancing Facility, and any obligations arising under Treasury Services, Incremental Equivalent Debt and Refinancing Notes secured on a pari passu basis with the Secured Obligations; provided that, all proceeds from any Indebtedness incurred under any Incremental Facility or Incremental Equivalent Debt shall be used solely to fund the Borrower’s share (as permitted under the JV Operating Agreements) of growth projects that are of a substantially similar nature and contract profile, taken as a whole, as the Borrower’s (or Borrower’s Subsidiaries’ and the Specified Joint Ventures’) existing assets, or reasonably similar, ancillary, incidental, complementary or related thereto, or a reasonable extension, development or expansion of, in the energy and infrastructure business;
(b)    Indebtedness of the Borrower incurred under any Swap Agreement or in connection with any hedging obligations entered into in accordance with Section 6.11;
(c)    Indebtedness of the Borrower arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;
(d)    Indebtedness of the Borrower arising from agreements providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the Disposition of any business or assets or Investment expressly permitted hereunder, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;
(e)    unsecured and subordinated loans or notes issued by the Borrower to the Sponsor or any of its Affiliates that is subordinated to the Obligations of the Borrower under the Loan Documents on customary terms for such affiliated indebtedness acceptable to the Administrative Agent;
(f)    (i) subject to Section 2.20, any unsecured Incremental Equivalent Debt and any Incremental Equivalent Debt incurred on a junior or subordinated basis with respect to the Obligations and (ii) subject to Section 2.20, any unsecured Refinancing Notes and Refinancing Notes incurred on a junior or subordinated basis with respect to the Obligations;
(g)    Indebtedness incurred by the Borrower in an aggregate outstanding principal amount not to exceed one hundred and fifty percent (150%) of the aggregate amount of all cash capital contributions to, or net cash proceeds from any sale or issuance of any Qualified Capital Stock (or issuances of debt securities that have been converted into or exchanged for Qualified Capital Stock) of the Borrower, (other than Specified Equity Contributions pursuant to Section 6.10(b) and other Excluded Contributions or any equity contribution made for the payment of ad valorem tax liabilities), in each case to the extent such amounts are Not Otherwise Applied;

(h)    Indebtedness among the Borrower and the Subsidiary Guarantors under any Specified Intercompany Obligations;
(i)    Indebtedness under any Finance Lease Obligations and purchase money Indebtedness in an aggregate, outstanding principal amount not to exceed the greater of (x) $60,000,000 and (y) thirty percent (30%) of Consolidated EBITDA at any time;
(j)    Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(j) and any permitted Refinancing thereof;
(k)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practices;
(l)    Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower, pursuant to reimbursement or indemnification obligations to such Person, in each case in the ordinary course of business or consistent with past practice or industry practices;
(m)    Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade-related letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business or consistent with past practice or industry practices;
(n)    Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money;
(o)    Indebtedness incurred by the Borrower to the extent that (x) the proceeds of such Indebtedness are used solely to fund the Borrower’s share of growth projects or other capital expenditures with respect to growth projects that are of a substantially similar nature and contract profile, taken as a whole, as the Borrower’s, the Subsidiary Guarantors’ and the Specified Joint Ventures’ existing assets, or reasonably similar, ancillary, incidental, complementary or related thereto, or a reasonable extension, development or expansion of, in the energy and infrastructure business and (y) the Consolidated Total Net Leverage Ratio shall be no greater, on a Pro Forma Basis, immediately after giving effect to such incurrence of Indebtedness and any increase in lease payments payable to the Borrower (as applicable) as a result thereof;
(p)    Guarantees by the Borrower and the Subsidiary Guarantors in respect of Indebtedness of the Borrower or the Subsidiary Guarantors otherwise permitted hereunder; provided that if the Indebtedness being guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;
(q)    Indebtedness of the Borrower or the Subsidiary Guarantors owing to the Borrower or the Subsidiary Guarantors (or issued or transferred to any direct or indirect parent of a Loan Party which is substantially contemporaneously transferred to a Loan Party);

(r)    Indebtedness representing deferred compensation to employees of the Borrower (or any direct or indirect parent thereof) or any Subsidiary Guarantor incurred (i) in the ordinary course of business or (ii) in connection with a Permitted Change of Control;
(s)    Indebtedness consisting of promissory notes issued by the Borrower or the Subsidiary Guarantors to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent of the Borrower permitted by Section 6.06;
(t)    Indebtedness consisting of obligations of the Borrower or the Subsidiary Guarantors under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions and Investments expressly permitted hereunder;
(u)    Indebtedness of the Borrower or the Subsidiary Guarantors securing obligations not to exceed an amount equal to the amount of Available Amount; provided the conditions in Section 6.06(i) are satisfied;
(v)    other Indebtedness of the Borrower not otherwise permitted by this Section 6.01, in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $75,000,000 and (y) forty percent (40%) of Consolidated EBITDA at any time; and
(w)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (v) above.
Section 6.02Liens. Create, incur, assume or permit to exist any Lien on any Property of the Borrower (including stock or other securities of any Person) at the time owned by it or on any income or revenues or rights in respect of any thereof, except (without duplication):
(a)    any Lien created under the Loan Documents (or otherwise securing the Secured Obligations), including in connection with (x) any Incremental Facility, any Refinancing Facility, any Incremental Equivalent Debt, any Refinancing Notes or any obligations arising under Treasury Services, which, for the avoidance of doubt, may be secured on a pari passu basis with the Liens securing the Initial Loans and (y) any Indebtedness incurred pursuant to Section 6.01(e), which, for the avoidance of doubt, shall be secured on a subordinated basis to the Liens on the Initial Loans;
(b)    Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;
(c)    Liens imposed by Law by appropriate proceedings and in respect of which, if applicable, the Borrower shall have set aside on its books adequate reserves in accordance with GAAP;
(d)    Liens (i) securing judgments that do not constitute an Event of Default under Section 7.01(i) or (ii) securing appeal or other surety bonds related to such judgments;
(e)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or securities intermediaries not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of the Borrower to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower;
(f)    Liens arising solely by virtue of any statutory or common law provision relating to security intermediaries’ or banker’s liens, rights of set-off or similar rights;
(g)    Liens securing Indebtedness permitted by Section 6.01(b) or Section 6.01(i);

(h)    Liens solely on any cash earnest money deposits made by the Borrower in connection with any letter of intent or purchase agreement not prohibited hereunder;
(i)    Liens not otherwise permitted pursuant to this Section 6.02 securing obligations not to exceed the greater of (x) $60,000,000 and (y) thirty percent (30%) of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the incurrence of such Lien; provided that (i) in the case of Liens securing Indebtedness on a pari passu basis with the Obligations, the Collateral Agent, the Administrative Agent and the representative for the holders of such Indebtedness shall have entered into a Pari Passu Intercreditor Agreement and (ii) in the case of Liens securing Indebtedness on a junior basis to the Obligations, the Collateral Agent, the Administrative Agent and the representative of the holders of such Indebtedness shall have entered into a Junior Lien Intercreditor Agreement and the Collateral Agent shall be authorized to execute and deliver on behalf of the Secured Parties the Pari Passu Intercreditor Agreement and the Junior Lien Intercreditor Agreement contemplated by this clause (i);
(j)    statutory or common law Liens (and rights of set-off) of landlords, banks, brokers, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by applicable requirements of Law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than ninety (90) days, (ii) for amounts that are overdue by more than ninety (90) days and that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts or (iii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;
(k)    Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to the Borrower or (y) leases or licenses of property otherwise permitted by this Agreement and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above or in respect of instruments permitted under Section 6.01;
(l)    Liens consisting of easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions, conditions and other similar encumbrances and defects or irregularities in title, in each case that either do not, in the aggregate, materially interfere with the ordinary conduct of the business of Borrower or both the then-current and intended use of the affected property;
(m)    purported Liens evidenced by the filing of UCC financing statements relating solely to operating leases or consignment or bailee arrangements, and Liens arising from precautionary UCC financing statements or similar filings;
(n)    leases, subleases, licenses, sublicense concessions or other occupancy agreements granted to others in the ordinary course of business (determined by the Borrower in good faith) that do not (i) interfere in any material respect with the business of the Borrower and the Subsidiary Guarantors, taken as a whole or (ii) secure any Indebtedness;
(o)    Liens (i) existing on the Closing Date and listed on Schedule 6.02(o), and (ii) any modifications, replacements, renewals, refinancings, or extensions of any of the foregoing; provided that (A) the Lien does not extend to any additional property other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (y) proceeds and products thereof, and (B) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 6.01;
(p)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;
(q)    Liens (i) on cash advances or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 6.04(q) to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(r)    Liens in favor of the Borrower or the Subsidiary Guarantors;
(s)    any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by the Borrower or any Subsidiary Guarantor in the ordinary course of business;
(t)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(u)    Liens with respect to property or assets of the Borrower or the Subsidiary Guarantors securing obligations not to exceed an amount equal to the amount of Available Amount to the extent Not Otherwise Applied; provided the conditions in Section 6.06(i) are satisfied; provided further that the representative of the holders of each such Indebtedness becomes party to (1) if such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, the Junior Lien Intercreditor Agreement (if any) as a “Senior Representative” (or similar term, in each case, as defined in the Junior Lien Intercreditor Agreement), if applicable, and the Pari Passu Intercreditor Agreement and (2) if such Indebtedness is secured by the Collateral on a junior priority basis to the Liens securing the Obligations, the Junior Lien Intercreditor Agreement as a “Junior Lien Representative” (or similar term, in each case, as defined in the Junior Lien Intercreditor Agreement);
(v)    deposits of cash with the owner or lessor of premises leased and operated by the Borrower or the Subsidiary Guarantors to secure the performance of the Borrower’s or the Subsidiary Guarantors’ obligations under the terms of the lease for such premises; and
(w)    Liens on assets or property contributed to the Borrower or the Subsidiary Guarantors in connection with an Excluded Contribution to the extent such Liens would be permitted without a Special Consent under the JV Operating Agreement if such assets or property were assets or property of the Specified Joint Ventures.
Section 6.03Sale and Lease-back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby the Borrower shall sell or transfer any Property used or useful in the Borrower’s business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property that it intends to use for substantially the same purpose or purposes as the Property being sold or transferred, other than with respect to Property being sold or transferred in an individual transaction or series of related transactions, with a fair market value not to exceed $5,000,000.
Section 6.04Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger or amalgamation with a Person immediately prior to such merger) any Equity Interests, evidences of

Indebtedness or other securities of, make or permit to exist any loans or advances (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower) to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest (each, an “Investment”), in any other Person, except:
(a)    Investment in the Borrower or any Subsidiary Guarantor;
(b)    Investments constituting (i) cash, (ii) Cash Equivalents and (iii) Investments that were Cash Equivalents when made;
(c)    Swap Agreements permitted under Section 6.11;
(d)    (i) Guarantees of obligations that do not constitute Indebtedness entered into by the Borrower in the ordinary course of business and (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of Borrower, in each case, in the ordinary course of business;
(e)    repurchases of Secured Obligations through open market purchases;
(f)    Investments (i) constituting deposits, prepayments and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Borrower;
(g)    loans or advances to present or former employees, directors, members of management, officers, managers or consultants or independent contractors (or their respective immediate family members) of the Borrower in connection with such Person’s purchase of Equity Interests of the Borrower, in an aggregate principal amount not to exceed $5,000,000;
(h)    Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;
(i)    loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers or consultants of Borrower and the Subsidiary Guarantors, in each case, to the extent such payments or other compensation relate to services provided to the Borrower in the ordinary course of business;
(j)    Investments in an amount not to exceed the Available Amount so long as no Default or Event of Default then exists and is continuing or would immediately result therefrom or after giving effect thereto;
(k)    Any transactions or Investments made (a) in connection with the Transactions and (b) any Investment by the Borrower or any Subsidiary Guarantor in a Person that is engaged in any business conducted or proposed to be conducted by the Borrower and the Subsidiary Guarantors on the Closing Date or any business that is similar, reasonably related, synergistic, incidental, or ancillary thereto, if as a result of such Investment (a “Permitted Acquisition”), (i) such Person becomes a Subsidiary Guarantor or (ii) such Person, in one transaction or a series of related transactions, is merged, consolidated, or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Subsidiary Guarantor, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation, or transfer; provided, further, that the aggregate amount of the Investments in connection with Permitted Acquisitions shall not exceed the greater of (x) $100,000,000 and (y) fifty percent (50%) of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the incurrence of such Investments;

(l)    other Investments, subject to (a) no Specified Event of Default with respect to the Borrower shall have occurred and be continuing or would immediately result therefrom or after giving effect thereto, (b) all Interest then due and payable on the Initial Loans have been paid, (c) the Consolidated Total Net Leverage Ratio of the Borrower for the most recently ended Test Period (calculated on a Pro Forma Basis) shall be less than or equal to 6.50:1.00 and (d) such Investments shall be made in, or to acquire, growth projects that are of a similar nature and contract profile as the Borrower’s, the Subsidiary Guarantors’ and the Specified Joint Ventures’ existing assets;
(m)    Investments made in connection with a Permitted Change of Control Transaction;
(n)    other Investments which when combined with the aggregate amount of other Investments outstanding pursuant to this clause (n) (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof, but giving effect to any positive return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts), does not exceed at the time when any such new Investment is made, the greater of (x) $75,000,000 and (y) forty percent (40%) of Consolidated EBITDA (after giving effect to such Investments);
(o)    Investments (i) existing or contemplated on the Closing Date and set forth on Schedule 6.04(o), and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the Closing Date by the Subsidiary Guarantors in the Specified Joint Ventures and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 6.04;
(p)    Investments pursuant to the terms of the JV Operating Agreements;
(q)    Investments (excluding loans and advances made in lieu of Restricted Payments pursuant to and limited by Section 6.04(u) below) consisting of transactions permitted under Sections 6.01 (other than 6.01(q) and (r)), 6.02, 6.05 (other than 6.05(a), (b), (o) or (p)) and 6.06 (other than 6.06(n) or (g)(iii)), respectively;
(r)    promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;
(s)    the Transactions and Investments made in connection with the Transactions;
(t)    Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;
(u)    loans and advances to the Borrower and any other direct or indirect parent of the Borrower not to exceed the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments permitted to be made to such parent by Sections 6.06(b), (c) or (i);
(v)    Investments to the extent that payment for such Investments is made solely with Equity Interests (other than Disqualified Equity Interests) of the Borrower (or any direct or indirect parent of the Borrower);
(w)    Investments that are made in (i) an amount equal to the amount of Excluded Contributions previously received and the Borrower elects to apply under this clause (w) or (ii) without duplication with clause (i), an amount equal to the proceeds distributed by the Specified Joint Ventures to the Borrower or Subsidiary Guarantors from a Disposition in respect of property or assets acquired by the Specified Joint Ventures after the Closing Date by means of an Excluded Contribution, in each case, to the extent Not Otherwise Applied;

(x)    Guarantees by the Borrower or any Subsidiary Guarantor of obligations that do not constitute Indebtedness entered into in the ordinary course of business; and
(y)    earnest money deposits required in connection with any Investment.
Section 6.05Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into, amalgamate with or consolidate with it, or enter into any Division or any transaction involving a Division, or sell, transfer, lease or otherwise Dispose of (in one transaction or in a series of transactions) all or any part of its assets or Properties (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise Dispose of any Equity Interests in any Person, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except that this Section 6.05 shall not prohibit:
(a)    the sale of cash and/or Cash Equivalents in the ordinary course of business;
(b)    (i) Dispositions of assets constituting Investments permitted by Sections 6.04, (ii) Liens permitted by Section 6.02, (iii) Restricted Payments permitted by Section 6.06 and (iv) transactions with Affiliates constituting Investments permitted by Section 6.07;
(c)    Dispositions of property so long as, at the time of such Disposition, (i) no Event of Default shall exist or would immediately result from such Disposition, (ii) the Borrower shall receive not less than fair market value for such assets (as determined in good faith by the Borrower) and (iii) with respect to any Disposition pursuant to this clause (c) for a purchase price in excess of $30,000,000, the Borrower shall receive not less than 75% of such consideration in the form of cash and Cash Equivalents; provided, that for the purposes of this clause (c)(iii), any securities received by the Borrower or any Subsidiary Guarantor from such transferee that are converted by the Borrower or any Subsidiary Guarantor into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within ninety (90) days following the closing of the applicable Disposition shall be deemed to be cash;
(d)    Dispositions contemplated as of the Closing Date and listed on Schedule 6.05(e);
(e)    Dispositions of property, whether now owned or hereafter acquired, in the ordinary course of business;
(f)    Dispositions of IP rights that do not materially and adversely interfere with the business of the Borrower or the Subsidiary Guarantors (or that avoid such interference by granting to the Borrower or the Subsidiary Guarantors a license or other ownership rights to use such IP rights);
(g)    transfers of property subject to casualty events and in connection with which Net Loss Proceeds have been received by the applicable Loan Party, to the extent required by the terms hereof;
(h)    the unwinding, termination, transfer, liquidation or novation of any cash management obligations or Swap Agreement;
(i)    Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(j)    any issuance or sale of Equity Interests in, or Indebtedness or other securities of, a Subsidiary;
(k)    the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial IP rights;

(l)    other Dispositions of any Property (whether or not constituting Collateral) in an aggregate amount not to exceed the greater of (x) $60,000,000 and (y) thirty percent (30%) of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis);
(m)    any change in the legal form of the Borrower or any Subsidiary Guarantor if the Borrower determines in good faith that such action is in the best interest of the Borrower or such Subsidiary Guarantor, as applicable, and if not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, the Subsidiary Guarantor will remain a guarantor under the Guaranty);
(n)    Any Subsidiary Guarantor being merged, consolidated or amalgamated with or into the Borrower; provided that in the case of any such merger, consolidation or amalgamation with or into the Borrower, the Borrower shall be the continuing or surviving Person;
(o)    so long as no Event of Default exists or would immediately result therefrom, the Borrower may merge into or consolidate with any other Person (other than any Subsidiary Guarantor); provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Company shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) the Subsidiary Guarantors shall have confirmed that its Guaranty shall apply to the Successor Company’s obligations under the Loan Documents, (D) the Subsidiary Guarantors shall have by a supplement to the Security Agreement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (E) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document preserves the enforceability of this Agreement, the Guaranty and the Collateral Documents and the perfection of the Liens under the Collateral Documents, and (F) the Successor Company shall have, promptly upon request by any Agent or any Lender, furnished such additional information as is reasonably requested by such Agent or such Lender for purposes of compliance with applicable “know your customer” and Anti-Money Laundering Laws, including the Beneficial Ownership Regulation; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Borrower under this Agreement; and
(p)    so long as no Event of Default exists or would immediately result therefrom, any Subsidiary Guarantor may merge into or consolidate with any other Person (other than the Borrower) in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall become such Subsidiary Guarantor.
Section 6.06Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than distributions (by reduction of capital or otherwise) with the proceeds of the Loans on the Closing Date) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its Equity Interests or set aside any amount for any such purpose (each, a “Restricted Payment”); other than:
(a)    if no Default or Event of Default then exists and is continuing or would immediately result therefrom or after giving effect thereto, Restricted Payments from the proceeds of any substantially concurrent issuance or sale of Equity Interests permitted to be made under this Agreement other than a Specified Equity Contribution;

(b)    Restricted Payments in an amount not to exceed the Available Amount so long as no Default or Event of Default then exists and is continuing or would immediately result therefrom or after giving effect thereto;
(c)    Restricted Payments to the Parent or any direct or indirect parent of such Persons to pay its operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties and other general and administrative expenses), in each case, which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Loan Parties and the Specified Joint Ventures and transaction expenses and any reasonable and customary indemnification claims made by directors, managers or officers of the Parent attributable to the ownership or operations of the Loan Parties and the Specified Joint Ventures in an aggregate amount not to exceed $20,000,000 per fiscal year;
(d)    with respect to any taxable period or portion thereof during which the Borrower is a partnership or disregarded entity for U.S. federal income tax purposes, Restricted Payments to the direct or indirect owners of the Borrower, on or prior to each estimated tax payment date and each other applicable tax payment due date, in an aggregate amount that does not exceed the amount necessary for such direct or indirect owners to pay their U.S. federal, state and local income taxes (including estimated taxes) solely attributable to the taxable income of the Borrower and its pass through Subsidiaries with respect to such taxable period, determined by (i) taking into account any taxable losses of the Borrower and its pass through Subsidiaries with respect to prior taxable periods to the extent such losses have not previously been taken into account in determining Permitted Tax Distributions and are reasonably expected to be deductible by such direct or indirect owners against current taxable income, (ii) assuming each such owner is subject to taxation at a rate that is equal to the highest marginal combined U.S. federal, state and local income tax rate (including any tax rate imposed on “net investment income” by Section 1411 of the U.S. Internal Revenue Code) applicable to an individual, or if higher, a corporation, resident or doing business in New York, New York, for the applicable tax period, (iii) taking into account (A) the character of the applicable income, (B) any applicable limitations on deductions and (C) any adjustments to taxable income as a result of any tax audit, examination, adjustment or proceeding, (iv) without regard to the potential application of 199A of the Code or the deductibility of state and local taxes, and (v) without regard to any basis adjustments under Section 743(b) of 734 of the Code (“Permitted Tax Distributions”);
(e)    if no Event of Default then exists and is continuing or would result therefrom, after a Qualifying Offering, Restricted Payments of up to seven percent (7.00%) per annum of the Net Equity Issuance Proceeds contributed to the common equity of the Borrower from such Qualifying Offering;
(f)    Restricted Payments with the net cash proceeds from any asset sale or other permitted Disposition the proceeds of which are not otherwise required to be used to prepay the Loans pursuant to Section 2.08;
(g)    Restricted Payments to any direct or indirect parent of the Borrower:
(i)    on the Closing Date in order to pay transaction costs and expenses incurred in connection therewith;
(ii)    the proceeds of which shall be used by such parent to pay franchise and similar Taxes, and other fees and expenses, required to maintain its (or any of its direct or indirect parents’) corporate existence;
(iii)    to finance any Investment that would be permitted to be made pursuant to Section 6.04 if such parent were subject to such section; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or

Equity Interests) to be contributed to the Borrower or the Subsidiary Guarantors or (2) the merger (to the extent permitted in Section 6.05) of the Person formed or acquired into the Borrower or any Subsidiary Guarantor in order to consummate such Investment (it being understood that such contribution or merger shall not build any other basket hereunder);
(iv)    the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of the Borrower or any direct or indirect parent company of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower, the Subsidiary Guarantors and the Specified Joint Ventures; and
(v)    the proceeds of which shall be used by any direct or indirect parent of the Borrower to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering by such parent (or any direct or indirect parent thereof) that is directly attributable to the operations of the Borrower, the Subsidiary Guarantors and the Specified Joint Ventures; and
(h)    other Restricted Payments in an aggregate amount not to exceed the greater of (x) $100,000,000 and (y) fifty percent (50%) of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis);
(i)    other Restricted Payments, subject to (a) no Specified Event of Default with respect to the Borrower shall have occurred and be continuing or would immediately result therefrom or after giving effect thereto, (b) all Interest then due and payable on the Initial Loans has been paid, (c) the Consolidated Total Net Leverage Ratio of the Borrower for the most recently ended Test Period (calculated on a Pro Forma Basis) shall be less than or equal to the Consolidated Total Net Leverage Ratio on the Closing Date;
(j)    any Restricted Payment made in connection with a Permitted Change of Control Transaction;
(k)    any Subsidiary Guarantor may make Restricted Payments to the Borrower;
(l)    the Borrower may declare and make Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 6.01) of such Person;
(m)    Restricted Payments that are made in (1) an amount equal to the amount of Excluded Contributions previously received and the Borrower elects to apply under this clause (m) or (2) without duplication with the preceding clause (l), an amount equal to the proceeds distributed by the Specified Joint Ventures to the Borrower or the Subsidiary Guarantors from a Disposition in respect of property or assets acquired by the Specified Joint Ventures after the Closing Date by means of an Excluded Contribution, in each case, to the extent Not Otherwise Applied;
(n)    without duplication, to the extent constituting Restricted Payments, the Borrower and its Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 6.04 (other than Sections 6.04(q) and (u)), 6.05 or 6.07 (other than Sections 6.07(b)(iii) or 6.07(b)(xii));
(o)    repurchases of Equity Interests in the Borrower (or any direct or indirect parent thereof) or the Subsidiary Guarantors, which respect to which no cash or other consideration is paid by the Borrower or the Subsidiary Guarantors, deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
(p)    the Borrower and the Subsidiary Guarantors may pay (or make Restricted Payments to allow any other direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Borrower (or of any direct or indirect parent thereof) from any future, present or former employee, officer, director, manager or consultant of the Borrower (or any direct or indirect parent of the Borrower) or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee or director equity plan, employee, manager or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, manager, director, officer or consultant of the Borrower (or any direct or indirect parent thereof); provided that the aggregate amount of Restricted Payments made pursuant to this clause (p) shall not exceed $5,000,000 in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:
(i)    to the extent contributed to the Borrower, the net cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests or Specified Equity Contributions in accordance with Section 6.10(b)(i)) of any of the Borrower’s direct or indirect parent companies, in each case to members of management, managers, directors or consultants of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date, to the extent net cash proceeds from the sale of such Equity Interests have been Not Otherwise Applied; plus
(ii)    the net cash proceeds of key man life insurance policies received by the Borrower or the Subsidiary Guarantors; less
(iii)    the amount of any Restricted Payments previously made with the cash proceeds described in clause (i) and (ii) of this Section 6.06(p);
(q)    the Borrower or the Subsidiary Guarantors may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Investment permitted under Section 6.04 and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms.
Section 6.07Transactions with Affiliates.
(a)Sell or transfer any Property to, or purchase or acquire any Property from, or otherwise engage in any other transaction (or series of related transactions) with, any of its Affiliates, unless such transaction is (or, if a series of related transactions, such transactions, taken as a whole, are) upon terms that are no less favorable (after taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable to the Borrower) to the Borrower than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate.
(b)The foregoing Section 6.07(a) shall not prohibit:
(i)transactions among the Borrower and the Subsidiary Guarantors;
(ii)transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment would not have a Material Adverse Effect or be materially adverse to the interests of the Lenders;
(iii)transactions otherwise permitted under Section 6.01(e), Section 6.01(h), Section 6.04 and Section 6.06;
(iv)any transaction with the Specified Joint Ventures or their respective Subsidiaries pursuant to the terms of the JV Operating Agreements;

(v)any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate;
(vi)if such transaction is with a Person in its capacity as a holder of Indebtedness of the Borrower where such Person is treated no more favorably than the other holders of Indebtedness of the Borrower in a comparable arm’s-length transaction; and
(vii)the Specified Intercompany Obligations;
(viii)transactions related to a Permitted Change of Control Transaction, the payment of Permitted Change of Control Costs and the issuance of Equity Interests to the management of the Borrower or any of its Subsidiaries in connection with a Permitted Change of Control Transaction;
(ix)the Transactions and the payment of transaction expenses as part of or in connection with the Transactions;
(x)the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Borrower and the Subsidiary Guarantors (or any direct or indirect parent of the Borrower) in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower, the Subsidiary Guarantor and the Specified Joint Ventures;
(xi)customary payments by the Borrower or the Subsidiary Guarantors to the Permitted Holders made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or managers or a majority of the disinterested members of the board of directors or managers of the Borrower, in good faith;
(xii)payments by the Borrower or the Subsidiary Guarantors pursuant to any tax sharing agreements with any direct or indirect parent of the Borrower to the extent attributable to the ownership or operation of the Borrower, the Subsidiary Guarantors and the Specified Joint Ventures, but only to the extent permitted by Section 6.06(d);
(xiii)a joint venture which would constitute a transaction with an Affiliate solely as a result of the Borrower or the Subsidiary Guarantors owning an equity interest or otherwise controlling such joint venture or similar entity; and
(xiv)the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of the Borrower to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof.
Section 6.08[Reserved].
Section 6.09Modifications of Organizational Documents, Certain Actions.
(a)Amend or modify or grant any waiver or release under or terminate in any manner its Organizational Documents if such amendment, modification, waiver, release or termination would reasonably be expected to be materially adverse to the interests of the Lenders.

(b)Approve or take action under the Borrower’s Organizational Documents to the extent such actions would reasonably be expected to be materially adverse to the interests of the Lenders.
(c)Enter into any agreement or instrument that by its terms restricts the granting of Liens by the Borrower or the Subsidiary Guarantor pursuant to the Collateral Documents, in each case, other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:
(i)restrictions imposed by applicable Law;
(ii)any leases or licenses or similar contracts as they affect any Property or Lien subject to a lease or license;
(iii)customary provisions restricting assignment of any agreement entered into in the ordinary course of business;
(iv)customary restrictions and conditions contained in any agreement relating to the sale or other Disposition of any asset (including Equity Interests) permitted under Section 6.05 pending the consummation of such sale or other Disposition;
(v)binding provisions on a Person at the time such Person merges with or into the Borrower or any Subsidiary Guarantor, so long as such contractual obligations were not entered into solely in contemplation of such Person merging with or into the Borrower or such Subsidiary Guarantor;
(vi)customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.04 and applicable solely to such joint venture entered into in the ordinary course of business;
(vii)negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.01 but solely to the extent any negative pledge relates to the property financed by such Indebtedness;
(viii)customary restrictions on asset sale or similar agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;
(ix)restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;
(x)customary restrictions on Liens in Indebtedness permitted hereunder so long as such Indebtedness permits the first-priority Liens of the Secured Parties on the Collateral; or
(xi)arise in connection with cash or other deposits permitted under Sections 6.02 and 6.04 and limited to such cash or deposit.
(d)(i) The Borrower shall not own the capital stock of any entity other than a Subsidiary Guarantor and (ii) each Subsidiary Guarantor shall not own the capital stock of any entity other than the applicable Specified Joint Venture.
(e)The Borrower, the Subsidiary Guarantors, to the extent that the Borrower or any Subsidiary Guarantor has consent rights with respect to the actions of the Specified Joint Ventures as set forth in the relevant JV Operating Agreement (collectively, the “Specified NCR Provisions”), shall not consent to the Specified Joint Ventures or any Subsidiaries Controlled by the applicable Specified Joint Venture, as applicable, taking such actions (or entering into any contract agreeing to take any such actions), to the extent such action would be materially adverse to the interests of the Lenders (in their capacities as Lenders) (as determined by the Borrower in good faith), without having first obtained the consent of the Required Lenders, which consent (1) shall not be unreasonably withheld, conditioned or delayed and (2) in addition to any limitations, exceptions and qualifications set forth below, shall be limited and qualified, and subject to exceptions, to the same extent that the Borrower’s and the Subsidiary Guarantors’ consent right is limited, qualified, and subject to exceptions, with respect to the applicable JV Operating Agreement (it being understood, for the avoidance of doubt, that for so long as the Borrower or the Subsidiary Guarantors cease to have a consent right with respect to any of the Specified NCR Provisions under the JV Operating Agreement, during such time, the consent rights of the Required Lenders set forth herein shall cease to the same extent):
(i)    any amendment, amendment and restatement, supplement or other modification or waiver to the Organizational Documents of any Specified Joint Venture in a manner that would adversely and disproportionately affect the Loan Parties’ direct or indirect interest in such Specified Joint Venture relative to the interests of the other members in ET under Section 6.7(a)(v) of the ET JV Agreement (or equivalent provision(s) of any other applicable JV Operating Agreement), to the extent such action, matter, event or transaction could reasonably be expected to result in a Material Adverse Effect;
(ii)    entering into any sale, exchange, transfer, lease or disposition of all or substantially all of the assets of any Specified Joint Venture, merger or consolidation of ET with any other person or any business combination with any other person under Section 6.7(a)(iii) of the ET JV Agreement (or equivalent provision(s) of any other applicable JV Operating Agreement), to the extent such action, matter, event or transaction could reasonably be expected to be material and adverse to the interests of the Lenders, when taken as a whole (it being understood any such action, matter, event or transaction accompanied with a prepayment in full of the Initial Loans as required under this Agreement shall be deemed not to be adverse to the interests of the Lenders); or
(iii)    dissolution, liquidation or reorganization of any Specified Joint Venture, or causing such Specified Joint Venture to voluntarily declare bankruptcy, or file a petition or otherwise seek protection under any federal or state bankruptcy, insolvency or reorganization law, under Sections 6.7(a)(vii), 6.7(a)(viii) or 10.1(a) of the ET JV Agreement (or equivalent provision(s) of any other applicable JV Operating Agreement), to the extent such action, matter, event or transaction could reasonably be expected to result in a Material Adverse Effect; or
(iv)    the incurrence by any Specified Joint Venture of Indebtedness under Section 6.7(a)(x) of the ET JV Agreement (or equivalent provision(s) of any other applicable JV Operating Agreement) (except as permitted in such Section 6.7(a)(x)), which would result in ET incurring or otherwise being liable for Indebtedness in an aggregate principal amount greater than $25,000,000.
In addition to the foregoing, none of the Borrower or any Subsidiary Guarantor shall (1) consent to any amendments, terminations, modifications or waivers to (A) the Specified NCR Provisions in any manner that is material and adverse to the interests of the Lenders, when taken as a whole or (B) any other provision of the JV Operating Agreements that could reasonably be expected to result in a Material Adverse Effect, or (2) consent to, approve or take, any action under the JV Operating Agreements to the extent such action could reasonably be expected to result in a Material Adverse Effect, in each case, without the prior consent of the Required Lenders, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, the prior consent of the Required Lenders is not necessary in connection with any such consent if the Obligations are paid in full in connection with the consummation of the approved transaction.
Section 6.10Financial Covenant.
(a)Debt Service Coverage Ratio. Commencing with the fiscal quarter ending September 30, 2026, permit the Debt Service Coverage Ratio, determined on the last day of any fiscal quarter of the Borrower, to be less than 1.05:1.00.
(b)Equity Cure.

(i)If the Borrower fails to comply with Section 6.10(a), then the Borrower shall have the right to cure such failure with the cash proceeds of a Specified Equity Contribution, and upon receipt by the Borrower of such cash proceeds, Available Cash and resulting Debt Service Coverage Ratio shall be recalculated giving effect to such Specified Equity Contribution as additional Available Cash generated in the fiscal quarter then ending. If, after giving effect to the Specified Equity Contribution, the Borrower shall then be in compliance with the Debt Service Coverage Ratio required pursuant to Section 6.10(a), the Borrower shall be deemed to have satisfied such Debt Service Coverage Ratio as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such covenant that had occurred shall be deemed cured for purposes of this Agreement.
(ii)During the period (x) beginning upon receipt by the Administrative Agent of written notice from the Borrower on or prior to the Anticipated Cure Deadline of its intent to effectuate a Specified Equity Contribution in respect of such fiscal quarter and (y) ending on the day that is fifteen (15) Business Days after the day on which financial statements are required to be delivered pursuant to Section 5.04(a) or (b), as applicable (the “Financial Statement Delivery Date”), for any fiscal quarter, notwithstanding any other provision of this Agreement or any other Loan Document, neither the Agents nor any other Secured Party shall have any right to accelerate any Loans or other Secured Obligations held by them or to exercise any other rights or remedies available under the Loan Documents or under any Secured Swap Agreement or Secured Treasury Services agreement under applicable Law against the Collateral (including, without limitation, any right to foreclose on or take possession of Collateral) solely on the basis of an allegation of an Event of Default having occurred and being continuing under Section 7.01(d) due to failure by the Borrower to comply with the Debt Service Coverage Ratio required pursuant to Section 6.10(a), unless such failure is not cured pursuant to a Specified Equity Contribution as provided by this Section 6.10(b).
Section 6.11Swap Agreements. Enter into any Swap Agreement, other than Swap Agreements entered by the Borrower with a Secured Swap Agreement Counterparty (as of the date of execution of such Swap Agreement) in the ordinary course of business to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability of the Borrower under the Facilities, in each case which is entered into for bona fide risk mitigation or asset management purposes and that is not speculative in nature.
Section 6.12Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.
Section 6.13Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions. Use any part of the proceeds of the Loans or any other extension of credit under the Facilities, directly, or to the knowledge of the Borrower, indirectly (i) in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws; (ii) to finance any activities or business of or with any Person that is the subject of any Sanctions or in, with or involving any Sanctioned Country; in each case in violation of Sanctions; or (iii) in any other manner that would constitute or give rise to a violation of Sanctions by any party to this Agreement, including any Lender.
Section 6.14Changes in Business.
(a)The Borrower will not engage in any business other than directly owning Equity Interests of the Subsidiary Guarantors and activities reasonably related thereto, including exercising its rights (or causing an Affiliate to exercise its rights) and performing its obligations (or causing an Affiliate to perform its obligations) pursuant to the Organizational Documents of the Subsidiary Guarantors.
(b)The Subsidiary Guarantors will not engage in any business other than directly owning Equity Interests of the applicable Specified Joint Ventures and activities reasonably related thereto, including exercising its rights (or causing an Affiliate to exercise its rights) and performing its obligations (or causing an Affiliate to perform its obligations) pursuant to the Organizational Documents of the applicable Specified Joint Venture.

ARTICLE VII
EVENTS OF DEFAULT
Section 7.01Events of Default. In case of the happening of any of the following events (“Events of Default”):
(a)    (i) any representation or warranty made or deemed made by any Loan Party in any Loan Document to which such Person is a party, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall have been untrue in any material respect (in the case of any representation or warranty qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, in all respects) when so made, deemed made or furnished by such Loan Party, (ii) thirty (30) days have elapsed from the date a Responsible Officer of any Loan Party obtains knowledge thereof, (iii) the fact, event or circumstance resulting in such incorrect representation or warranty is capable of being cured, corrected or otherwise remedied prior to the expiration of such period and (iv) such fact, event or circumstance would not reasonably be expected to result in a Material Adverse Effect; provided that if (w) such Loan Party (or officer) was not aware that such representation or warranty was false or incorrect at the time such representation or warranty was made, (x) the fact, event or circumstance resulting in such false or incorrect representation or warranty is capable of being cured, corrected or otherwise remedied, (y) such fact, event or circumstance resulting in such false or incorrect representation or warranty shall have been cured, corrected or otherwise remedied within thirty (30) days or (z) such incorrect representation or warranty is not susceptible to cure within thirty (30) days and such Loan Party is proceeding with diligence and in good faith to cure such default and such default is susceptible to cure, then such thirty (30)-day cure period shall be extended as may be necessary to cure such incorrect representation or warranty, such extended period not to exceed ninety (90) days in the aggregate (inclusive of the original thirty (30)-day period) from the date a Responsible Officer of any Loan Party obtains knowledge thereof such that such representation or warranty (as cured, corrected or remedied) could not reasonably be expected to result in a Material Adverse Effect, then such false or incorrect representation or warranty shall not constitute a Default or an Event of Default for purposes of the Loan Documents;
(b)    default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
(c)    default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in Section 7.01(b)) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;
(d)    default shall be made in the due observance or performance by the Loan Parties of any covenant, condition or agreement contained in Section 5.01(a), Section 5.05(a) or Article VI;
(e)    default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement of such Person contained in any Loan Document to which such Person is a party (other than those specified in clauses (b), (c) and (d) above) and such default shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower; provided that if (A) such failure does not involve the payment of money to any Person and is not susceptible to cure within such thirty (30) days, (B) such Person is proceeding with diligence and good faith to cure such default and such default is susceptible to cure and (C) the existence of such failure would not reasonably be expected to result in a Material Adverse Effect, then such thirty (30) day period shall be extended as may be necessary to cure such failure, such extended period not to exceed ninety (90) days in the aggregate (inclusive of the original thirty (30)-day period);
(f)    (i)any event or condition occurs that results in any Material Indebtedness becoming due, or causes the prepayment, repurchase, redemption or defeasance of any Material Indebtedness, in each case, prior to its scheduled maturity or (ii) without limiting the foregoing clause (i), any of the Loan Parties shall fail to pay any principal of any Material Indebtedness when due; provided that this Section 7.01(f) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the Property securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness or (B) any event requiring a prepayment or offer to purchase in connection with a customary asset sale, casualty or condemnation event or excess cash flow sweep in accordance with the terms of such Indebtedness;
(g)    there shall have occurred a Change of Control that is not a Permitted Change of Control;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower, any Subsidiary Guarantor or any Specified Joint Ventures and their Subsidiaries, or of a substantial part of the Property of the Borrower, any Subsidiary Guarantor or any Specified Joint Ventures and their Subsidiaries under the U.S. Bankruptcy Code, as now constituted or hereafter amended or any other Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower any Subsidiary Guarantor or any Specified Joint Ventures and their Subsidiaries or for a substantial part of the Property of the Borrower or any Subsidiary Guarantor or (iii) the winding-up or liquidation of the Borrower, any Subsidiary Guarantor or any Specified Joint Ventures and their Subsidiaries (except, in the case permitted by Section 6.05); and such proceeding or petition shall continue undismissed, unvacated, unbonded or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    any Loan Party or any Specified Joint Venture shall (i) voluntarily commence any proceeding or file any petition seeking relief under the U.S. Bankruptcy Code, as now constituted or hereafter amended, or any other Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner to, any proceeding or the filing of any petition described in Section 7.01(h), (iii) apply for, request or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Specified Joint Venture or for a substantial part of the Property of any Loan Party or any Specified Joint Venture, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(j)    the failure by any Loan Party to pay one or more final judgments against such Loan Party aggregating in excess of $100,000,000 (in each case to the extent not covered by self-insurance, indemnity or third-party insurance as to which the insurer has been notified of such judgment and does not dispute coverage) and, in each case, such judgment is not discharged, paid, vacated, bonded, effectively waived or stayed for a period of sixty (60) consecutive days, or any action shall be legally taken by a judgement creditor to levy upon assets or properties of such Loan Party to enforce any such judgment;
(j)    one or more ERISA Events shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or
(k)    (i) any Loan Document ceases to be, or shall for any reason be asserted in writing by any Loan Party not to be, a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Collateral Document and to extend to the Collateral intended to be encumbered thereby (other than with respect to an immaterial portion of the Collateral) shall cease to be in full force and effect, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or such Collateral Document) in the securities, assets or Properties covered thereby, except to the extent that (A) any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under such Collateral Document or to file UCC continuation statements or (B) any such loss of validity, perfection or priority is the result of any failure by any Secured Party to take any action necessary to secure the validity, perfection or priority of the Liens or (iii) any material portion of the Guarantee of the Obligations shall for any reason other than (A) the occurrence of the Final Maturity Date with respect to each Facility, (B) as expressly permitted hereunder or thereunder (including or as a result of a transaction permitted hereunder) or (C) as a result of acts or omissions by the Administrative Agent, the Collateral Agent or any Lender, in each case, which does not arise from the breach by any Loan Party of its obligations under the Loan Documents cease to be in full force and effect;
then, and in every such event (other than an event with respect to any Loan Party described in Section 7.01(h) or Section 7.01(i)), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (x) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and (y) direct the Collateral Agent to exercise the rights and remedies under the Collateral Documents or at Law or pursuant to the UCC. In any event with respect to any Loan Party described in Section 7.01(h) or Section 7.01(i), the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.
ARTICLE VIII
THE AGENTS
Section 8.01Appointment and Authority.
(a)Each of the Lenders hereby irrevocably appoints Morgan Stanley to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.
(b)Morgan Stanley shall act as the Collateral Agent under the Loan Documents, and each of the Lenders (on behalf of its and its Affiliates, including in its capacity as a potential Secured Swap Agreement Counterparty and a potential Secured Treasury Lender) hereby irrevocably appoints and authorizes Morgan Stanley to act as its agent for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Secured Obligations, together with such powers and discretions as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 8.05 or Section 8.13 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII (including Section 8.12) and Article IX as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents.
(c)Except as provided in Section 8.06, the provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Collateral Agent, any co-agents, sub-agents, attorneys-in-fact or other appointees thereof and the Lenders and the Loan Parties shall not have any rights as a third party beneficiary of any of such provisions.
Section 8.02Rights as a Lender. Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender, and may exercise the same as though it were not an

Agent, and the term “Lender,” “Lenders” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include a Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.
Section 8.03Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent or any of its Affiliates (in their capacity as Affiliates of the applicable Agent and not in any other capacity pursuant to this Agreement), or any of the foregoing’s respective officers, partners, directors, employees or agents:
(a)shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing; it being understood and agreed that the use of the term “agent” (or any other similar term) herein or in any other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied obligations arising under any agency doctrine of any applicable Law, and that such term is used as a matter of market custom; and nothing herein or in any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or of any of the other Loan Documents except as expressly set forth herein or therein;
(b)shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) or, in the case of the Collateral Agent, as directed in writing by the Administrative Agent; provided that, the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided; provided further that, no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(c)shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its branches or Affiliates in any capacity;
(d)shall be liable for any action taken or not taken by it or any of its Affiliates, and each of the foregoing’s respective officers, partners, directors, employees or agents (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 7.01 and Section 9.08) or, in the case of the Collateral Agent, with the consent or at the request of the Administrative Agent or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment;
(e)shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection, maintenance or priority of any Lien purported to be created by any Collateral Document, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent;

(f)shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is received by such Agent from any Loan Party or a Lender;
(g)shall be responsible in respect of any recording, filing, or depositing of this Agreement or any other agreement or instrument, monitoring or filing any financing statement or continuation statement evidencing a security interest, the maintenance of any such recording, filing or depositing or to any re-recording, re-filing or re-depositing of any thereof;
(h)shall be required to (i) qualify in any jurisdiction in which it is not presently qualified to perform its obligations as such Agent, (ii) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or powers, or (iii) otherwise incur any financial liability in the performance of its duties hereunder or the exercise of any of its rights or powers, except for such expense, indemnity or liability, if any, arising out of such Agent’s gross negligence or willful misconduct in the performance of its duties hereunder or under any other Loan Document, as determined in a final and non-appealable judgment of a court of competent jurisdiction; and
(i)shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions or Affiliated Lenders. Without limiting the generality of the foregoing, no Agent shall (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or Affiliated Lender, or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution or Affiliated Lender.
The parties hereto acknowledges that each of the Agents, together with its respective affiliated companies (collectively, the “MS Group”), is a member of a global financial services firm engaged in the securities, investment management, credit services businesses and individual wealth management businesses involving, without limitation, the provision of securities underwriting, hedging, trading, brokerage activities, foreign exchange, commodities and derivatives trading, as well as providing investment banking, financing and financial advisory services. As a result, members of the MS Group and their respective Related Parties may also at any time (i) invest on a principal basis or manage funds that invest on a principal basis, in the loans or debt or equity securities of the Borrower, the other Loan Parties or any other company that may be involved in any of the transactions contemplated herein, or in any currency, commodity or instrument that may be involved in any of the transactions contemplated herein, or in any related derivative instrument, (ii) carry out ordinary course investment and wealth management or brokerage activities for any the Borrower, the other Loan Parties or any other company (or their respective Related Parties) that may be involved in any of the transactions contemplated herein, and (iii) perform various investment banking, commercial banking and financial advisory services for other clients and customers who may have conflicting interests with respect to the Borrower, the other Loan Parties and their respective Related Parties. The parties hereto therefore acknowledge that (i) in the course of such activities and relationships, one or more members of the MS Group, other than each of the Agents performing its duties and responsibilities expressly set forth in this Agreement, may acquire information about the Borrower, the other Loan Parties, their respective Related Parties or other entities and persons which may be the subject of any transaction contemplated hereunder, and (ii) any such member of the MS Group are doing do in their respective capacities (including, without limitation, as investment manager, hedge counterparty, financial advisor, Lender or Joint Lead Arranger), which are separate from and independent of the function and duties of each of the Agents. The Lenders party hereto further acknowledge that no other member of the MS Group (or the Agents to the extent it receives any such information from another member of the MS Group) shall have any obligation to disclose (or any liability for failing to disclose) such information, or the fact that any of them are in possession of such information, to any Lender or to use such information on behalf of any of them.
Section 8.04Reliance by Agents. Any Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an appropriate Person. Any Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by an appropriate Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, any Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Any Agent may consult with legal counsel (who may include counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.05Delegation of Duties. Without in any way limiting Section 8.13, any Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more co-agents, sub-agents and/or attorneys-in-fact appointed by such Agent. Any Agent and any such co-agents, sub-agents and/or attorneys-in-fact may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such co-agents, sub-agents and/or attorneys-in-fact and to the Related Parties of each Agent and any such co-agents, sub-agents and/or attorneys-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents and/or such sub-agent acted at the direction of such Agent in connection with the acts or omissions giving rise to such gross negligence or willful misconduct.
Section 8.06Resignation of the Agents. Any Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor with the consent of the Borrower (not to be unreasonably withheld or delayed) unless an Event of Default has occurred and is continuing, which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States, and having a combined capital and surplus of at least $1,000,000,000. During an Agent Default Period, the Borrower and the Required Lenders may remove the relevant Agent subject to the execution and delivery by the Borrower and the Required Lenders of removal and liability release agreements reasonably satisfactory to the relevant Agent, which removal shall be effective upon the acceptance of appointment by a successor as such Agent. Upon any proposed removal of an Agent during an Agent Default Period, the Required Lenders shall have the right to appoint a successor with the consent of the Borrower (not to be unreasonably withheld or delayed) unless an Event of Default has occurred and is continuing, which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States, and having a combined capital and surplus of at least $1,000,000,000. In the case of the resignation of an Agent, if no such successor shall have been appointed by the Required Lenders and the Borrower as provided for above in this Section 8.06 and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Collateral Agent, the retiring Collateral Agent shall continue to hold such Collateral, as bailee, until such time as a successor Collateral Agent is appointed), (b) except for indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders and the Borrower appoint a successor Agent as provided for above in this Section 8.06 and (c) the Borrower and the Lenders agree that in no event shall the retiring Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the failure of a successor Agent to be appointed and to accept such appointment. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring, retired or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring, retired or removed Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if not already discharged therefrom as provided above in this Section 8.06). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring

Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII (including Section 8.12) and Section 9.05 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.
Section 8.07Non-Reliance on the Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender represents and warrants to the Administrative Agent that (a) the Loan Documents set forth the terms of a commercial lending facility and (b) it is engaged in the making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a part as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of making, acquiring, purchasing or holding any other type of financial instrument such as security. Each Lender also acknowledges and agrees that it will not assert any claim under federal or state securities law or otherwise in contravention of this Section 8.07.
Section 8.08No Other Duties, Etc. Anything herein or in any other Loan Document to the contrary notwithstanding, the Joint Lead Arrangers are named herein for recognition purposes only and shall not have any powers, duties, responsibilities or liabilities under this Agreement or any of the other Loan Documents, except in its capacity, if any, as an Agent or a Lender hereunder; it being understood and agreed that the Joint Lead Arrangers shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents. Without limitation of the foregoing, the Joint Lead Arrangers in their capacity as such shall not, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person. Each party hereto agrees that Joint Lead Arrangers shall be third party beneficiaries of the rights herein set forth applicable to such Person.
Section 8.09Agents May File Proofs of Claim; Credit Bidding.
(a)In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, any Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:
(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due to the Lenders and the Agents under Section 2.09, Section 8.12 and Section 9.05) allowed in such judicial proceeding; and
(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent (or, at the direction of the Administrative Agent, the Collateral Agent) and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent (or, at the direction of the Administrative Agent, the Collateral Agent) any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Agents under this Agreement and the other Loan Documents.
(b)Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize any Agent to vote in respect of the claim of any Lender in any such proceeding.
(c)The Borrower and the Lenders hereby irrevocably authorize the Administrative Agent (or at the direction of the Administrative Agent, the Collateral Agent), based upon the instruction of the Required Lenders, to (i) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the U.S. Bankruptcy Code, including under Section 363 of the U.S. Bankruptcy Code or any similar Laws in any other jurisdictions to which a Loan Party is subject or (ii) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of the Administrative Agent (or at the direction of the Administrative Agent, the Collateral Agent) to credit bid and purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of the Administrative Agent (or at the direction of the Administrative Agent, the Collateral Agent) to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such purchase). Upon request by the Administrative Agent or the Borrower at any time, the Lenders will confirm in writing the Administrative Agent’s (or at the direction of the Administrative Agent, the Collateral Agent’s) authority to release any such Liens on particular types or items of Collateral pursuant to this Section 8.09(c).
Section 8.10Authorization for Certain Releases. With respect to releases and terminations, confirmations and subordinations delivered pursuant to Section 9.18, each Agent and each Lender (on behalf of its and its Affiliates, including in its capacities as a Lender, a potential Secured Swap Agreement Counterparty and a potential Secured Treasury Lender) hereby irrevocably authorizes either or both Agents to enter into such releases and terminations, confirmations and subordinations without further or additional consents being delivered by any Agent, any Lender, any Secured Swap Agreement Counterparty or any Secured Treasury Lender. Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders (and in the case of the Collateral Agent, the Administrative Agent) will confirm in writing each Agent’s authority provided for in the previous sentence. For purposes of this Section 8.10 and Section 8.15, each Lender that is or becomes a Secured Swap Agreement Counterparty or a Secured Treasury Lender is executing this Agreement in its capacity as both or each of a Lender and/or Secured Swap Agreement Counterparty and/or a Secured Treasury Lender.
Section 8.11Secured Swap Agreement Counterparty and Secured Treasury Lender Regarding Collateral Matters.
(a)Except as otherwise expressly set forth in Section 9.08(b), no Secured Swap Agreement Counterparty or Secured Treasury Lender that obtains the benefits of any Collateral Document or any Collateral by virtue of the provisions hereof or of the Collateral Documents shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) unless such Secured Swap Agreement Counterparty or Secured Treasury Lender shall also be a Lender or Agent hereunder and, in such case, only in such Person’s capacity as a Lender or Agent and only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, obligations arising under Secured Swap Agreements or Secured Treasury Services agreements unless the Administrative Agent has received notice of such Secured Swap Agreements or Secured Treasury Services agreements, together with such supporting documentation as the Administrative Agent reasonably requests.
(b)The benefit of the Collateral Documents and the provisions of this Agreement and the other Loan Documents relating to the Collateral shall also extend to, secure and be available on a pro rata basis (as set forth in Section 9.23) to each Secured Swap Agreement Counterparty and Secured Treasury Lender with respect to any obligations of the Borrower arising under such Secured Swap Agreement and Secured Treasury Services agreement until the Obligations (other than contingent indemnification obligations) are paid in full in cash and the Commitments are terminated.
Section 8.12Indemnification. Each Lender severally agrees (a) to reimburse each Agent, on demand, in the amount of its pro rata share (based on its Commitments hereunder (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans)) of any reasonable expenses incurred for the benefit of the Lenders by such Agent, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrower and (b) to indemnify and hold harmless each Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in its capacity as Administrative Agent or Collateral Agent, as applicable, or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower; provided that no Lender shall be liable to any Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Agent or any of its directors, officers, employees or agents.
Section 8.13Appointment of Supplemental Collateral Agents.
(a)This Section 8.13 shall not in any way limit Section 8.05. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations or other institutions to transact business as agent or trustee in such jurisdiction. It is recognized that, in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that the Collateral Agent appoint an additional institution as a separate trustee, co-trustee, collateral agent, collateral sub-agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).
(b)In the event that the Collateral Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either or both the Collateral Agent and/or such Supplemental Collateral Agent, and (ii) the provisions of this Article VIII and of Section 9.05 that refer to the Administrative Agent, the Collateral Agent or the Agents shall inure to the benefit of such Supplemental Collateral Agent and all references therein to the Administrative Agent, the Collateral Agent or the Agents shall be deemed to be references to the Administrative Agent, the Collateral Agent or the Agents and/or such Supplemental Collateral Agent, as the context may require. The Collateral Agent shall not be responsible for the negligence or misconduct of any Supplemental Collateral Agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Collateral Agent acted with gross negligence or willful misconduct in the selection of such Supplemental Collateral Agent and/or such Supplemental Collateral Agent acted at the direction of the Collateral Agent in connection with the acts or omissions giving rise to such gross negligence or willful misconduct.
(c)Should any instrument in writing from any Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent for more fully and certainly vesting in and confirming to it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by Law, shall vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent.
Section 8.14Withholding. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.
Section 8.15Enforcement. The authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties shall be vested in, and all actions and proceedings at law in connection with such enforcement may be instituted and maintained by, the Administrative Agent or the Collateral Agent in accordance with Section 7.01 and the Collateral Documents for the benefit of each Lender (including in its capacities as a Lender, a potential Secured Swap Agreement Counterparty and a Secured Treasury Lender); provided that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or Collateral Agent, as applicable) hereunder and under the other Loan Documents, (b) any Lender from exercising any enforcement rights, including setoff rights in accordance with Section 9.06 (subject to the terms of Section 2.15(c)), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Loan Parties under any Debtor Relief Law; and provided, further, that, if at any time there is no Person acting as the Administrative Agent or the Collateral Agent, as applicable, hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent or the Collateral Agent, as applicable, pursuant to Section 7.01 and the Collateral Documents, as applicable, and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.15(c), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders. For purposes of Section 8.10 and this Section 8.15, each Lender that is or becomes a Secured Swap Agreement Counterparty or a Secured Treasury Lender is executing this Agreement in its capacity as both or each of a Lender and/or Secured Swap Agreement Counterparty and/or a Secured Treasury Lender.
Section 8.16Erroneous Payments.
(a)Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (y) to the extent permitted by applicable Law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.16(a) shall be conclusive, absent manifest error.
(b)Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case of this clause (y), to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such erroneous Payment.
(d)Each party’s obligations under this Section 8.16 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
(e)Notwithstanding anything to the contrary herein or in any other Loan Document, no Loan Party nor any of their respective Affiliates shall have any obligations or liabilities directly or indirectly arising out of this Section 8.16 in respect of any erroneous Payment.
Section 8.17Intercreditor Agreements.
(a)Each Lender (and each Person that becomes a Lender pursuant to Section 2.18, Section 2.22 or Section 9.04) hereby (i) authorizes and directs the Administrative Agent and the Collateral Agent to enter into a Pari Passu Intercreditor Agreement, if applicable, on behalf of such Lender and agrees that the Administrative Agent and the Collateral Agent may take such actions on its behalf as are contemplated by the terms of each Pari Passu Intercreditor Agreement, (ii) authorizes and directs the Administrative Agent and the Collateral Agent to execute a Pari Passu Intercreditor Agreement and the other Loan Documents to which they are or either of them is a party on behalf of such Lender and agrees that the Collateral Agent may take such actions on behalf of such Lender as are contemplated by the terms of each Pari Passu Intercreditor Agreement, and (iii) acknowledges that the Collateral Agent is acting as Collateral Agent for all of the Lenders.
(b)Each Lender (and each Person that becomes a Lender pursuant to Section 2.18, Section 2.22 or Section 9.04) hereby (i) authorizes and directs the Administrative Agent and the Collateral Agent to enter into a Junior Lien Intercreditor Agreement, if applicable, on behalf of such Lender and agrees that the Administrative Agent and the Collateral Agent may take such actions on its behalf as are contemplated by the terms of each Junior Lien Intercreditor Agreement, (ii) authorizes and directs the Administrative Agent and the Collateral Agent to execute a Junior Lien Intercreditor Agreement and the other Loan Documents to which they are or either of them is a party on behalf of such Lender and agrees that the Collateral Agent may take such actions on behalf of such

Lender as are contemplated by the terms of each Junior Lien Intercreditor Agreement and (iii) acknowledges that the Collateral Agent is acting as Collateral Agent for all of the Lenders.
ARTICLE IX
MISCELLANEOUS
Section 9.01Notices.
(a)Except as provided in the following Section 9.01(b), all notices and other communications provided for herein shall be in writing and shall be delivered by hand, overnight service, courier service, mailed by certified or registered mail or sent by facsimile, as set forth on Schedule 9.01.
(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to service of process, or to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, the Collateral Agent and each Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given (i) on the date of receipt if delivered prior to 5:00 p.m., New York City time on a Business Day, on such date by hand, overnight courier service, facsimile or (to the extent permitted by Section 9.01(b)) electronic means or (ii) on the date five (5) Business Days after dispatch by certified or registered mail with respect to both foregoing clauses (i) and (ii), to the extent properly addressed and delivered, sent or mailed to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.
(d)Any party hereto may change its address or facsimile number for notices and other communications hereunder by written notice to the other parties hereto.
Section 9.02Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower and any Subsidiary Guarantor herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Section 2.12, Section 2.14, Section 8.12 and Section 9.05) shall survive the payment in full of the Obligations hereunder and the termination of the Commitments or this Agreement.
Section 9.03Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, any Subsidiary Guarantor and the Agents and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, any Subsidiary Guarantor, the Agents and each Lender and their respective permitted successors and assigns.
Section 9.04Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither the Borrower nor any Subsidiary Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without (x) the transferee(s) having satisfied any applicable “know-your-customer” requirements of the Collateral Agent and (y) the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower or any Subsidiary Guarantor without such satisfaction and consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 9.04(c)), the Lenders, the Agents and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Lenders and the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i) Subject to the conditions set forth in Section 9.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) (other than to a Disqualified Institution) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:
(A)the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed, and such consent to be evidenced by its counter-execution of the relevant Assignment and Assumption); provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and
(B)the Borrower, it being understood and agreed that the investment objectives and/or history of any proposed assignee or its Affiliates shall be a reasonable basis for the Borrower to withhold consent; provided that no consent of the Borrower shall be required for an assignment to (1) a Lender, an Affiliate of a Lender or an Approved Fund (excluding any Affiliates or Approved Funds that are “distressed debt” funds or are otherwise primarily engaged in the making, purchasing, holding or otherwise investing in distressed commercial loans, bonds and other similar extensions of credit) or (2) if Specified Event of Default has occurred and is continuing; provided that, in the case of either of clause (1) or (2), any liability of the Borrower to an assignee under Section 2.12 or Section 2.14 shall be limited to the amount, if any, that would have been payable hereunder by the Borrower in the absence of such assignment; provided, further, that (x) if the Borrower shall fail to respond to a request for consent to an assignment within fifteen (15) Business Days of receipt of such request for consent, the Borrower shall be deemed to have consented and (y) no consent of the Borrower shall be required in connection with the primary syndication of the Loans. The Borrower may withhold its consent to any person that is known by it to be an Affiliate of a Disqualified Institution regardless of whether such person is clearly identifiable as an Affiliate of such person on the basis of such Affiliate’s name.
(ii)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or Loans or contemporaneous assignments to related Approved Funds that equal at least $1,000,000 in the aggregate, the amount of the Commitment and/or Loans, as applicable, of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 and increments of $1,000,000 in excess thereof unless the Borrower and the Administrative Agent otherwise consent (each such consent not to be unreasonably withheld, delayed or conditioned);
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any other administrative information that the Administrative Agent may reasonably request;
(E)except as set forth in Section 9.04(b)(iii), no such assignment shall be made to the Borrower or any of its Affiliates; and
(F)notwithstanding anything to the contrary herein, no such assignment shall be made to (w) a natural person, (x) a Defaulting Agent/Lender or any of its subsidiaries, (y) a Disqualified Institution or (z) any Person that is not a Qualified Purchaser, in each case, without the Borrower’s prior written consent.
(iii)Notwithstanding the foregoing or any consent requirements otherwise set forth in this Section 9.04, but subject to Section 9.04(b)(ii)(F), any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of any Loans as follows to:
(A)an Affiliated Lender or a Non-Debt Fund Affiliate of such Affiliated Lender on a non-pro rata basis through (x) Dutch auctions open to all Lenders on a pro rata basis in accordance with Section 2.07(d) or (y) open market purchases, in each case, subject to the following limitations:
(1)the Affiliated Lender Limitation shall be satisfied after giving effect to any such purchase;
(2)Loans owned or held by such Affiliated Lender or Non-Debt Fund Affiliate of such Affiliated Lender shall in each case be excluded in the determination of any Required Lender consent, act, directive or vote, unless the matter subject to such vote disproportionately and adversely affects such Person in its capacity as a Lender as compared to the other Lenders; and
(3)in no event or circumstance shall such Affiliated Lender or Non-Debt Fund Affiliate of such Affiliated Lender be permitted to attend any “Lender-only” conference calls or meetings or receive any “Lender-only” information, including any information subject to any Agent’s or Lenders’ attorney client privilege (and any such Affiliated Lender and Non-Debt Fund Affiliate agrees not to challenge such attorney client privilege under any circumstances); and
(B)any Loan Party on a non-pro rata basis through (x) Dutch auctions open to all Lenders on a pro rata basis in accordance with Section 2.07(d) or (y) open market purchases, in each case, subject to the following limitations:
(1)no Default or Event of Default shall have occurred and be continuing at the time of acceptance of bids for the Dutch auction or consummation of such purchase, as the case may be;
(2)the principal amount of such Loans, along with all accrued and unpaid interest thereon, assigned to any Loan Party shall be deemed automatically cancelled and extinguished on the date of such assignment; and
(3)the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Loans in the Register.
In connection with any assignment pursuant to Section 9.04(b)(iii)(A), each Lender acknowledges and agrees that, in connection therewith, (x) the Affiliated Lenders, the Parent, the Borrower, any Subsidiary Guarantor, and/or any of their Subsidiaries may have, and later may come into possession of, information regarding the Sponsor, the Parent, the Borrower, any Subsidiary Guarantor, any of their Subsidiaries and/or any of their respective Affiliates not known to such Lender and that may be material to a decision by such Lender to participate in such assignment (the “Excluded Information”), (y) such Lender, independently and, without reliance on any Loan Party, any of their Subsidiaries, any Agent, any other Lender or any of their respective Affiliates, has made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (z) none of the Loan Parties, any of their Subsidiaries, any Agent, any other Lender or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Law, any claims such Lender may have against the Affiliated Lenders, the Parent, the Borrower, any Subsidiary Guarantor, any of their Subsidiaries, any Agent, any other Lender or any of their respective Affiliates, under applicable Laws or otherwise, with respect to the nondisclosure of the Excluded Information.
(iv)Subject to acceptance and recording thereof pursuant to Section 9.04(b)(v), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.12, Section 2.13, Section 2.14 and Section 9.05 with respect to facts and circumstances occurring prior to the effective date of such Assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Agent/Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Agent/Lender). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall not be effective as an assignment hereunder.
(v)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the Commitment of, each Lender, and principal amount of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, any Subsidiary Guarantor, the Parent, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (as to its Commitments only), at any reasonable time and from time to time upon reasonable prior notice.
(vi)The assignor and assignee parties to each assignment shall deliver to, and for the account of, the Administrative Agent a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive or reduce such processing and recordation fee in the case of any assignment. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, any administrative information reasonably requested by the Administrative Agent (unless the assignee shall already be a Lender hereunder), any written consent to such assignment required by this Section 9.04(b), and the processing and recordation fee referred to above (unless waived as set forth above), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)(i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than a natural Person, the Borrower, any of the Borrower’s Affiliates or Subsidiaries, any Subsidiary Guarantor, a Disqualified Institution, any Defaulting Agent/Lender or any of its subsidiaries, or to any other Person that is not a Qualified Purchaser) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, any Subsidiary Guarantor, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to exercise rights under and to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, further, that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.04(a)(i) or clauses (i) through (vi) of the first proviso to Section 9.08(b) that affects such Participant and (y) no other agreement (oral or written) in respect of the foregoing with respect to such Participant may exist between such Lender and such Participant. Subject to clause 9.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits (and subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) of Section 2.12, Section 2.13 and Section 2.14 to the same extent as if it were the Lender from whom it obtained its participation and had acquired its interest by assignment pursuant to Section 9.04(b); provided that such Participant agrees to be subject to the provisions of Section 2.16 as if it were Lender. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.
(ii)A Participant shall not be entitled to receive any greater payment under Section 2.12, Section 2.13 or Section 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed) or to the extent such entitlement to receive a greater payment results from an adoption of or any Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 to the extent such Participant fails to comply with Section 2.14(f) as though it were a Lender.
(d)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and their respective successors and registered assigns and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5 of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Upon the written request of the Borrower, each Lender that has sold a participation shall certify to the Borrower that it has received and retains a copy of each of its Participants’ participant certificate, and shall upon the further request of the Borrower provide a copy thereof to the Borrower.
(e)Any Lender may at any time pledge or assign (other than to any Disqualified Institution or any natural person) a security interest in all or any portion of its rights under this Agreement and its promissory note, if any, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank having jurisdiction over such Lender, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)If any assignment or participation under this Section 9.04 is made to any Disqualified Institution or to any Person that is not a Qualified Purchaser without the Borrower’s prior written consent, then:

(i)the Borrower may (A) terminate any Commitment of such Person and prepay any applicable outstanding Loans at a price equal to the lesser of par and the amount such Person paid to acquire such Loans, without premium, penalty, prepayment fee or breakage and/or (B) require such Person to assign its rights and obligations to one or more eligible assignees pursuant to the terms of this Section 9.04 at the price indicated above (which assignment shall not be subject to any processing and recordation fee);
(ii)no such Person shall receive any information or reporting provided by the Borrower, any other Loan Party, the Administrative Agent or any Lender;
(iii)for purposes of voting, any Loans or Commitments held by such Person shall be deemed not to be outstanding, and such Person shall have no voting or consent rights with respect to “Required Lender” or class votes or consents;
(iv)for purposes of any matter requiring the vote or consent of each Lender affected by any amendment or waiver, such Person shall be deemed to have voted or consented to approve such amendment or waiver if a majority of the affected class so approves;
(v)such Person shall not be entitled to any expense reimbursement or indemnification rights and shall be treated in all other respects as a Defaulting Agent/Lender; and
(vi)the Borrower shall be entitled to seek specific performance to enforce this Section 9.04(f) in addition to injunctive relief (without posting a bond or presenting evidence of irreparable harm) or any other remedies available to the Borrower at law or in equity; it being understood and agreed that the Borrower and its Subsidiaries will suffer irreparable harm if any Lender breaches any obligation under this Section 9.04 as it relates to any assignment, participation or pledge of any Loan or Commitment to any Disqualified Institution,
it being understood and agreed that the foregoing provisions shall only apply to a Disqualified Institution and not to any assignee of such Disqualified Institution that becomes a Lender so long as such assignee is not a Disqualified Institution or an Affiliate thereof.
Notwithstanding anything to the contrary herein, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions or Affiliated Lenders and shall not be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or an Affiliated Lender or have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution or Affiliated Lender. Nothing in this Section 9.04(f) shall be deemed to prejudice any right or remedy that the Borrower may otherwise have at law or equity in connection with any Disqualified Institution.
(g)Each Lender, upon execution and delivery hereof or upon succeeding to an interest in Commitments or Loans, as the case may be, represents and warrants to the Borrower and each other Lender, as of the Closing Date or as of the effective date of the applicable Assignment and Assumption, as applicable, that it is a Qualified Purchaser.
Section 9.05Expenses; Indemnity; Limitation of Liability; Etc.
(a)The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Agents, the Joint Lead Arrangers, the Lenders and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole) in connection with the preparation of this Agreement and the other Loan Documents, (i) the syndication of the Term Facility, (ii) the administration of this Agreement and the other

Loan Documents (including reasonable and documented out-of-pocket expenses incurred in connection with due diligence) and (iii) any amendments, modifications or waivers of the provisions hereof or thereof (including pursuant to any work out or restructuring and whether or not the Transactions hereby contemplated shall be consummated). The Borrower agrees to pay all documented out-of-pocket expenses incurred by the Agents, the Joint Lead Arrangers and their respective Affiliates and of each Lender in connection with the enforcement and protection of their rights in connection with this Agreement and the other Loan Documents and in connection with the Loans made hereunder, including the fees, charges and disbursements of counsel for the Agents and the Joint Lead Arrangers (but limited, with respect to legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional counsel in each applicable jurisdiction to the affected Persons similarly situated taken as a whole); provided that, absent any conflict of interest, (x) the Administrative Agent and the Joint Lead Arrangers shall not be entitled to indemnification for the fees, charges or disbursements of more than one counsel in each jurisdiction and (y) the Collateral Agent shall not be entitled to indemnification for the fees, charges or disbursements of more than one counsel in each jurisdiction.
(b)The Borrower agrees to indemnify the Agents, the Joint Lead Arrangers, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, penalties, claims, damages and liabilities and related expenses, including reasonable and documented counsel fees, charges and disbursements (but limited, with respect to legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional counsel in each applicable jurisdiction to the affected Persons similarly situated taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby or thereby, (ii) any Loan and the use of the proceeds of the Loans, (iii) any Environmental Claim against the Borrower or any of its Subsidiaries or any actual or alleged presence or release of Hazardous Materials on, at, under or from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any liability of the Borrower or any of its Subsidiaries under any Environmental Law related thereto or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not the Loan Parties, their Subsidiaries, any Indemnitee or any other Person initiated or is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, penalties, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment rendered by a court of competent jurisdiction (A) to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or any of such Indemnitee’s Related Parties), (B) to arise from disputes solely among Indemnitees if such dispute (i) does not involve any action or inaction by the Loan Parties or their Subsidiaries and (ii) is not related to any action by an Indemnitee in its capacity as Administrative Agent, Collateral Agent or Joint Lead Arrangers or (C) to have resulted from a material breach by such Indemnitee (or any such Indemnitee’s Related Parties) of its obligations under this Agreement or other Loan Documents as determined by a final, non-appealable judgment rendered by a court of competent jurisdiction. In the event of any of the foregoing, each Indemnitee shall be indemnified whether or not such amounts are caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of any Indemnitee (except to the extent of gross negligence as specified above).
(c)In no event shall the Agents, the Joint Lead Arrangers, each Secured Party and each Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) be liable to the Loan Parties, or shall the Loan Parties (or any of their respective Affiliates or the respective directors, officers, employees, agents and advisors of the Loan Parties or such Affiliates) be liable to any Lender-Related Person, for any consequential, indirect, special or punitive damages; provided, however, that nothing in this sentence shall limit the Borrower’s indemnification obligations set forth in Section 9.05(b). No Lender-Related Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Lender-Related Person through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Lender-Related Person as determined by a court of competent jurisdiction in a final non-appealable judgment.
(d)The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of any Agent, any Joint Lead Arrangers or any Lender. All amounts due under this Section 9.05 shall be payable on written demand accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.
(e)This Section 9.05 shall not apply to Taxes, other than any Taxes that represent losses, claims, damages, etc., arising from non-Tax claims.
Section 9.06Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and any Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or such Affiliate of a Lender to or for the credit or the account of the Borrower or any Subsidiary Guarantor, against any and all obligations of the Borrower or any Subsidiary Guarantor, as applicable, now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Affiliate of a Lender, irrespective of whether or not such Lender or such Affiliate of a Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and each Affiliate of a Secured Party under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Secured Party or such Affiliate of a Secured Party may have. No amounts set off from any Subsidiary Guarantor shall be applied to any Excluded Swap Obligations of such Subsidiary Guarantor.
Section 9.07Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
Section 9.08Waivers; Amendment.
(a)No failure or delay of the Agents or any Lender in exercising any right, power or remedy hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Loan Parties therefrom shall in any event be effective unless the same shall be permitted by Section 9.08(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Loan Parties in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.
(b)Except as provided in Sections 2.18, 2.19 and 2.21 (but without limitation of the proviso immediately below in this clause (b)), neither this Agreement nor any other Loan Document (unless otherwise provided in such Loan Document as of the Closing Date) nor any provision hereof or thereof may be waived, amended or otherwise modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, any Subsidiary Guarantor and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders, or the Collateral Agent with the written consent of the Administrative Agent) and (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Borrower (and the Collateral Agent or the Administrative Agent, as applicable) and consented to by the Required Lenders (or, in the case of the Collateral Agent, consented to by the Administrative Agent); provided that no such agreement shall:
(i)decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on or any amount of interest payable with respect to, any Loan or any reimbursement obligation (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Interest Rate in accordance with Section 2.10(c)), without the prior written consent of each Lender directly and adversely affected thereby;
(ii)increase or extend the Commitment of any Lender or decrease any fees or the amount of any premium payable to any Lender, without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory prepayment or reductions, any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof or the waiver of any other covenant shall not constitute an increase in the Commitments of any Lender);
(iii)extend any date on which payment of interest on any Loan or any Fees or any other payment hereunder is due, without the prior written consent of each Lender directly and adversely affected thereby (other than as a result of a waiver of a required prepayment pursuant to Section 2.08 and other than as a result of waiving the applicability of any post‑default increase in interest rates);
(iv)change (A) the order of application of any amounts from the application thereof set forth in the applicable provisions of Section 2.15(b), Section 2.15(c) or Section 9.23, (B) any provision hereof that establishes the pro rata treatment among the Lenders in a manner that would by such change alter the pro rata sharing or other pro rata treatment of the Lenders or (C) the priority of any Liens among the Secured Parties, without the prior written consent of each Lender adversely affected thereby;
(v)amend or modify the provisions of this Section 9.08 or any requirement of Article IV or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender;
(vi)amend, modify or waive this Agreement (including, without limitation, Section 9.23) or any other Loan Document so as to alter the ratable treatment of Obligations arising under the Loan Documents and Secured Obligations arising under Secured Swap Agreements or Secured Treasury Services agreements or the definition of “Secured Swap Agreement Counterparty,” “Secured Swap Agreement,” “Secured Treasury Lender,” “Secured Treasury Services,” “Secured Obligations” or “Secured Swap Obligations” (as defined in this Agreement or any applicable Loan Document), in each case in a manner adverse to any Secured Swap Agreement Counterparty or Secured Treasury Lender without the written consent of any such Secured Swap Agreement Counterparty or any such Secured Treasury Lender;
(vii)release all or substantially all the Collateral or all or substantially all the Guarantees of the Obligations under any Collateral Document without the prior written consent of each Lender;
(viii)(x) subordinate the Liens securing all or substantially all of the Collateral securing the Obligations or (y) subordinate the Obligations in right of payment, in each case, to any other Indebtedness for borrowed money of a Loan Party which is secured by Liens on a material portion of the Collateral, in each case, without the prior written consent of each Lender adversely affected thereby, other than (A) any Indebtedness with respect to which each then-existing Lender is offered the opportunity (on a ratable basis) to provide such Indebtedness on the same terms and conditions as other persons providing such Indebtedness; provided that, each such then-existing Lender shall have ten (10) days following such offer to consider such opportunity; provided, further, that if any such existing Lender does not accept an offer to provide its pro rata share of such Indebtedness at the end of such ten (10) day period, such existing

Lender shall be deemed to have declined such offer, or (B) any “debtor-in-possession” facility (or similar facility) pursuant to Section 364 of the Bankruptcy Code (or any analogous applicable law); or
(ix)adversely affect the rights or obligations of one Class of Lenders disproportionately to any other Class of Lenders hereunder or under any other Loan Document without the prior written consent of each adversely affected Lender of such affected Class;
provided, further, that no such agreement shall amend, modify or otherwise affect the rights, duties, obligations, protections, privileges, indemnities or immunities of the Administrative Agent, the Collateral Agent or under the other Loan Documents without the prior written consent of such Administrative Agent or Collateral Agent, as applicable. Notwithstanding anything to the contrary herein, the aggregate principal amount of Loans of a Defaulting Agent/Lender shall not be included in determining whether all Lenders, Required Lenders or affected Lenders have taken or may take any action hereunder; provided that (i) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender, which affects such Defaulting Agent/Lender differently than other affected Lenders, shall require the consent of such Defaulting Agent/Lender, (ii) the Loans of such Defaulting Agent/Lender may not be extended without the consent of such Defaulting Agent/Lender and (iii) any amendment that reduces the principal amount of, rate of interest on or extends the final maturity of any Loan made by such Defaulting Agent/Lender, shall require the consent of such Defaulting Agent/Lender. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.
(c)Without the consent of any Lender, the Borrower (or the applicable Loan Parties, as the case may be) and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in or Lien on any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local Law to give effect to, or protect any security interest or Lien for the benefit of the Secured Parties, in any Property or so that the Liens on and security interests therein comply with applicable Law.
(d)Notwithstanding the foregoing, any Loan Document may be amended, modified, supplemented or waived with the written consent of the Administrative Agent (or the Collateral Agent, as the case may be) and the Borrower (or the applicable Loan Parties, as the case may be) without the need to obtain the consent of any Lender if such amendment, modification, supplement or waiver is executed and delivered in order to (i) cure an ambiguity, omission, mistake or defect in such Loan Document, (ii) make administrative and operational changes not adverse to any Lender, (iii) otherwise enhance the rights and benefits of Lenders, (iv) adhere to local Law or the reasonable advice of local counsel, (v) solely to add benefit to one or more existing Facilities, including but not limited to, increase in margin, interest rate floor, prepayment premium, call protection and reestablishment of or increase in amortization schedule, in order to cause any Incremental Facility or Refinancing Facility to be fungible with any existing Facility, (vi) add any financial covenant or other terms for the benefit of all Lenders or any Class of Lenders pursuant to the conditions imposed on the incurrence of any Indebtedness set forth elsewhere in this Agreement, (vii) to implement amendments permitted by the Intercreditor Agreements, this Agreement or the other Collateral Documents that do not by the terms of the Intercreditor Agreements or other Collateral Documents require lender consent, (viii) solely to make the terms of this Agreement or any other Loan Document more restrictive (or less favorable) to the Borrower and the Subsidiary Guarantors (as determined by the Borrower), (ix) to implement a Permitted Change of Control Transaction or (x) to implement amendments in accordance with the definition of Term SOFR, and, in each case of clauses (i) and (ii), such amendment shall become effective without any further action or the consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof; provided that, in connection with this Section 9.08(d), in no event will the Administrative Agent be required to substitute its judgment for the judgment of the Lenders, the Required Lenders, and the Administrative Agent may in all circumstances seek the approval of the Required Lenders, the affected Lenders or all Lenders in connection with any such amendment, modification, supplement or waiver.

(e)Notwithstanding anything to the contrary in this Section 9.08, no Lender consent is required in connection with the execution and delivery by the Collateral Agent of any Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor Agreement or other Intercreditor Agreement or arrangement permitted under this Agreement (or any supplement or amendment thereto, or an amendment and restatement thereof) that is for the purpose of adding (i) the representative for the holders of any Indebtedness permitted under Section 6.01 where such Indebtedness is secured by Liens permitted under Section 6.02 that the Borrower elects to secure on a pari passu basis with the Liens securing the Obligations or (ii) the representative for the holders of any Indebtedness permitted under Section 6.01 where such Indebtedness is secured by Liens permitted under Section 6.02 that the Borrower elects to secure on a junior basis to the Liens securing the Obligations (it being understood that the Borrower may make such other changes to the applicable Intercreditor Agreement (including in connection with any supplement or amendment thereto, or amendment and restatement thereof) as, in the good faith determination of the Borrower, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders (as determined by the Borrower)); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable.
(f)Notwithstanding anything to the contrary in any Loan Document, the Borrower, any Subsidiary Guarantor and the Administrative Agent may enter into any Incremental Amendment in accordance with Section 2.18 and any Extension Amendments in accordance with Section 2.22, and such Incremental Amendments and Extension Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document (but without limitation of the proviso in Section 9.08(b) above). In addition, in connection with the incurrence of any Loans intended to be secured on a pari passu or junior basis in right of priority to the Obligations or intended to be unsecured pursuant to any Incremental Amendment, the Borrower, any Subsidiary Guarantor, the Administrative Agent and/or the Collateral Agent may, without the need to obtain consent of any other Lender (but without limitation of the proviso in Section 9.08(b) above) or Loan Party, make changes to the Loan Documents reasonably satisfactory to the Borrower, the Administrative Agent and/or the Collateral Agent to reflect the status of such Loans.
Section 9.09Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable Law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable Law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.
Section 9.10Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto and, to the extent expressly contemplated hereby, the Indemnitees) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
Section 9.11Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY

HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
Section 9.12Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 9.13Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means, which shall include DocuSign and similar electronic signature platforms and digital copies of a signatory’s manual signature, will for all purposes be treated as the equivalent of delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures, including by DocuSign and similar electronic signature platforms and digital copies of a signatory’s manual signature, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 9.14Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
Section 9.15Jurisdiction; Consent to Service of Process.
(a)Each of the Borrower, any Subsidiary Guarantor, the Agents and the Lenders hereby (i) irrevocably and unconditionally submits, for itself and its Property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, (ii) irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by Law, in such federal court and (iii) consent to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to such Person, at the addresses specified in Section 9.01. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(b)Each of the Borrower, any Subsidiary Guarantor, the Agents and the Lenders hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court sitting in New York County. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
Section 9.16Confidentiality. Each of the Lenders and each of the Agents agrees that it shall maintain in confidence any information relating to the Loan Parties, their Subsidiaries and their respective Affiliates furnished to it by or on behalf of the Loan Parties or such Subsidiary or Affiliate (other than information that (x) has become generally available to the public other than as a result of a disclosure by such party in breach of this Agreement, (y) has been independently developed by such Lender or such Agent without violating this Section 9.16 or (z) was available to such Lender or such Agent from a third party having, to such Person’s actual knowledge, no obligations of confidentiality to the Loan Parties or any of their Subsidiaries or any such Affiliate) and shall not reveal the same other than to its directors, trustees, officers, employees, agents and advisors with a need to know or to any Person that approves or administers the Loans on behalf of such Lender (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (i) to the extent necessary to comply with Law or any legal process or the regulatory (including self-regulatory) or supervisory requirements of any Governmental Authority (including bank examiners), the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (ii) as part of reporting or review procedures to Governmental Authorities (including bank examiners) or the National Association of Insurance Commissioners, (iii) to its parent companies, Affiliates or other Related Parties, counsel, auditors or insurers or any market data collectors or any numbering, administration or settlement service providers to the lending industry (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (iv) to any Joint Lead Arranger, any Agent, any other Lender or any other party of any Loan Document and the Affiliates of each, (v) in connection with the exercise of any remedies under any Loan Document or in order to enforce its rights under any Loan Document in a legal proceeding, (vi) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or on terms at least as restrictive as those set forth in this Section 9.16), (vii) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisors (so long as each such contractual counterparty agrees to be bound by the provisions of this Section 9.16 or on terms at least as restrictive as those set forth in Section 9.16 and each such professional advisor shall have been instructed to keep the same confidential in accordance with this Section 9.16), (viii) with the consent of the Borrower, (ix) on a confidential basis to (x) any rating agency in connection with rating the Borrower or its Subsidiaries or this Agreement or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement or (x) to any actual or potential credit provider, investor, or other entity in connection with a financing or securitization or proposed financing or securitization of all or a part of any amounts payable to or for the benefit of any Lender or its Affiliates under the Loan Documents (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or on terms at least as restrictive as those set forth in this Section 9.16). If a Lender or an Agent is requested or required to disclose any such information (other than to its bank examiners and similar regulators, or to internal or external auditors) pursuant to or as required by Law or legal process or subpoena, then, to the extent reasonably practicable as permitted by Law, it shall give prompt notice thereof to the Borrower so that the Borrower may seek an appropriate protective order and such Lender or Agent will cooperate, at the Borrower’s expense, with the reasonable requests of the Borrower in seeking such protective order. Notwithstanding anything to the contrary herein, in no event shall any disclosure of confidential information be made to a Disqualified Institution. For the avoidance of doubt, nothing in this Section 9.16 shall prohibit any Person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.16 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.
Section 9.17Communications.
(a)Delivery.
(i)The Borrower and any Subsidiary Guarantor hereby agree that it will use all reasonable efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to 5:00 p.m.,

New York City time on the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at the address referenced in Schedule 9.01. Nothing in this Section 9.17 shall prejudice the right of the Agents, the Joint Lead Arrangers, the Lenders or the Loan Parties to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.
(ii)Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.
(b)Posting. The Borrower and any Subsidiary Guarantor further agree that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Borrower and any Subsidiary Guarantor hereby acknowledge that (i) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its Affiliates or their respective securities for purposes of United States federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC” to the extent the Borrower determines that such Borrower Materials contain material non-public information with respect to the Borrower or its Affiliates or their respective securities for purposes of United States federal and state securities laws; provided, however, that the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents, (2) any notification of changes in the terms of the Commitments and/or the Loans and (3) the financial statements and certificates furnished by the Borrower to the Administrative Agent pursuant to Section 5.04(a), Section 5.04(b) and Section 5.04(c).
(c)Platform. The Platform is provided “as is” and “as available.” The Agent Parties do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent, the Collateral Agent or any of its or their Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative

Agent’s or the Collateral Agent’s transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.
Section 9.18Release of Liens and Guarantees.
(a)In the event that the Loan Parties dispose of all or any portion of its assets or Property (including the Equity Interests of any of its Subsidiaries) to another Person that is not a Loan Party in a transaction permitted by the Loan Documents or in the event any assets or Property of the Loan Parties constitutes or becomes Excluded Property, then the Administrative Agent and the Collateral Agent, upon receipt of a certificate from a Responsible Officer of the Borrower, certifying that such termination or release is authorized and permitted under this Agreement and the other Loan Documents, shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Loan Parties and at such Persons’ sole cost and expense to release any Liens created by any Loan Document in respect of such Equity Interests or assets or Property that are the subject of such disposition or to evidence that the Liens created by the Loan Documents do not extend to such Excluded Property. Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, assets or Property shall no longer be deemed to be made once such Equity Interests, assets or Property are so Disposed of.
(b)When all the Obligations (other than contingent indemnification obligations) are paid in full in cash and the Commitments are terminated, each Collateral Document and Liens thereunder shall automatically terminate, and the Loan Parties shall automatically be released from their respective obligations thereunder and the security interests in the Collateral granted by the Loan Parties shall automatically be released. At such time, the Administrative Agent and the Collateral Agent, upon receipt of written notice from the Administrative Agent confirming that all such Obligations have been satisfied, agree to take such actions as are reasonably requested by the Loan Parties at such Persons’ expense to evidence and effectuate such termination and release of Liens and security interests created by the Loan Documents. In addition, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Loan Parties and at such Persons’ sole cost and expense to confirm the exclusion of any Excluded Property from the Collateral.
(c)Authorizations for each release and termination specified in this Section 9.18 shall be required only to the extent required by Section 8.10.
(d)Notwithstanding anything herein or in any Loan Document to the contrary, if any Subsidiary Guarantor ceases to be a wholly-owned Subsidiary, such Subsidiary shall not be released from its Guarantee unless such transaction is a bona fide transaction with an unaffiliated third party for fair market value and for a bona fide business purpose (it being understood that this clause (d) shall not limit the release of any Subsidiary Guarantor that otherwise qualifies as an Excluded Subsidiary for reasons other than not being a wholly-owned Subsidiary).
Section 9.19U.S.A. PATRIOT Act and Similar Legislation. Each Agent and each Lender hereby notifies the Borrower and any Subsidiary Guarantor that, pursuant to the requirements of the U.S.A. PATRIOT Act, the Beneficial Ownership Regulation and similar legislation, as applicable, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of such Person and other information that will allow the Agents and the Lenders to identify such Person in accordance with such legislation. The Borrower and any Subsidiary Guarantor agrees to furnish (or cause to be furnished) such information promptly upon request of a Lender or Agent. Each Agent and each Lender shall be responsible for satisfying its own requirements in respect of obtaining all such information.
Section 9.20Judgment. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first mentioned currency with such other currency at the Administrative Agent’s office on the Business Day preceding that on which final judgment is given.

Section 9.21Pledge and Guarantee Restrictions. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary (including any provision that would otherwise apply notwithstanding other provisions or that is the beneficiary of other overriding language):
(a)    no Excluded Property shall constitute Collateral; and
(b)    no grant of a Lien by any Person shall be required to the extent that such grant or such provision would, in the reasonable determination of the Lenders, result in the contravention of applicable Law, unless such applicable Law would be rendered ineffective with respect to the creation of such Lien or security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions); provided that this Section 9.21 shall not prohibit the grant of a Lien or a provision of a guarantee at such time as the legal prohibition shall no longer be applicable and to the extent severable (which Lien shall attach immediately to any portion not subject to the prohibitions specified above).
The parties hereto agree that any pledge, guarantee or security or similar interest made or granted in contravention of this Section 9.21 shall be void ab initio, but only to the extent of such contravention.
Section 9.22No Fiduciary Duty. Each Agent, each Joint Lead Arranger, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”), may have economic interests that conflict with those of the Loan Parties. The Borrower and any Subsidiary Guarantor hereby agrees that subject to applicable Law, nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Agents, the Joint Lead Arrangers, the Lender Parties and the Loan Parties, or their equity holders or Affiliates. The Borrower and any Subsidiary Guarantor hereby acknowledges and agrees that (a) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Loan Parties, on the other, (b) in connection therewith and with the process leading to such transaction none of the Lender Parties is acting as the agent or fiduciary of the Loan Parties, their management, equity holders, creditors or any other Person, (c) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its Affiliates has advised or is currently advising any Loan Party on other matters) or any other obligation to the Loan Parties except the obligations expressly set forth in the Loan Documents, (d) the Borrower and any Subsidiary Guarantor has consulted its own legal and financial advisors to the extent it has deemed appropriate and (e) the Lender Parties may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates and no Lender has an obligation to disclose any such interests to the Borrower or its Affiliates. The Borrower and any Subsidiary Guarantor further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.
Section 9.23Application of Funds. After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable), any amounts received by the Administrative Agent from the Collateral Agent pursuant to the Collateral Documents and any other amounts received by the Administrative Agent, the Collateral Agent or any other Lender on account of the Obligations or the Secured Obligations shall be applied by such Agent (and after application in accordance with clause (a) below, by the Administrative Agent) in the following order:
(a)    First, to payment of that portion of the Obligations constituting Fees, indemnities, expenses and other amounts (other than principal and interest but including Fees, charges and disbursements of counsel to the Joint Lead Arrangers, the Administrative Agent and the Collateral Agent) payable to the Administrative Agent and the Collateral Agent in their respective capacities as such;
(b)    Second, to payment of that portion of the Obligations constituting Fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Fees, charges and disbursements of counsel to the respective Lenders) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

(c)    Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and ordinary course settlement payments under any Secured Swap Agreement and any Secured Treasury Services agreement, ratably among the Lenders, Secured Swap Agreement Counterparties and Secured Treasury Lenders in proportion to the respective amounts described in this clause Third payable to them;
(d)    Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, premium, if any, payments for early termination (and any other unpaid amount then due and owing under any Secured Swap Agreement or any Secured Treasury Services agreement) owed to a Person that is a Secured Swap Agreement Counterparty and Secured Treasury Lender, ratably among the Lenders, the Secured Swap Agreement Counterparties and the Secured Treasury Lenders;
(e)    Fifth, to the payment of all other unpaid Secured Obligations and all other Indebtedness, obligations and liabilities of the Loan Parties secured by the Collateral Documents, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth payable to them; and
(f)    Last, the balance, if any, after all of the Secured Obligations (other than contingent indemnification obligations) have been paid in full, to the Borrower or as otherwise required by Law.
The Administrative Agent, the Collateral Agent and each other Lender expressly acknowledges that this Section 9.23 constitutes a “subordination agreement” under Section 510(a) of the U.S. Bankruptcy Code and this Section 9.23 shall be effective before, during and after the commencement of any proceeding under any Debtor Relief Law. Notwithstanding the foregoing, Secured Obligations arising under Secured Swap Agreements and Secured Treasury Services (other than any such Secured Obligations owing to Morgan Stanley or an Affiliate thereof) shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Secured Swap Agreement Counterparty or Secured Treasury Lender. Each Secured Swap Agreement Counterparty and Secured Treasury Lender not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article VIII hereof for itself and its Affiliates as if a “Lender” party hereto.
Notwithstanding the foregoing, no amounts received from any Loan Party shall be applied to any Excluded Swap Obligations of such Loan Party.
Section 9.24Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 9.25Scope of Liability.
(a)Notwithstanding anything to the contrary in this Agreement, any other Loan Document or any other document, certificate or instrument executed by any Person pursuant hereto or thereto, none of the Secured Parties shall have any claims with respect to the transactions contemplated by the Loan Documents against any present or future holder (whether direct or indirect) of any Equity Interests of the Loan Parties or any of their respective Affiliates (other than the Loan Parties, in each case as provided in the Collateral Documents), shareholders, officers, directors, members, managers, partners, employees, representatives, controlling persons, executives or agents (collectively, the “Non-Recourse Persons”), such claims against such Non-Recourse Persons (including as may arise by operation of Law) being expressly waived hereby; provided that the foregoing provision of this Section 9.25 shall not (a) constitute a waiver, release or discharge (or otherwise impair the enforceability) of any of the Obligations, or of any of the terms, covenants, conditions, or provisions of this Agreement or any other Loan Document and the same shall continue (but without personal liability of the Non-Recourse Persons) until fully paid, discharged, observed or performed, (b) constitute a waiver, release or discharge of any Lien or security interest purported to be created pursuant to the Collateral Documents (or otherwise impair the ability of any Secured Party to realize or foreclose upon any Collateral), (c) limit or restrict the right of any Agent or any other Secured Party (or any assignee, beneficiary or successor to any of them) to name the Loan Parties or any other Person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to any Loan Document, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Person, (d) in any way limit or restrict any right or remedy of any Agent or any other Secured Party (or any assignee or beneficiary thereof or successor thereto) with respect to, and each of the Non-Recourse Persons shall remain fully liable to the extent that it would otherwise be liable for its own actions with respect to, any fraud, willful misrepresentation, or misappropriation of revenues, profits or proceeds from or of any Collateral that should or would have been paid as provided herein or paid or delivered to any Agent or any other Secured Party (or any assignee or beneficiary thereof or successor thereto) towards any payment required under any Loan Document or (e) affect or diminish in any way or constitute a waiver, release or discharge of any obligation, covenant, or agreement made by any of the Non-Recourse Persons (or any security granted by the Non-Recourse Persons in support of the obligations of any Person) under or in connection with any Loan Document (or as security for the Secured Obligations). The limitations on recourse and other provisions set forth in this Section 9.25 shall survive the payment in full of all Obligations and Secured Obligations and the termination of all Commitments.
Section 9.26Certain Lender Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender hereto and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Loan Party or any other Lender, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement;
(ii)the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE

90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and (k) of Section I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Section I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Loan Party or any other Lender, that none of the Administrative Agent, the Joint Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(c)Each Lender (x) represents and warrants, as of the date such Person became a Lender, and (y) covenants, from the date such Person became a Lender to the date such Person ceases being a Lender, for the benefit of the Agents and their respective Affiliates, in each case of (x) and (y) that:
(i)such Lender either (A) does not, in the ordinary course of business, extend or maintain credit secured, directly or indirectly, by any Margin Stock and/or (B) has complied with all of its obligations under Regulation U in connection with the Transactions; and
(ii)(A) such Lender’s Commitment and agreements hereunder are based on its own independent credit analysis of the Borrower, any Subsidiary Guarantor and their Subsidiaries, without reliance upon the Agents, the Joint Lead Arrangers or any of their respective Affiliates, and based solely on the financial statements of the Borrower, any Subsidiary Guarantor and their Affiliates and such other documents and information provided by the Borrower and any Subsidiary Guarantor as such Lender may deem appropriate and (B) such Lender has not relied upon any information (written or oral) supplied by or on behalf of the Agents, the Joint Lead Arrangers or any of their respective affiliates in making the decision to enter into this Agreement.
Section 9.27Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution

Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.
(b)In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.
Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Agent/Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ACI ROVER PARENT, LLC,
as Borrower

By:	/s/ Noah Ehrenpries
Name:	Noah Ehrenpries
Title:	Vice President & Secretary

ACI ROVER, LLC,
as a Subsidiary Guarantor

By:	/s/ Noah Ehrenpries
Name:	Noah Ehrenpries
Title:	Vice President & Secretary

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and Collateral Agent

By:	/s/ Jennifer DeFazio
Name:	Jennifer DeFazio
Title:	Authorized Signatory

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Rand Lewis
Name:	Rand Lewis
Title:	Authorized Signatory